As filed with the Securities and Exchange Commission on August 4, 2014
 Registration No. 333-196225

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No.1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOURCE FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6153	80-0142655
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Level 6/97 Pacific Highway
North Sydney NSW 2060
Australia
+61 2 8907-2500
  (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hugh Evans
Chief Executive Officer
Level6/97 Pacific Highway
North Sydney NSW 2060
Australia
+61 2 8907-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent J. McGill, Esq. Eaton & Van Winkle LLP 3 Park Avenue, 16th floor New York, New York 10016 Telephone: (212) 779-9910 Facsimile: (212) 779-9928	Peder K. Davisson, Esq. Davisson & Associates, PA 4124 Quebec Ave N #306 Minneapolis, MN 55427 Telephone: (763) 355-5678 Facsimile: (763) 355-5769

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Shares of Common Stock par value $.001 per share(1)(5)	4,600,000	$6.00	$27,600,000	$3,554.88
Underwriter’s warrant (3) Shares of common stock underlying underwriter's warrant (4)(5)	92,000	$7.20	$662,400	85.32
Total(6):				$3,640.20

(1)	Includes 600,000 shares of common stock which may be issued upon exercise of a 60-day option granted to the underwriter to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) under the Securities Act of 1933, as amended.

(3) (4) (5)
No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

Represents 2% of the shares of common stock to be sold in this offering.

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 4, 2014.

PROSPECTUS

4,000,000 Shares

Source Financial, Inc.

 Common Stock

We are offering 4,000,000 shares of our common stock in this firm commitment underwritten offering.   We expect that the public offering price will be between $5.00 and $6.00 per share of common stock.

Our common stock is presently quoted on the OTCQB (the “OTCQB”) under the symbol “SRCF”.  On August 1, 2014, the last reported sale price of our common stock on the OTCQB was $0.82 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 9 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Total (1)
Public offering price	$5.50	(2)	$22,000,000
Underwriting discount(3)	$0.385		$1,540,000
Proceeds before expenses, to us (4)	$5.115		$20,460,000

(1)
Does not include an additional 600,000 shares that the underwriter has the right to purchase from us at the public offering price for 60 days after the date of this Prospectus to cover over-allotments, if any. See “Underwriting.”

(2)	Represents the midpoint between $5.00 and $6.00, the estimated range of the per share offering price.
(3)
We have agreed to pay the underwriter a fee equal to 7% of the gross proceeds of this offering, plus a non-accountable expense allowance of 1% of the gross proceeds of the offering.  In addition, we have agreed to grant to the underwriter for nominal consideration a warrant to purchase shares of our common stock equal in number to 2% of the number of shares sold in this offering. See "Underwriting" on page 67 for a description of the compensation payable to the underwriter.

(4)
The estimated expenses of this offering are $720,000. We estimate that the net proceeds to us from the sale of our common stock in this offering will be $19,740,000 (or $22,809,000 if the underwriter exercises in full its option to purchase additional shares), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The shares will be ready for delivery on                    , 2014.

Wellington Shields & Co. LLC

The date of this prospectus is _______, 2014.

You should rely only on the information contained in this prospectus. We are responsible for such information. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

About this Prospectus

On June 30, 2013, Source Financial, Inc. acquired all of the outstanding shares of Moneytech Limited, an Australian company (“Moneytech”), in exchange for the issuance of 5,300,000 shares of common stock of Source Financial, Inc.  pursuant to a Share Exchange Agreement described in this Prospectus (the “Moneytech Acquisition”).  The 5,300,000 shares represented in excess of 50% of the then outstanding shares of Source Financial on a fully diluted basis.  For accounting purposes, the Moneytech Acquisition was treated as a recapitalization effected by a share exchange, whereby Moneytech is considered the acquirer for accounting and financial reporting purposes and the financial statements presented herein for periods prior to the date of the consummation of the Moneytech Acquisition are those of Moneytech. The assets and liabilities of Source Financial have been brought forward at their book value and no goodwill has been recognized. Unless we state otherwise or the context otherwise requires, references in this prospectus to “Source,” “we,” “our,” “us,” and the “Company” for all periods after the Moneytech Acquisition refer to Source Financial, Inc. and its consolidated subsidiaries after giving effect to the Moneytech Acquisition. For all periods before the completion of the Moneytech Acquisition, these terms refer to Moneytech and its consolidated subsidiaries, unless the context requires otherwise.

Unless otherwise indicated, the information presented in this prospectus assumes (i) a public offering price of $5.50 per share, which represents the midpoint of the range set forth on the cover page of this prospectus, and (ii) that the underwriters’ over-allotment option is not exercised.

USE OF CERTAIN DEFINED TERMS

Except where the context otherwise requires and for the purposes of this prospectus only:

●	“AUD” or AU Dollar” refer to the legal currency of Australia;

●
“Source,” the “Company,” “we,” “us,” and “our” refer to the combined businesses of Source Financial, Inc., a Delaware corporation, and its subsidiaries, Moneytech Limited, an Australian company (“Moneytech”) and its subsidiaries. For all periods prior to June 30, 2013, the date of the Moneytech Acquisition, these terms refer to Moneytech and its consolidated subsidiaries, unless the context requires otherwise;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“SEC” refers to the Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Series B Shares” refers to the Company’s Series B Preferred Stock; and

●	“U.S. dollars,” “dollars”, “USD” and “$” refer to the legal currency of the United States.

All share and per share information in this prospectus give effect to a 1-for 100 reverse stock split of our common stock that became effective on March 21, 2013.

This prospectus contains translations of AU dollar amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from AU Dollars to U.S. dollars and from U.S. dollars to AU dollars in this report were made at a rate of U.S. $0.9275 to AU dollar 1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2014. We make no representation that any AU dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or AU dollars, as the case may be, at any particular rate, at the rates stated below, or at all.  On July 25, 2014, the exchange rate was U.S. $0.9404 to AU dollar 1.00.

SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of common stock. You should read this entire prospectus carefully, particularly the section entitled “Risk Factors” immediately following this summary, the historical financial statements, and the related notes thereto and management’s discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our common stock.  All share and per share information presented in this Prospectus give effect to a 1-for100 reverse split of our common stock effected on March 21, 2013.

Company Overview

We provide commercial asset based lending, including accounts receivable and trade financing and other financial services, to small to medium sized businesses and individuals in Australia through Moneytech and its subsidiaries, with a focus on utilizing leading edge technology to deliver these services.

Moneytech commenced operations in 2003 as an Australian based, technology driven, commercial finance company. Moneytech has an AUD$50 million securitized wholesale debt facility (the “Wholesale Facility,” “Receivables Purchase Agreement” or “RPA”) with the structured finance division of Westpac Banking Corporation (“Westpac”), one of the four leading Australian banks.  Moneytech uses the Wholesale Facility to offer asset based, trade finance or accounts receivable finance and working capital solutions to small and medium enterprises (‘SME’s’) throughout Australia.   Moneytech has built a portfolio of more than 5,000 high-quality business customers with its existing range of financing solutions and has experienced strong organic growth since inception.

To distinguish itself from traditional asset based lenders, and to manage and facilitate the advance of money to its customers, Moneytech has developed, operates and maintains its own real time core money transfer platform called The Moneytech Exchange. The Moneytech Exchange stores and tracks every invoice and payment entered into the system and automatically communicates with the major Australian banks to settle thousands of transactions per day, in real time. The Moneytech Exchange is fully automated, real time and online. Human intervention only occurs to manage exceptions and provide necessary transaction approvals or authorizations. The Moneytech Exchange provides significant benefits over traditional non-technology based systems such as:

●	Simple, secure two factor authenticated login to initiate transactions through the web;

●	Automatic processing up to pre-approved limits;

●	Same day settlement for all transactions;

●	Real-time reporting for all parties to each transaction, allowing for easy record keeping, reconciliation and auditing; and

●	Parameters can be assigned to each transaction to vary the cost, settlement timeframe and interest rate, depending on the industry, product, payment terms or any other criteria.

Moneytech has invested approximately AUD$10 million developing this banking platform technology, including approximately AUD$1,161,344 and AUD$873,685 in the fiscal years ended June 30, 2013 and 2012, respectively, and continues to invest in research and development to expand and improve its technology and product suite to maintain and further its competitive position.

For the fiscal years ended June 30, 2013 and 2012 and the nine months ended March 31, 2014, receivables financing  accounted for approximately 87%, 85% and  89%, respectively, of total revenue, and payment services  accounted for approximately 11%, 11% and 8%, respectively, of total revenue.

A portion of the net proceeds of this offering will be used to expand Moneytech’s asset based credit solutions operations in Australia through a combination of organic growth and strategic acquisitions. With the addition of growth capital, Moneytech will seek to accelerate its growth by expanding its customer base, decreasing its cost of funds and achieving a greater degree of autonomy over its credit policies. We also are considering introducing Moneytech’s operations into the United States, most likely through a strategic acquisition.  As of the date of this prospectus, we do not have any understandings, commitments or agreements with respect to any acquisitions.

Moneytech is an Australian Financial Services License (“AFSL”) holder and BPAY (bill pay) Authorized PIM (“Payment Institution Member”).  As a BPAY PIM Moneytech is authorized by BPAY, Australia’s leading bill payment service accepted by all the major Australian banks, to manage stored value accounts for BPAY customers.

Business Strategy

In Australia, the banking environment is dominated by the “Big Four” Australian banks — Commonwealth Bank of Australia (CBA), National Australia Bank (NAB), Australia and New Zealand Banking Group (ANZ) and Westpac.  This oligopoly has resulted in a particularly risk averse and high priced lending environment, and many viable Australian business are limited in both their access to capital and their options for obtaining business loans.  The SME space is especially under-serviced in this regard.  This represents an opportunity for non-bank lenders, such as Moneytech, to target both high growth and established Small to Medium Enterprises with unique financial solutions, including Confirmed Capital and Credit Express.

Moneytech believes it is in a strong position to capitalize on this opportunity, as:

1.
Moneytech’s product offerings (particularly Confirmed Capital and Credit Express) are unique and market leading in that they can finance up to 100% of the value of an individual invoice and track the details of each transaction in real time utilizing Moneytech’s proprietary Moneytech Exchange system.

2.
Moneytech’s small size relative to the “Big Four” allows it to be more agile, responding to and developing opportunities which the Australian banks are either unwilling or unable to develop or are too slow to respond to.

3.	Moneytech has a full suite of financial products, both transactional and lending, all operated through the Moneytech Exchange, affording it a competitive advantage over similar non-bank lenders.
4.
Moneytech has an ongoing and historic entrepreneurial spirit with a customer focus, aiming to creatively and profitably satisfy customer needs and exceed customer expectations in the delivery of financial products.

We intend to capitalize on our opportunities in the Australian market by initiating a marketing campaign to increase the number of customers served by Moneytech. As a first step in this effort, we have engaged a business development officer to develop a marketing program and establish the relationships necessary to cross sell our services. Any significant increase in the number of customers served and the volume of loans provided by us will require that we increase the credit facility we rely upon to service our customers. If we are successful in obtaining financing to finance expansion of our business in Australia, we will seek to increase our Wholesale Facility with Westpac or find another lender which will provide us with the credit necessary to expand our business at lower costs. We cannot assure you that we will be successful in increasing our Wholesale Facility, that we will be able to find another lender that will provide the necessary credit increase or that any increase will be on terms that will allow the expansion of our business to be profitable.

A number of our Australian customers regularly purchase goods from or supply goods to U.S. based counterparties or otherwise engage in dollar denominated transactions.  To enable us to serve the needs of these customers without the exchange rate risk associated with AUD, we intend to seek to obtain a loan facility denominated in U.S. dollars from a U.S. institutional lender.

In addition to expanding our asset based lending business in Australia, we are actively developing a money transfer business in Australia. The Moneytech Exchange, developed to facilitate the movement and tracking of funds in connection with our debtor and trade finance facilities, provides us with a platform to conduct financial transactions and disburse funds to and from multiple parties in real time. We are currently working with HUBBED, a product and service aggregator, to establish kiosks in the storefronts of Australian news agents, bringing in-store, online and mobile solutions for new financial products and services to be promoted through the news agents in Australia. Moneytech has already installed kiosks in approximately 250 news agent and other locations. Additionally, over 150 pharmacies access the system electronically every day.

While seeking to grow our businesses organically in Australia, we will also attempt to identify and acquire one or more asset based lenders in Australia and the United States.  Management believes that an acquisition in the U.S. would accelerate our efforts to enter the U.S. market and provide us with a management team with knowledge of the U.S. market.  An acquisition of a traditional asset based lender in either Australia or the U.S. should allow us to upgrade the services such lender provides to its customers, although we cannot assure you that such acquisition will result in upgrading the services furnished to such lender’s customers.  If we enter the U.S. market, we intend to aggressively market our asset based lending products and money transfer solutions targeted at businesses while we commence a marketing and advertising campaign for our money transfer products aimed at the consumer market in an effort to attract a large base of individual users, particularly those in the unbanked community. As of the date of this Prospectus, we do not have any understandings, commitments or agreements with respect to any acquisitions.

Moneytech’s Markets

Moneytech operates in the commercial financial services market in Australia, targeting small to medium businesses (revenues between $1 million and $100 million) for their asset based lending solutions (including trade and accounts receivable finance) generally seeking loans of up to $5 million.  Any business involved in the provision of products or services to other businesses which requires funds to grow or that is not satisfied with its existing finance provider is a candidate for a Moneytech financial solution.  Inasmuch as Moneytech’s services are generally provided to smaller businesses which are not eligible for loans from larger, established lenders, its customers are more likely to default than larger, more established borrowers. Businesses sourcing their products overseas for resale to business in Australia are a particularly good fit, as Moneytech is able to assist them with the payment of their overseas supplier, the hedging and conversion of a foreign currency, and the conversion of their receivables into cash. When doing business with such customers, although Moneytech may provide foreign exchange services, it does not assume the foreign exchange risk.  If a client wishes to pay Moneytech n a currency other than the one provided by Moneytech, the client will be required to enter a currency hedge for the protection of Moneytech.

Moneytech believes that the number of potential customers for its financial services will increase as banks and other financial institutions in Australia raise the minimum size of the loans they are willing to make and the categories of eligible potential borrowers.

The following chart reflects our organizational structure:

Our principal executive offices are located at Level 6/97 Pacific Highway, North Sydney NSW 2060, Australia, and our telephone number is +61 2 8907-2500. Our Internet address is www.sourcefinancial.com. Information on, or accessible through, our website is not part of this Prospectus.

Summary of Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy and grow our business also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks include the following:

Adverse economic conditions in Australia, the United States and worldwide may negatively impact our results.

Our business could be negatively impacted if our access to funding is reduced.

We purchase accounts receivable primarily from and make purchase order advances primarily to small to medium companies, which present a greater risk of loss than purchasing accounts receivable from and making purchase order advances to larger companies.

Our allowance for loan losses and impairments may prove to be insufficient to absorb losses inherent in our portfolio.

Our growth strategies require significant capital investments and may require us to seek external financing, which may not be available on terms favorable to us.

Loss of our management and other key personnel, particularly Hugh Evans, our President and Chief Executive Officer, or an inability to attract such management and other key personnel, could negatively impact our business.

If our business in Australia were to become subject to more extensive regulation under Australian law, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

If we are  found to be subject to or in violation of any laws or regulations, including those in Australia, the United States and other jurisdictions governing money transmission, electronic funds transfers, money laundering, terrorist financing, sanctions, consumer protection, banking and lending, we could be subject to liability and may be forced to change our business practices.

Since our principal assets are located in Australia, and most of our officers and directors are not residents of the United States, it may be difficult or impossible for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the securities laws or otherwise, or to enforce any judgments rendered against us or our officers and/or directors.

Before you participate in this offering, you should carefully consider all of the information in this prospectus, including matters set forth under the section entitled “Risk Factors.”

The Offering

Issuer	Source Financial, Inc.

Common stock offered	4,000,000 shares of common stock.

Over-allotment option	600,000 shares of common stock.

Common stock outstanding prior to the Offering	8,180,632 shares of common stock.

Common stock to be outstanding after the Offering	12,180,632 shares of common stock.

Use of proceeds
Assuming a public offering price of $5.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $19,740,000 (or $22,809,000 if the underwriter exercises in full its option to purchase additional shares of common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use our net proceeds from this offering to increase our Wholesale Facility in Australia ($2,000,000); to develop our money transfer, foreign exchange and bill pay services in Australia ($3,000,000); and if we decide to enter the United States market, to establish an office in the United States and expand operations into the United States ($2,000,000); for reserves to establish a Wholesale Facility in the United States ($5,000,000); to design, develop and implement a 360 Foreign Exchange platform ($1,000,000) and a Moneytech Exchange platform ($500,000) in the United States; to  design, develop and implement compliance programs ($500,000); and for working capital and general corporate purposes ($5,740,000), including complementary acquisitions in Australia, and if we enter the United States market, in the United States. As of the date of this prospectus, we do not have any understandings, commitments or agreements with respect to any acquisitions. The amount and timing of any expenditure will vary depending on the amount of cash generated by our operations, the market acceptance of any of our product and service offerings, and the rate of growth, if any, of our various lines of business, as well as on whether, how and when we enter the U.S. market for the provision of finance and money transfer services. Accordingly, our management will have significant discretion in the allocation of net proceeds from this offering. See “Use of Proceeds.”

Listing	Our common stock is quoted on the OTCQB under the symbol SRCF. See “Market for Our Common Stock.”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 9 for a discussion of some of the factors you should consider before buying our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 8,180,632 shares of our common stock outstanding as of June 30, 2014, and excludes:

●	350,000 shares issuable upon exercise of stock options outstanding as of June 30, 2014, at a weighted-average exercise price of approximately $2.09 per share;

●	2,150,000 shares reserved for issuance under our 2013 Omnibus Incentive Plan;

●	up to 600,000 shares which the underwriter may purchase upon exercise of its option to purchase additional shares to cover over-allotments, if any; and

●
92,000 shares issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, at an exercise price per share equal to 120% of the public offering price, as described in the “Underwriting” section of this prospectus.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of the outstanding options or the warrants to be issued to the underwriter described above; and

●	no exercise by the underwriter of its option to purchase additional shares to cover over-allotments, if any.

Summary Historical Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with, and are qualified by reference to, “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The summary consolidated statement operations data for the years ended June 30, 2013 and 2012 and the summary consolidated balance sheet data at June 30, 2013 and 2012 has been derived from, and is qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto.  The summary consolidated statement of operations data for the nine months ended March 31, 2014 and 2013 and the summary consolidated balance sheet data at March 31, 2014 are derived from, and qualified by reference to, our unaudited interim consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto.

	For the year ended		For the nine months ended
	June 30,	June 30,	March 31,	March 31,
Statement of Operations Data	2013	2012	2014	2013
	Restated	Restated	Unaudited	Unaudited

Revenue	$5,305,130	$4,171,622	$4,163,149	$3,673,405
Cost of revenue	3,001,573	2,715,227	2,186,879	2,196,874
Gross profit	2,303,557	1,456,395	1,976,270	1,476,531
Operating expenses	2,177,467	1,568,231	2,840,456	1,486,400
Income (loss) from operations	126,090	(111,836)	(864,186)	(9,869)
Other Income	441,908	369,423	477,305	427,794
(Loss) income from continuing ops before income taxes	567,998	257,587	(386,881)	417,925
Provision for income taxes	305,246	179,647	203,186	240,428
Net income (loss) from continuing operations	262,752	77,940	(590,067)	177,497
Net loss from discontinued operations	-	-	(301,280)	-
Net income (loss)	262,752	77,940	(891,347)	177,497
Other comprehensive income	(826,704)	(253,280)	72,563	200,488
Comprehensive income (loss)	(563,952)	(175,340)	(818,784)	377,985
Net income (loss) per share
Basic
Continuing operations	$0.049	$0.015	$(0.058)	$0.034
Discontinued	$-	$-	$(0.030)	$-
	$0.049	$0.015	$(0.088)	$0.034
Diluted
Continuing operations	$0.049	$0.015	$(0.058)	$0.034
Discontinued	$-	$-	$(0.030)	$-
	$0.049	$0.015	$(0.088)	$0.034
Weighted average number of shares used in computing basic and diluted net income (loss) per share:
Basic	5,313,661	5,300,000	10,104,849	5,300,000
Diluted	5,313,680	5,300,000	10,104,849	5,300,000

Balance Sheet Data	June 30, 2013	June 30, 2012	March 31, 2014
			Actual	Proforma
	(Restated)*	(Restated)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$7,140,539	$5,617,025	$7,546,870	$27,286,870
Trade receivables, net	26,014,249	26,577,290	19,164,901	19,164,901
Current assets	35,237,405	33,919,346	28,061,205	47,801,205
Total assets	40,366,333	40,113,093	33,510,306	53,250,306
Trade and other payables	4,252,808	6,597,746	4,169,271	4,169,271
Wholesale loan facility	25,669,388	24,688,865	21,149,497	21,149,497
Cash reserve	2,731,094	703,003	820,208	820,208
Current liabilities	32,656,290	31,989,614	26,138,976	26,138,976
Total liabilities	32,701,955	32,208,188	26,185,072	26,185,072
Accumulated deficit	(6,748,485)	(7,011,237)	(7,639,832)	(7,639,832)
Stockholders' equity	7,664,378	7,904,905	7,325,234	27,065,234

*Gives effect to discontinued operation and a reclassification of intercompany balances which had not been effected  as of the issuance of the June 30, 2013 financial statements included in this Prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus including our consolidated financial statements, and the related notes thereto, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Adverse economic conditions in Australia, the United States and worldwide may negatively impact our results.

We are subject to changes in general economic conditions that are beyond our control. During periods of economic slowdown, delinquencies, defaults, and losses, generally increase while collections decrease. These periods may also be accompanied by increased unemployment rates and decreased consumer demand, which negatively impact businesses being lent to, weakening the collectability of the purchase orders we finance, increasing the risk that an event of default from one of our customers will eventuate in a loss. In addition, during an economic slowdown or recession, our servicing costs may increase without a corresponding increase in our finance charge income. Furthermore, our business is significantly affected by monetary and regulatory policies of the Reserve Bank of Australia, the Australian Federal Government and its agencies, the U.S. federal government and the U.S. Federal Reserve. Changes in the policies of these institutions are influenced by macroeconomic conditions and other factors that are beyond our control and could have a material adverse effect on us through interest rate changes, costs of compliance with increased regulation, and other factors.

         The process we use to estimate losses inherent in our credit exposure requires complex judgments, including analysis of individual industries, forecasts of economic conditions and how those economic conditions might impair the ability of our borrowers to repay their loans. The degree of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates, which may, in turn, impact the reliability of the process and the quality of our assets.

Our business could be negatively impacted if our access to funding is reduced.

We have available an AUD$50 million Wholesale Facility with Westpac which is renewed annually on an agreed anniversary date.  Our borrowing limit under the RPA is AUD$50 million, subject to interim agreed upon limits determined by various tests and covenants.  As at March 31, 2014 the total amount drawn against the facility was $21,149,497.  The facility has been renewed until December 31, 2014, and the interim agreed upon credit limit has been extended to AUD$40 million. We cannot guarantee that the RPA will be renewed on the current maturity date or thereafter, on reasonable terms, or at all. We require additional capital or the expansion of our borrowing capacity to substantially increase the aggregate amount of credit lines we provide. The availability of additional financing depends, in part, on factors outside of our control, and the availability of bank liquidity in general. We may also experience the occurrence of events of default or breach of financial covenants, which could reduce our access to funding. In the event of a sudden or unexpected shortage of funds in the banking system, we cannot be sure that we will be able to maintain necessary levels of funding without incurring high funding costs, a reduction in the availability of financing or the liquidation of certain assets.

Downsizing our business would have a material adverse effect on our financial position, liquidity and results of operations.

Our business could be negatively impacted if we no longer receive grants from the Australian Government.

A significant portion of the amounts paid to develop the Moneytech Exchange represents funds received from the Australian Government pursuant to a research and development grant program.  Such grants represented approximately 45% of our research and development budgets in the fiscal years ended June 30, 2013 and 2012.  Although the acquisition of Moneytech by us should not adversely impact Moneytech’s ability to qualify for such grants, as we grow, we may no longer be eligible for such grants.  The inability to receive grants in the future commensurate with those received in the past could force us to reduce the amounts spent on research and development and could adversely affect our business and our financial results.

Our indebtedness and other obligations are significant and impose restrictions on our business.

We have a significant amount of indebtedness and are dependent upon our Wholesale Loan Facility.  Our Facility imposes various constraints on the operation of our business, reduces operational flexibility and creates default risks. Our receivables purchase facility contains a cash reserve requirement which requires us to deposit money in a bank account in accordance with an agreed upon formula. We are required to hold these funds in restricted cash accounts to provide additional collateral for borrowings under the borrowing facilities. Additionally, the receivables purchase facility contains various covenants requiring in certain cases minimum financial ratios, asset quality, and portfolio performance ratios. Generally, these limits are calculated in respect of our clients as a group; however for certain obligors delinquency, net loss and dilution are calculated with respect to the individual obligor.

Failure to meet any of these covenants could result in an event of default under the Facility. If an event of default occurs under the Facility, the lender could elect to declare all amounts outstanding to be immediately due and payable, enforce its interest against collateral pledged under the Facility or restrict our ability to obtain additional borrowings under the Facility.

If our debt service obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

We purchase accounts receivable primarily from and make purchase order advances primarily to small to medium companies, which present a greater risk of loss than purchasing accounts receivable from and making purchase order advances to larger companies.

Our portfolio consists primarily of accounts receivable and purchase order advances from small to medium businesses with annual revenues ranging from $5 million to $50 million. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for our clients to continue as a going concern. Accordingly, advances made to these types of clients entail higher risks than advances made to companies who are able to access traditional credit sources.  In part because of their smaller size, our clients may:

●	Experience significant variations in operating results;

●	Have narrower product lines and market shares than their larger competitors;

●	Be particularly vulnerable to changes in customer preferences and market conditions;

●	Be more dependent than larger companies on one or more major customers or suppliers, the loss of which could materially impair their business, financial condition and prospects;

●	Face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

●
Depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the client’s financial condition or prospects; and

●	Have less skilled or experienced management personnel than larger companies.

Accordingly, any of these factors could impair a client’s cash flow or result in other events, such as bankruptcy, which could limit our ability to collect on the client’s purchased accounts receivable or purchase order advances, and may lead to losses in our portfolio and a decrease in our revenues, net income and assets.

 Our financial condition, liquidity, and results of operations depend on the credit performance of the credit facilities we provide to our customers.

            While our underwriting guidelines were designed to establish that the obligors on the receivables we purchase represent a reasonable credit risk, the receivables we purchase nonetheless are likely to experience higher default rates than a portfolio of obligors comprised of large companies. In the event of a default, the most practical alternative may be to engage in collection action against the obligor or, if permitted under the terms of our agreement, the customer who sold the receivable to us. The realizable value of a receivable may not cover the outstanding account balance and costs of recovery, and if collection of the receivables does not yield sufficient proceeds to repay the receivables in full could result in losses on those receivables.

Our allowance for loan losses and impairments may prove to be insufficient to absorb losses inherent in our portfolio.

            We maintain an allowance for bad or doubtful debts that we believe is appropriate to provide for probable losses inherent in our portfolio. The determination of the appropriate level of the allowance for bad or doubtful debts and impairment reserves inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which are subject to change. Changes in economic conditions affecting clients, new information regarding our clients or their obligors, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Furthermore, growth in our funding book generally would lead to an increase in the provision for loan losses. If the net write-offs exceed the allowance for bad and doubtful debt, we will need to make additional provisions to increase the allowance for bad and doubtful debt. There is no accurate method for predicting losses, and we cannot assure you that provisions for bad and doubtful debts will be sufficient to cover actual losses. Any increases in the allowance for bad and doubtful debts will result in a decrease in net income and may have a material adverse effect on us.

Poor portfolio performance may trigger credit enhancement provisions in our Receivables Purchase Agreement.

Our RPA has delinquency, net loss ratio limits, dilution and Day Sales Outstanding limits that, if exceeded, would increase the level of credit enhancement requirements for that facility and redirect all excess cash to our lender. Generally, these limits are calculated based on the aggregate portfolio performance across all clients; however, delinquency, net loss ratios and dilutions are calculated with respect to some individual obligors.

If, at any measurement date, a trigger was hit with respect to any financing, provisions of the financing agreements would increase the level of credit enhancement requirements for that financing and redirect all excess cash to the credit provider. During this period, excess cash flow, if any, from the Facility would be used to fund the increased credit enhancement levels rather than being distributed to us. Once an impacted trust reaches the new requirement, we would return to receiving a residual distribution from the trust.

There is a risk that in the event portfolio performance was not adequate, triggering credit enhancement criteria, and that there was not sufficient cash-flow from our business to satisfy the increase in enhancement required, that our credit provider could cease its support of our business which would have a materially adverse effect on our business.

Competition may adversely impact our results, especially in Australia.

The financial services sector in which we operate is highly competitive and could become even more so, particularly in those segments which are perceived as providing higher growth prospects.  Factors contributing to this include industry deregulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods and increased diversification of products by competitors.  For example, changes in the financial services sector have made it possible for non-bank financial institutions to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages and credit cards.

The effect of competitive market conditions may have a material adverse effect on our financial performance and position, especially in Australia.  For example, increasing competition for customers can lead to a compression in our net interest margin, or increased advertising and related expenses to attract and retain customers.

The asset based lending market is served by a variety of entities, including, banks, credit unions, and independent finance companies. Our competitors may provide financing on terms more favorable to customers than we offer. Many of these competitors also have long-standing relationships with potential clients.

We anticipate that we will encounter greater competition as we expand our operations.

The market for providing loans and other financial services to small to medium size businesses is highly competitive and we expect that competition will increase. Current competitors have significantly greater financial, technical and marketing resources than we do. We expect that more companies will enter this sector of the financial services market. We may not be able to compete successfully against either current or future competitors. Increased competition could result in reduced revenue, lower margins or loss of market share, any of which could significantly harm our business.

Changes in interest rates may adversely impact our profitability and risk profile.

Our profitability may be directly affected by interest rate levels and fluctuations in interest rates. As interest rates change, our gross interest rate spread on new facilities either increases or decreases because the rates we charge on the facilities we provide is limited by market and competitive conditions, restricting our ability to pass on increased interest costs to the consumer. Additionally, although the majority of our clients are small to medium businesses and are not highly sensitive to interest rate movement, increases in interest rates may reduce the volume of facilities we originate.

Failure to obtain insurance on favorable terms may result in unexpected losses.

The receivables due Moneytech from its customers or their counterparties are insured pursuant to a policy issued by Euler Hermes, a Standard & Poor’s rated trade credit insurance provider.  Pursuant to this policy, Moneytech would bear the first $500,000 of losses incurred in any calendar year, after which any bad debt losses are borne by Euler Hermes.  This policy is renewed annually.  No assurances can be made that we will be able to continue to insure bad debt losses or that we will be able to obtain policy coverage with premiums that are cost effective. If we are unable to renew our bad debt insurance policy or the premiums for coverage become cost prohibitive, we may face larger than expected losses from bad debts.

 A security breach or a cyber attack could adversely affect our business.

In the normal course of business, we receive, process and retain sensitive and confidential personal and business information and may, subject to applicable law, share that information with third parties. Our facilities and systems, and those of third parties to which we provide information, could be vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. A security breach or cyber attack of our systems could interrupt or damage our operations or harm our reputation. If third parties or our employees penetrate our network security or otherwise misappropriate our customers’ confidential information or contract information, or if we give third parties or our employees improper access to consumers’ confidential information or contract information, we could be subject to liability. This liability could include investigations, fines, or penalties imposed by regulatory agencies, including the loss of necessary permits or licenses. This liability could also include identity theft or other similar fraud-related claims, claims for other misuses, or losses of personal information, including for unauthorized marketing purposes or claims alleging misrepresentation of our privacy and data security practices.

We rely on encryption and authentication technology both licensed from third parties and developed in house to provide the security and authentication necessary to effect secure online transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect sensitive data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend capital and other resources to protect against such security breaches or cyber attacks or to alleviate problems caused by such breaches or attacks. Our failure to prevent security breaches and cyber attacks, whether due to an external cyber-security incident, a programming error, or other cause, could damage our reputation, expose us to mitigation costs and the risks of private litigation and government enforcement, disrupt our business or otherwise have a material adverse effect on our sales and results of operations.

We apply underwriting criteria we have developed to assess the credit worthiness of each prospective customer.

We rely upon our judgment in applying underwriting criteria we have developed to assess whether to extend financing to a particular customer and the fees and other charges to assess such customer.  If we exercise poor judgment in assessing the credit quality of prospective clients or the underwriting criteria we choose to rely upon cause us to extend financing to clients which later default, it would have a material adverse effect on our financial position, liquidity and results of operations.

We depend on the accuracy and completeness of information about our clients and obligors and any misrepresented information could adversely affect our business, results of operations and financial condition.

            In deciding whether to purchase particular receivables or to enter into other transactions with our clients and their obligors, we rely on information furnished to us by or on behalf of our clients and counterparties, including financial statements and other financial information. We also rely on representations made by our clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent third parties. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected, the value of receivables or purchase order loans may be significantly lower than expected. Whether a misrepresentation is made by our client, another party, or one of our employees, we generally bear the risk of loss associated with the misrepresentation. Any such misrepresented information could adversely affect our business, financial condition, and results of operations.

We are subject to operational risk, which may adversely impact our results.

            Operational risk refers to risks arising from day-to-day operational activities which may result in direct or indirect loss. These losses may result from both internal and external events.  We are highly dependent on information systems and technology and there is a risk that these, or the services they use or depend on, might fail.  Our daily operations are computer based.   The exposure to systems risks includes: complete or partial failure of information technology systems; inadequacy of internal or third party information technology systems due to, among other things, failure to keep pace with industry developments; and capacity of the existing systems to effectively accommodate planned growth and integrate existing and future acquisitions and alliances.  Any failure in these systems could result in business interruption, the loss of customers, damaged reputation and weakening of our competitive position and could adversely impact our business and have a material adverse effect on our financial condition and loss of operations.

            We also are exposed to failings by third party providers, including outsourcing, to natural disasters, political, security and social events and to failings in the financial services sector.

We cannot assure you that any business we acquire will benefit from its acquisition by us.

We cannot assure you we will realize any of the perceived benefits to our business from the acquisition of Moneytech. The past performance of Moneytech is not necessarily indicative of future performance. The process of combining the organizations of private companies into a public company such as ours involves certain risks, including exposure to unknown liabilities of the acquired companies, and may cause fundamental changes to their businesses or in their operations. In addition, our operating results may be affected by the additional expenses we incur in integrating Moneytech into our organization and the significant increase in expenses relating to financial statement preparation and compliance with controls and procedures standards established by the Sarbanes-Oxley Act of 2002.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results of operations and financial condition.

We intend to continue our growth strategy to (i) expand our portfolio by increasing market penetration and market share through new customer acquisitions and (ii) grow our other businesses such as our payments aggregation and processing business, our gift card business and our foreign exchange business. Our ability to execute this growth strategy is subject to significant risks, some of which are beyond our control, including:

●	the inherent uncertainty regarding general economic conditions;

●	our ability to obtain adequate financing for our expansion plans;

●
the prevailing laws and regulatory environment of each territory and country in which we operate or seek to operate, and, to the extent applicable, laws and regulations, which are subject to change at any time;

●	the degree of competition in new markets and its effect on our ability to attract new customers; and

●	our ability to recruit qualified personnel, in particular in areas where we face a great deal of competition.

As part of our growth we expect to experience growth in the number of employees and the scope of our operations. This could result in increased responsibilities for management.

Our future success will be highly dependent upon our ability to manage successfully the expansion of our operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, and hire sufficient numbers of financial, accounting, administrative, and management personnel. We may not succeed in our efforts to identify, attract and retain experienced accounting and financial personnel.

Our future success also depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

Our growth strategies require significant capital investments and may require us to seek external financing, which may not be available on terms favorable to us.

Our business operations and growth strategies require substantial capital investments, the availability of which depends on our ability to generate cash flow from operations, borrow funds on satisfactory terms and raise funds in the capital markets. Our ability to arrange for financing to support our capital expenditures and the cost of such financing are dependent on numerous factors, including general economic and capital markets conditions, interest rates and credit availability from banks or other lenders, many of which are beyond our control. In addition, increases in interest rates or the failure to obtain external financing on terms favorable to us will affect our financing costs and our results of operations. We may not be able to obtain financing in amounts or on terms acceptable to us.

Fluctuations in exchange rates could adversely affect our business as well as result in foreign currency exchange losses in our US dollar financials.

Our financial statements are expressed in U.S. dollars. The functional currency of Moneytech is Australian dollars. The value of the Australian dollar against the U.S. dollar and other currencies is affected by, among other things, changes in political and economic conditions and U.S. and Australian foreign exchange policies. Any material change in the exchange ratio between the Australian dollar and the U.S dollar may materially and adversely affect our reported amounts in U.S. dollars of cash flows, revenues, earnings and financial position and the value of, and any dividends payable to, our shares of common stock in U.S. dollars.

A reduction in demand for our services and failure by us to adapt to such reduction could adversely affect our business and results of operations.

The demand for a particular service we offer may be reduced due to a variety of factors, such as regulatory restrictions that decrease customer access to particular services, the availability of competing services or changes in customers' preferences or financial conditions. Should we fail to adapt to significant changes in our customers' demand for, or access to, our services, our revenues could decrease significantly and our operations could be harmed.  Even if we do make changes to existing services or introduce new services to fulfill customer demand, customers may resist or may reject such services. Moreover, the effect of any change in our services on the results of our business may not be fully ascertainable until the change has been in effect for some time and by that time it may be too late to make further modifications to such service without causing further harm to our business, results of operations and financial condition.

Loss of our management and other key personnel, or an inability to attract such management and other key personnel, could negatively impact our business.

The successful implementation of our strategy depends in part on our ability to retain our experienced management team, particularly Hugh Evans, our President and Chief Executive Officer and key employees, and on our ability to attract appropriately qualified new personnel. Hugh Evans has extensive experience in the small business and consumer internet-based finance industry. He has a proven track record of successfully operating our business. The loss of any key member of our management team or other key employees could hinder or delay our ability to implement our growth strategy effectively. Further, if we are unable to attract appropriately qualified new personnel as we expand, we may not be successful in implementing our growth strategy. In either instance, our profitability and financial performance could be adversely affected. Experienced management and other key personnel in the financial services industry are in demand and competition for their talents is intense. Furthermore, we do not maintain key person insurance on any of our management personnel. Failure to attract and retain qualified employees or the loss of any member of our management may result in a loss of organizational focus, poor operating execution or an inability to identify and execute potential strategic initiatives. This could, in turn, materially and adversely affect our business, financial condition and results of operations.

Our senior management lacks experience managing a public company and complying with laws applicable to a U.S. public company.

Our senior management has no experience in complying with laws and regulations applicable to U.S. publicly-traded companies, including the United States federal and state securities laws and regulations and the U.S. Sarbanes–Oxley Act of 2002. For example, we are required to file periodic and other reports and to comply with U.S. securities and other laws, which did not apply to Moneytech prior to the Share Exchange. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on our company. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of our business.

The obligations associated with being a public company will require significant resources and management attention, which will increase our costs of operations and may divert focus from our business operations.

As a publicly traded company, we are required to file with the SEC periodic reports containing our consolidated financial statements within a specified time following the completion of quarterly and annual periods. As a public company, we incur significant legal, accounting, insurance, and other expenses. Compliance with these reporting requirements and other rules of the SEC will increase our legal and financial compliance costs and make some activities more time consuming and costly. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations, and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our total costs and expenses.

We are required to make significant estimates and assumptions in the preparation of our financial statements and our estimates and assumptions may not be accurate.

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires our management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. We use estimates and assumptions in determining the residual values of delinquent receivables. Critical estimates are made by management in determining, among other things, the allowance for doubtful accounts, amounts of impairment, and valuation of income tax assets or tax refunds. If our underlying estimates and assumptions prove to be incorrect, our financial condition and results of operations may be materially different from that reported in our financial statements.

The failure of third parties who provide products, services or support to us to maintain their products, services or support could disrupt our operations or result in a loss of revenue.

We are reliant on third parties to provide certain products, services and support that is material to our business. In the event such parties become unwilling or unable to continue to provide such products, services or support to us, our business operations could be disrupted and our revenue could be materially and adversely affected.

We may not be successful at entering new businesses or broadening the scope of our existing service offerings.

We may enter into new businesses that are adjacent or complementary to our existing businesses and that broaden the scope of our existing service offerings. We cannot assure you that we will be successful in integrating the operations of any new businesses we acquire with our existing businesses, or that the failure to integrate such businesses, or the operation of such acquired businesses, will not have a material and adverse effect on our results operations, liquidity or capital resources.

Our information technology may not support our future volumes and business strategies.

We rely on our proprietary origination and servicing platforms that utilize database-driven software applications. We employ a team of engineers, information technology analysts, and website designers to ensure that our information technology systems remain on the leading edge. However, due to the rapid changes in technology, there can be no assurance that our information technology systems will continue to be adequate for our business or provide a competitive advantage.

Our network and information systems are important to our operating activities and any network and information system shutdowns could disrupt our ability to process applications, originate financing facilities, or service our existing portfolio, which could have a material adverse impact on our operating activities. Shutdowns may be caused by unforeseen catastrophic events, including natural disasters, terrorist attacks, large-scale power outages, software or hardware defects, computer viruses, cyber attacks, external or internal security breaches, acts of vandalism, misplaced or lost data, programming or human errors, difficulties in migrating technology facilities from one location to another, or other similar events. We cannot be certain that our disaster recovery plan will function as intended, or otherwise resolve or compensate for such effects. Failure of our disaster recovery plan, if and when experienced, may have a material adverse effect on our revenue and ability to support and service our customer base.

Failure to protect our intellectual property rights may materially and adversely affect our competitive position and operations, and we may be exposed to infringement or misappropriation claims by third parties.

Our success is in part attributable to the technologies, know-how and other intellectual property that we have developed or acquired. We rely upon a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements, and trademark laws to protect our intellectual property rights. There can be no assurance that the steps we have taken to protect our intellectual property rights are adequate to prevent or deter infringement or other misappropriation of our intellectual property. We may not be able to detect unauthorized uses or take appropriate and timely steps to enforce our intellectual property rights. Any significant infringement of our proprietary technologies and processes or our intellectual property rights could weaken our competitive position and have an adverse effect on our operations. To protect our intellectual property rights, we may have to commence legal proceedings or otherwise spend significant amounts of time and money.  We cannot assure you that we will prevail in such proceedings. The occurrence of any unauthorized use of or other infringement to our intellectual property rights, it could result in potential damage to our competitive position.

We may be subject to litigation involving claims of patent or trademark infringement or the violation of intellectual property rights of third parties. The defense of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any litigation or proceedings to which we become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, pay ongoing royalties, or redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies, which could materially and adversely affect our business, financial condition or results of operations. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, which could adversely affect our business.

Catastrophic events may negatively affect our business, financial condition, and results of operations.

Natural disasters, acts of war, terrorist attacks, and the escalation of military activity in response to these attacks or otherwise may have negative and significant effects, such as imposition of increased security measures, changes in applicable laws, market disruptions, and job losses. These events may have an adverse effect on the economy in general. Moreover, the potential for future terrorist attacks and the national and international responses to these threats could affect our business in ways that cannot be predicted. The effect of any of these events or threats could have a material adverse effect on our business, results of operations and financial condition.

Regulatory Risks

If our asset-based financing business in Australia were to become subject to more extensive regulation under Australian law, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

 Our asset based lending activities, including factoring receivables and purchase order financing, are not subject to governmental regulation in Australia, since we are deemed not to make loans.  Nevertheless, if any of the transactions entered into by us are deemed to be loans or financing transactions instead of a true purchase of accounts receivable, then various laws and regulations we would become subject to numerous laws and regulations otherwise not applicable to our principal activities in Australia and could limit the fees and other charges we are able to charge our customers and may further subject us to penalties under such regulations.  These laws and regulations would also:

●	regulate our credit granting activities, and require that we obtain additional licenses,

●	require additional disclosures to customers,

●	govern the manner in which we conduct secured transactions,

●	set collection, foreclosure, repossession and claims handling procedures and other trade practices,

●	prohibit discrimination in the extension of credit, and

●	regulate our use and reporting of information related to a seller’s credit experience and other data collection.

This could have a material adverse effect on our business, financial condition, liquidity and results of operations.

If we are  found to be subject to or in violation of any laws or regulations, including those in Australia, the United States and other jurisdictions governing money transmission, electronic funds transfers, money laundering, terrorist financing, sanctions, consumer protection, banking and lending, we could be subject to liability and may be forced to change our business practices.

Moneytech’s electronic payments business and money transfer business will be subject to the laws and regulations of Australia, and those of the United States if we decide to engage in those businesses in the United States, including those governing money transmission, electronic funds transfers, money laundering, terrorist financing, sanctions, consumer protection, banking and lending. The legal and regulatory requirements that apply to our payments businesses vary from country to country. While we have programs focused on compliance with applicable laws and regulations of Australia, there can be no assurance that we will not be subject to fines or other enforcement actions in one or more jurisdictions or be required to make changes to our business practices or compliance programs to comply in the future if our business should expand outside of Australia.

If Moneytech were to become a money transmitter in the United States, it would become subject to restrictions on its investment of customer funds, reporting requirements, bonding requirements, and inspection by state regulatory agencies. If Moneytech were found to be in violation of money services laws or regulations, we could be subject to criminal or civil penalties, be forced to alter our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs on us. Any change to our business practices that makes our services less attractive to customers or prohibits the use of our services by residents of a particular jurisdiction could harm our business.

We also would be subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, involvement in transferring the proceeds of criminal activities. Any errors, failures or delays in complying with federal, state or foreign anti-money laundering and counter-terrorist financing laws could result in significant criminal and civil lawsuits, penalties and forfeiture of significant assets or other enforcement actions.

Entry into the US market or that of any other country will require significant expenditures to develop necessary compliance programs.

We have yet to determine what services we will offer and how we will provide such services were we to enter the U.S. money transfer or finance markets.  Before we could provide any such services we would have to determine what regulations would be applicable to our business and develop appropriate compliance programs.  We are likely to incur significant expenses in determining what laws and regulations are applicable to our business and developing appropriate compliance programs.

Risks Related to Our Common Stock and the Offering

There is currently a limited trading market for our common stock and an active, liquid trading market for our common stock may not develop, which could adversely affect the liquidity and price of our common stock.

Our common stock is quoted on the OTCQB quotation service. There is currently a limited trading market for our common stock. If an active, liquid trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration. In addition, the liquidity of any market that may develop or the price that our stockholders may obtain for their shares of common stock cannot be predicted. The public offering price for our common stock will be determined by negotiations between us and the underwriter’s representative and may not be indicative of prices that will prevail in the open market following this offering. See “Underwriting.” Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell.

Because the public offering price is substantially higher than our net book value per share, you will incur immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares than the amount paid by our existing stockholders. As a result, when you purchase shares in this offering, you will experience immediate and substantial dilution of approximately $3.57, or approximately 64.91%, per share (assuming no exercise by the underwriters of the over-allotment option), representing the difference between our net book value per share as of March 31, 2014, as adjusted for the issuance of 509,000 shares subsequent to that date and after giving effect to this offering, and before giving effect to any other changes to our net book value that occurred after March 31, 2014, and the public offering price of $5.50 per share, the midpoint of the estimated price range.  If the underwriters exercise the over-allotment option to purchase an additional 600,000 shares and all 350,000 outstanding options had been exercised as of March 31, 2014, dilution per share to new investors would be approximately $3.42, or approximately 62.18%, per share. See “Dilution” for a more complete description.

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate.

Upon completion of this offering, we will have outstanding 12,180,632 shares of common stock. Of the outstanding shares of common stock, all of the 4,000,000 shares sold in this offering, other than any shares that may be purchased in this offering by a holder that is subject to an agreement, will be freely tradable, except that any shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)), may only be sold in compliance with the limitations described in the section of this prospectus entitled “Shares Eligible for Future Sale.” In addition, all of the 5,300,000 shares of common stock issued in the Share Exchange, as well as all shares outstanding prior to consummation of the Share Exchange, are eligible for sale under Rule 144, subject to the volume limitations and other conditions of the Rule. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate.

On February 14, 2014,  the date of the closing contemplated by the Settlement Agreement (the “Settlement Closing Date”), each of Messrs. Garibaldi and DeFeudis executed and delivered to us a “lock-up” agreement whereby each of them agreed not to sell publicly, pursuant to Rule 144 or otherwise, any of the shares of our common stock then held by him for a period ending twelve months from the date on which we close a public offering of our securities (the “Source Offering”). Notwithstanding the foregoing, (i) during the first three successive 30 day periods commencing as of the date of the closing of the Source Offering (each of such 30-day periods and the following successive 30-day periods being referred to as the “Post-Offering Months”), each of Messrs. Garibaldi and DeFeudis will not be permitted to sell any of the shares of our Common Stock currently held by him, and (ii) during each of the fourth through the sixth Post-Offering Months each of Messrs. Garibaldi and DeFeudis will be permitted to sell pursuant to Rule 144 up to 2,500 shares of our Common Stock currently held by him provided that there shall be no “carry-forward” of unsold shares, (iv) during each of the seventh through twelfth Post-Offering Months each of Messrs. Garibaldi and DeFeudis shall be permitted to sell pursuant to Rule 144 up to 10,000 shares of our Common Stock currently held by him, provided that there shall be no “carry-forward” of unsold shares.  Messrs. Garibaldi and DeFeudis shall be relieved of all restrictions under the lock-up agreement on the first anniversary of the closing of the Source Offering.

If at any time prior to the expiration of the ninety day period commencing on the expiration of the twelfth Post-Offering Month (the “Protected Period”), we shall effectuate a “reverse-split” of our common stock and there shall be issued to or otherwise set aside for or made available to Hugh Evans, our President, Chief Executive Officer, a Director and principal stockholder (“Evans”), any of our other directors or any of their respective family members or affiliates, a number of our shares in excess of 5% of the number of shares outstanding as of the completion of the reverse split (such issuance, the “Make-whole Issuance”), we shall be obligated to issue to each of Messrs. Garibaldi and DeFeudis the number of shares of our common stock determined as follows:

X = ((number of shares held by Evans after Make-whole Issuance/number of shares held by Evans immediately after reverse split) x number of shares held by Garibaldi or DeFeudis after reverse split) – number of shares held by Garibaldi or DeFeudis after reverse split.

If the Source Offering is not closed prior to November 12, 2014, there shall be no the Protected Period   If Messrs. Garibaldi and DeFeudis are re-locked on or prior to November 12, 2014, the Protected Period shall end 12 months after the closing of the Source Offering.

We have agreed to customary lock up agreements with the underwriter in connection with this offering. See “Underwriting.” Any shares issued in connection with acquisitions, the exercise of stock options, or otherwise would dilute the percentage ownership held by investors who purchase our shares in this offering. See “Shares Eligible for Future Sale.”

Holders of our shares, including members of our management, could choose to pledge their shares as collateral for loans and might not be required to disclose such arrangements. A subsequent decline in the price of our shares could cause the lender to foreclose upon the pledged shares and sell them into the market, leading to a further decline in the price of our shares.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering.

Although the use of proceeds provided elsewhere in this prospectus represents the present intention of our management, the amount and timing of any expenditure will vary depending on the amount of cash generated by our operations and the rate of growth, if any, of the various services we offer. Accordingly, our management will have considerable discretion in the application of the net proceeds received by us based on any subsequent event or development. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. For example, until such time as we determine how to enter the U.S. market, management may choose to use a portion of the proceeds we intend to devote to such effort to the further development of one or more of the services we offer in Australia. You will not have the opportunity, as part of your investment decision, to assess whether proceeds will be used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not directly improve profitability or increase the price of our shares.

Hugh Evans, our President and Chief Executive Officer, has significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, Hugh Evans, our Chief Executive Officer and President, will own approximately 40.75% of our outstanding voting shares, and consequently will continue to have effective control over our business, including matters requiring the approval of our stockholders, such as election of directors, approval of significant corporate transactions and the timing and distribution of dividends, if any. In addition, his ownership of the Series B Shares entitles him to elect a majority of our directors until July 1, 2018, and as a result Mr. Evans will control our policies and operations, including, among other things, the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, and the entering into of extraordinary transactions.

Mr. Evans may have interests that do not align with the interests of our other stockholders, including with regard to pursuing acquisitions, divestitures, and other transactions that, in his judgment, could enhance his equity value, even though such transactions might involve risks to our other stockholders. For example, Mr. Evans could cause us to make acquisitions that increase our indebtedness. Mr. Evans will have effective control over our decisions to enter into such corporate transactions regardless of whether others believe that any transaction is in our best interests. Such control may have the effect of delaying, preventing, or deterring a change of control of our company, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and might ultimately affect the market price of our common stock. See “Description of Capital Stock.”

Since our principal assets are located in Australia, and most of our officers and directors are not residents of the United States, it may be difficult or impossible for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the securities laws or otherwise, or to enforce any judgments rendered against us or our officers and/or directors.

Our principal assets are located in Australia, and all of our officers and a majority of our directors are not residents of the United States. Therefore, it may be difficult to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered by any courts of the United States against us or these officers and directors. Furthermore, it may be difficult or impossible for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Australia may render you unable to enforce a judgment against our assets or the assets of our directors or officers that are not residents of the United States. There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia. As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders compared to shareholders of a corporation doing business entirely within the United States.

Certain provisions of our amended and restated certificate of incorporation may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our board of directors believes would be in the best interests of stockholders.

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage unsolicited takeover proposals that stockholders might consider to be in their best interests. Among other things, our amended and restated certificate of incorporation and bylaws may include provisions that:

●	Do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

●	Limit the ability of our stockholders to nominate candidates for election to our board of directors;

●	Authorize the issuance of “blank check” preferred stock without any need for action by stockholders; and

●	Limit the ability of stockholders to call special meetings of stockholders; and

The foregoing factors, as well as the significant common stock ownership by Hugh Evans, could impede a merger, takeover, or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”), generally affects the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations, or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

We currently do not intend to pay any dividends on our shares in the immediate future.

We currently do not intend to pay dividends on our shares.  We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. Future dividends, if any, will be at the discretion of our board of directors, and will depend upon our results of operations, cash flow, financial condition, the terms of any bank loan, line of credit or funding agreement to which we are party, as well as our capital needs, future prospects and other factors that our directors may deem appropriate.

The market price of our common stock may be volatile, which could cause the value of an investment in our common stock to decline.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

●	General market conditions;

●	Domestic and international economic factors unrelated to our performance;

●	Actual or anticipated fluctuations in our quarterly operating results;

●	Changes in or failure to meet publicly disclosed expectations as to our future performance;

●	Downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

●	Changes in market valuations or earnings of similar companies;

●	Any future sales of our common stock or other securities;

●	Additions or departures of key personnel;

●	Fluctuations in foreign exchange rates;

●	Regulatory developments in Australia affecting us or our competitors; and

●	Release or expiry of transfer restrictions on our outstanding shares.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this Prospectus, including the exhibits hereto.

Any or all of our forward-looking statements in this Prospectus may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriter, or any other person that the future plans, estimates, or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, statements regarding (i) our asset growth and sources of funding; (ii) our expansion into different consumer segments; (iii) our financing plans; (iv) the impact of regulations on us; (v) our exposure to market risks, including interest rate risk and equity price risk; (vi) our exposure to credit risks, including credit default risk and settlement risk; (vii) our competition; (viii) our projected capital expenditures; (ix) our capitalization requirements and level of reserves; (x) our liquidity; (xi) trends affecting the economy generally; and (xii) trends affecting our financial condition and our results of operations. Examples of these important factors, in addition to those discussed elsewhere in this Prospectus, that could cause our actual results to differ substantially from those anticipated in our forward-looking statements, include, among others:

●	Adverse economic conditions in the United States, Australia and worldwide may negatively impact our results;

●	Our business could suffer if our access to funding is reduced;

●	We face significant risks implementing our growth strategy, some of which are outside our control;

●	Our financial condition, liquidity, and results of operations depend on the credit performance of our loans;

●	Loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; and

●	We operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business.

All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. In particular, you should consider the numerous risks described in the “Risk Factors” section of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in Australia and substantially all of our revenues are denominated in AU dollars. This prospectus contains translations of AU dollar amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from AU dollars to U.S. dollars and from U.S. dollars to AU dollars in this prospectus were made at a rate of U.S. $0.9275 to AU dollar 1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2014. We make no representation that any AU dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or AU dollars, as the case may be, at any particular rate, at the rates stated below, or at all. On July 25, 2014, the Noon Buying Rate was U.S. $0.9404 to AU dollar 1.00.

For each of the periods indicated, the high, low, average and period-end Noon Buying Rates for Australian dollars were:

	US Dollars per AU Dollar 1.00
Year ended June 30,	High	Low	Average	Close
2009	0.9797	0.6073	0.6930	0.8055
2010	0.9369	0.7751	0.8837	0.8480
2011	1.0970	0.8380	0.9997	1.0732
2012	1.1001	0.9453	1.0388	1.0236
2013	1.0591	0.9165	1.0215	0.9165
2014	0.9705	0.8357	1.0388	0.9139

Year ending June 30, 2015
July 2014 (through July 25)	0.9488	0.9358

The average for annual periods is calculated from the Noon Buying Rate on the last day of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant month.

USE OF PROCEEDS

Although our common stock trades on the OTCQB, there is no established trading market for our common stock. The price at which shares of our common stock will be sold pursuant to this Prospectus will be determined by our management based upon negotiations with the underwriter in light of our past and present operating history, the prospects for our company and the industry in which we operate, financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours, the prevailing conditions of the United States securities markets and other factors considered relevant.  The offering price will not necessarily be related to our net tangible book value, stockholders equity, the then trading price for our common stock or the price at which our current shareholders acquired their shares of our common stock.

Assuming a public offering price of $5.50 per share, the midpoint of the range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $19,740,000 (or $22,809,000 if the underwriter exercises in full its option to purchase additional shares of common stock from us), after deducting estimated underwriting discounts and commissions and estimated offering expenses, including the underwriter’s 1% non-accountable expense allowance.

Each $1.00 increase (decrease) in the assumed public offering price of $5.50 per share of common stock, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us of this offering by $3,680,000, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. An increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) net proceeds to us of this offering by $5,060,000, assuming the public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Upon completion of this offering, we intend to use the net proceeds received by us as follows:

Our Australian Business:

Reserves to increase our Australian Wholesale Facility	$2,000,000
Development of our money transfer, foreign exchange and bill pay services in Australia	$3,000,000

Possible Initiation and Development of our Business in the United States:

Establishment of a US office to expand our operations into the United States	$2,000,000
Reserves for a Wholesale Facility in the United States	$5,000,000
Design, development and implementation of 360 Foreign Exchange platform	$1,000,000
Design, development and implementation of a Moneytech Exchange platform	$500,000
Design, development and implementation of compliance programs	$500,000

Working capital and general corporate purposes, including complementary acquisitions*	$5,740,000
Total	$19,740,000

             The foregoing represents our intentions as to the use and allocation of the net proceeds of the offering based upon our present plans, contractual obligations and business conditions.   The amount and timing of any expenditure will vary depending on the amount of cash generated by our operations, the market acceptance of any of our product and service offerings, and the rate of growth, if any, of our various lines of business, as well as on whether, how and when we enter the U.S. market for the provision of finance and money transfer services. Accordingly, our management will have significant discretion in the allocation of net proceeds from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to allocate the net proceeds among our various businesses differently than set forth above. Pending their use, we intend to invest the proceeds in a variety of capital preservations instruments, including short-term, investment grade, and interest-bearing instruments.

* As of the date of this prospectus, we do not have any understandings, commitments or agreements with respect to any acquisitions.

ACQUISITION OF MONEYTECH LIMITED

Share Exchange

On June 30, 2013, Source Financial, Inc. (formerly known as Wiki Group, Inc.) acquired all of the outstanding shares of Moneytech  Limited, an Australian company (“Moneytech”) pursuant to a Share Exchange Agreement dated May 30, 2013 (the “Exchange Agreement”) we entered into with Moneytech, Marco Garibaldi (“Garibaldi”), Edward DeFeudis (“DeFeudis”) and Hugh Evans (“Evans”), individually as the beneficial owner of approximately 39.75% of the outstanding shares of Moneytech and on behalf of the other 49 shareholders of Moneytech (the “Moneytech Shareholders”), in exchange, for 5,300,000 shares of our common stock (the “Share Exchange”). As a result of the Share Exchange, Moneytech became a wholly-owned subsidiary of our company, with the Moneytech Shareholders owning in excess of 50% of our outstanding shares on a fully diluted basis.

Issuance of Series B Shares

In connection with our acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of common stock (the “Common Shareholders”), with each Series B Share having a number of votes equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and we will have the right to purchase the Series B Shares at a per share price equal to one tenth of a cent ($0.001).  Thus, as the holder of the Series B Shares, Mr. Evans will be able to elect a majority of our Board of Directors until June 30, 2018, and as the holder of approximately 53.12% of our outstanding voting shares, Mr. Evans has effective control over our business, including matters requiring the approval of our stockholders, such as the approval of significant corporate transactions.

As a result of the consummation of the Share Exchange Agreement, the shareholders of Moneytech in combination with Hugh Evans, became our controlling stockholders.  Consequently, the Share Exchange has been accounted for as a recapitalization of Moneytech effected by a share exchange in which for accounting and financial reporting purposes Moneytech is considered the acquirer. Consequently, the historical consolidated financial statements of Moneytech are now our historical financial statements, and the assets and liabilities of Source as of June 30, 2013, have been brought forward at their book value and no goodwill has been recognized.

Escrow Arrangement Concerning WikiTechnologies and Attainment of Financial Benchmarks

In connection with the Share Exchange, Garibaldi, our former Chairman and Chief Technology Officer, deposited in escrow 1,120,000 shares of our common stock  (the “Garibaldi Shares”) and  DeFeudis, our former President, Chief Executive Officer and Chief Financial Officer, deposited in escrow 1,120,000 shares of our common  stock  (the “DeFeudis Shares,” together with the Garibaldi Shares, the “GD Escrow Shares”), and we deposited in escrow all outstanding shares of the common stock of WikiTechnologies, Inc. (the “WikiTechnologies Escrow Shares,” and together with the GD Escrow Shares, the “Escrow Shares”).

During the term of the Escrow Agreement, the operations of WikiTechnologies, Inc. (“WTI”) were to be directed by Garibaldi and DeFeudis.  If during the twelve-month period commencing July 1, 2013 (the “Escrow Period”),  WTI achieved revenues of $4.2 million, a gross profit percentage of 25% and broke even (the “Benchmarks”), the Garibaldi Shares and DeFeudis Shares were to be returned to Garibaldi and DeFeudis and the WikiTechnologies Escrow Shares were to be returned to us.  If the Benchmarks were not met during the Escrow Period, at our option, the Garibaldi Shares and DeFeudis Shares were to be cancelled, and the WTI Escrow Shares were to be delivered to DeFeudis and Garibaldi, and we would no longer own WTI. Further, if, at any point during the Escrow Period, we were to sell WTI, cause WTI to merge with another entity, or dispose of the assets of WTI, or take any other action to compromise the ability of WTI to meet the Benchmarks, the Benchmarks were to be deemed to have been achieved, and the Garibaldi Shares and DeFeudis Shares were to be returned to Garibaldi and DeFeudis. Under the terms of the Exchange Agreement, we were under no obligation to take affirmative action to further the objectives of WTI. In addition, the Exchange Agreement provided that at any time during the Escrow Period our Board of Directors in its discretion may determine that we will keep WTI and cause the Garibaldi Shares and DeFeudis Shares to be delivered to Garibaldi and DeFeudis.

Prior to the consummation of the Share Exchange, WTI was a technology company dedicated to making financial transactions simple, secure, social and affordable. Its principal product, WikiPay is a simple, low-cost alternative to existing mobile and online payment solutions.  WikiPay is a proprietary fee-based mobile Peer-to-Peer payment system that allows mobile and online Peer-to-Peer, Business-to-Consumer, Consumer-to-Business and Business-to-Business payments through its website www.wikipay.com and mobile website m.wikipay.com. WikiPay empowers its users to perform real-time payments, scheduled payments, account inquiries for balance and transaction history, bill payment initiation, notifications and alerts, and transaction security verifications.

Immediately prior to the consummation of the Share Exchange, Source lacked the capital to aggressively market WTI’s services.  The growth of WTI’s business was subject to our ability to obtain financing to implement its business plan.

Separation Agreement

               On February 11, 2014, we entered into a Separation Agreement with Garibaldi and DeFeudis, pursuant to which (i) the WTI Escrow Shares were delivered to Garibaldi and DeFeudis, as a result of which we no longer own any equity interest in WTI, and (ii) 2,140,000 of the GD Escrow Shares were delivered for cancellation, with the remaining 100,000 shares delivered to a noteholder of WTI (the “Noteholder”) in payment of certain indebtedness.

               Our Board of Directors authorized the Settlement Agreement based upon an evaluation of the operations of WTI during which it became apparent that without significant additional financing WTI would not be able to generate significant revenues and become profitable, and thus was unlikely to satisfy the financial benchmarks specified in the Share Exchange Agreement by June 30, 2014.  Accordingly, our Board of Directors determined that relinquishing our equity interest in WTI on the terms and subject to the conditions set forth in the Settlement Agreement was in the best interests of our company and its stockholders.

On February 14, 2014, Garibaldi and Defeudis entered into lock-up agreements with us restricting the number of shares of our common stock which they may sell publicly during specified periods. See “Description of Capital Stock – Shares Eligible for Future Sale.”

In addition, in connection with the Settlement Agreement:

1.  Evans and our company executed and delivered releases in favor of each of Garibaldi, DeFeudis and WTI, and each of Garibaldi, DeFeudis and WTI executed and delivered releases in favor of Evans and our company. In its release, WTI indemnified us against any claim that may be made by the Noteholder arising out of the actions of WTI.

2. Our designees serving on the Board of Directors of WTI delivered their resignations as directors of WTI.

3. WTI executed and delivered an agreement granting us a right to acquire its technologies in the event WTI commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding whereby it could be adjudicated a bankrupt or insolvent, or consents to the entry of a decree or order for relief in respect of an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by WTI of a petition or answer or consent seeking reorganization or relief under any such applicable law, or the consent by WTI to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of WTI or of any substantial part of its property, or the making by WTI of an assignment for the benefit of creditors, or the taking of action by WTI in furtherance of any such action.

As a result of the consummation of the Separation Agreement we no longer have an interest in WikiTechnologies and conduct no operations in the United States. Inasmuch as the assets and operations of WikiTechnologies were never transferred to us or one of our subsidiaries, we will derive no ongoing benefit from having owned WikiTechnologies, nor will we have any obligation for its past or future liabilities.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2014 on an actual basis, adjusted for the subsequent issuance of 509,000 shares, and on an as adjusted basis to give pro forma effect to the sale of shares of 4,000,000 common stock by us at an assumed public offering price of $5.50 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Actual amounts included in this table are derived from unaudited financial statements included elsewhere in this registration statement. This table should be read in conjunction with “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	At March 31, 2014
	Actual	As Adjusted(1)

Cash and cash equivalents	$7,546,870	$27,286,870
Total Assets	33,510,306	53,250,306
Liabilities:
Current Liabilities:
Trade and other payables	$4,169,271	$4,169,271
Wholesale loan facility	21,149,497	21,149,497
Cash reserve	820,208	820,208
Total Current Liabilities	$26,138,976	$26,138,976
Non-Current Liabilities:
Shareholder loans	$46,096	$46,096
Equity:

Class B Preferred Stock, $.01 par value, 5,000 shares authorized, issued and outstanding at March 31, 2014	$50	$50
Common stock, $0.001 par value:
5 50,000,000 shares authorized, 7,671,632 shares outstanding and 509,000 shares to be issued (actual); 12,180,632 shares, as adjusted(2)	8,181	12,181

Additional paid-in capital	15,961,744	35,697,744
Other accumulated comprehensive loss	(1,007,199)	(1,007,199)
Accumulated deficit	(7,639,832)	(7,639,832)
Total equity	7,325,234	27,065,234
Total capitalization	$7,371,330	$27,111,330

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $5.50 per share of common stock, the midpoint of the range set forth on the cover page of this prospectus would increase (decrease) cash and cash equivalents, total shareholders’ equity and total capitalization by $3,680,000, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

An increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) cash and cash equivalents, total shareholders’ equity and total capitalization by $5,060,000, assuming the public offering price per share of common stock remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

(2)	Excludes

●	350,000 shares issuable upon exercise of stock options outstanding as of March 31, 2014, at a weighted-average exercise price of approximately $2.09 per share;

●	2,150,000 shares reserved for issuance under our 2013 Omnibus Incentive Plan;

●	up to 600,000 shares which the underwriter may purchase upon exercise of its option to purchase additional shares to cover over-allotments, if any; and

●
92,000 shares issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, at an exercise price per share equal to 120% of the public offering price, as described in the “Underwriting” section of this prospectus.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to existing stockholders for our presently outstanding shares of common stock. As of March 31, 2014, net tangible book value attributable to our stockholders, as adjusted for the issuance of 509,000 shares subsequent to that date, was $3,751,369, or $0.46 per share of common stock based on 8,180,632 shares of common stock outstanding. Net tangible book value per share equals total consolidated tangible assets minus total consolidated liabilities divided by the number of shares of common stock outstanding and to be issued.

The price at which shares of our common stock will be sold pursuant to this prospectus will be determined by our management based upon negotiations with the underwriter in light of our past and present operating history, the prospects for our company and the industry in which we operate, financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours, the prevailing conditions of the United States securities markets and other factors considered relevant.  The offering price will not necessarily be related to our net tangible book value, stockholders equity, the then trading price for our common stock or the price at which our current shareholders acquired their shares of our common stock.

Our net tangible book value as of March 31, 2014, as adjusted for the issuance of the 509,000 shares subsequent to that date,  would have been approximately $23,491,369, or $1.93 per share of common stock based on 12,180,632 shares of common stock outstanding after giving effect to the sale of 4,000,000 shares of common stock by us at an assumed public offering price of $5.50 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

This represents an immediate increase in the net tangible book value of $1.47per share to existing stockholders and an immediate dilution in the net tangible book value of $3.57per share to the investors who purchase our common stock in this offering.

The following table illustrates the per share dilution after giving pro forma effect to this offering:

Public offering price per share		$5.50
Net tangible book value per share as March 31, 2014, as adjusted	$0.46
Increase in net tangible book value per share attributable to this offering	$1.47

Net tangible book value per share of common stock after the offering		$1.93

Dilution per share to new investors		$3.57

Each $1.00 increase (decrease) in the assumed public offering price of $5.50 per share of common stock would increase (decrease) the net tangible book value as March 31, 2014 by approximately $3,680,000, or approximately $0.30 per share, and the dilution per share to new investors by approximately $0.90, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one million shares in the number of shares offered by us would result in net tangible book value as of March 31, 2014 of approximately $28,551,369, or $2.17 per share, and the dilution per share to investors in this offering would be $3.33 per share, assuming the public offering price per share remains the same. Similarly, a decrease of one million shares in the number of shares of common stock offered by us would result in net tangible book value as of March 31, 2014 of approximately $18,431,369 or $1.65 per share, and the dilution per share to investors in this offering would be $3.85 per share. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing, assuming the public offering price per share remains the same.

The following table summarizes, as of March 31, 2014, adjusted for the subsequent issuance of 509,000 shares, after giving pro forma effect to the sale by us of 4,000,000 shares of common stock in this offering, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us for these shares, and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering. The calculation below reflecting the effect of shares purchased by new investors is based on the public offering price of $5.50 per share, the midpoint of the range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	8,180,632	67.16%	$15,972,215	42.06%	$1.95

New investors	4,000,000	32.84%	22,000,000	57.94%	5.50

Total	12,180,632	100.00%	37,972.215	100.00%

The number of shares purchased is based on shares of common stock outstanding as of March 31, 2014, as adjusted for the issuance of 509,000 shares issued subsequent to that date. The discussion and table above exclude shares of common stock issuable upon exercise of outstanding options issued. If the underwriter was to fully exercise its option to purchase additional shares of our common stock from us, the percentage of shares of our common stock held by existing stockholders would be 64.01%, and the percentage of shares of our common stock held by new investors would be 35.99%. To the extent any outstanding options are exercised, new investors will experience further dilution. To the extent all 350,000 outstanding options had been exercised as of March 31, 2014, the net tangible book value per share after this offering would be $1.93 and total dilution per share to new investors would be $3.57.

Except for the 2,001,514 shares of our common stock received in the Share Exchange by a family trust of which Mr. Evans is the trustee and the 5,000 shares of Class B Preferred Stock received by Mr. Evans in connection with the Share Exchange, none of our officers or directors acquired any shares of our common stock subsequent to January 1, 2009. Prior to completion of the Share Exchange Mr. Evans and a family trust of which he is the trustee acquired from Moneytech what are now 619,925 shares of our common stock for an aggregate purchase price of $663,045 (an average purchase price of $1.07 per share), of which (i) 345,778 shares (founder shares) were purchased from December 2003 to July 2004 for an aggregate purchase price of $692 (or $.02 per share), (ii) 225,183 shares were purchased for an aggregate of $454,756 (or $2.02 per share) in June 2006 and (iii) 48,965 shares were purchased for an aggregate purchase price of $207,598 (or $4.24 per share) in November 2006. In July 2013, shortly after completion of the acquisition of Moneytech by us, our board of directors determined to issue Options to purchase 75,000 shares to each of the three non-employee directors pursuant to our Omnibus Incentive Plan.  The options are exercisable at an exercise price of $2.00 per share.  The options vest as to 2,083 shares per non-employee director on September 30, 2013, and as to an additional 2,083 shares each on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the options shall vest as to an additional 2,095 shares on the last day of August 31, 2016.

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “SRCF.” The OTCQB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCQB equity security generally is any equity that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low closing sale prices per share of our common stock as reported by the OTCQB quotation service.

	High	Low
Fiscal Year 2013
First quarter ended September 30, 2012	$8.00	$2.00
Second quarter ended December 31, 2012	$4.10	$0.53
Third quarter ended March 31, 2013	$6.00	$2.10
Fourth quarter ended June 30, 2013	$2.59	$0.30

Fiscal Year 2014
First quarter ended September 30, 2013	$2.00	$1.02
Second quarter ended December 31, 2013	$2.50	$1.17
Third quarter ended March 31, 2014	$1.43	$0.78
Fourth quarter ended June 30, 2014	$2.00	$1.90

Fiscal Year 2015
First quarter ended September 30, 2014 (through August 1)	$0.82	$1.35

On August 1, 2014, the last reported sale price of our common stock on the OTCQB was $0.82 per share.

We intend to apply for a listing of our common stock on the NYSE MKT (the “MKT”). Whether to grant such a request is in the discretion of the MKT.  To be eligible for such a listing we are required to satisfy certain corporate governance rules of the MKT relating to the “independence” of a majority of the members of our Board of Directors, the composition of our Audit, Compensation and Nominating Committees, and inclusion in our certificate of incorporation or bylaws of provisions that will ensure that certain matters require the approval of our stockholders.

We will also have to satisfy certain quantitative criteria related to our capitalization and the market for our common stock.  The qualitative listing criteria we are seeking to meet require that we have an operating history of two years, shareholders equity in excess of $4,000,000; at least 400 round lot shareholders holding an aggregate of 1,000,000 shares, a “public float” of $15,000,000 and a trading price in excess of $3.00 per share.  The “public float” refers to the market value of all shares eligible for trading and not held by officers, directors and affiliates of our Company. We currently satisfy all of such criteria other than those related to the trading price of our shares and the value of the shares in the public float.  Our Board of Directors has considered authorizing and may in the future authorize, either prior to or after completion of this offering, a reverse split of our common stock in order to satisfy the NYSE MKT’s requirement for a trading price in excess of $3.00 per share.  Although a reverse split would result in a change in the number of our shares outstanding, it would not result in a material change to the information provided in the registration statement of which this prospectus is a part. A reduction in the number of our shares outstanding as a result of a reverse split would reduce the number of our shares in the float, which could negatively impact the market price of our common stock.

If our common stock is approved for listing, we will have to continue satisfy certain criteria to maintain such listing and avoid having our shares “delisted.”

The MKT has adopted certain standards, under which it will normally give consideration to suspending dealings in, or removing, a security from listing or unlisted trading privileges. When an issuer falls below any of the continued listing standards, the MKT will review the appropriateness of continued listing. The Exchange may give consideration to any action that an issuer proposes to take that would enable it to comply with the continued listing standards. However, the standards in no way limit or restrict the Exchange in applying its policies regarding continued listing, and the Exchange may at any time, in view of the circumstances in each case, suspend dealings in, or remove, a security from listing or unlisted trading when in its opinion such security is unsuitable for continued trading on the Exchange. Such action will be taken regardless of whether the issuer meets or fails to meet any or all of the adopted standards.

The Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer which has a continued history of losses and whose stockholders’ equity has fallen below prescribed levels or whose financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.  For example, if an issuer has stockholders' equity of less than $2,000,000 and has sustained losses from continuing operations or net losses in two of its three most recent fiscal years it is a candidate for delisting.  Similarly, if an issuer has stockholders' equity of less than $4,000,000 and has sustained losses from continuing operations or net losses in three of its four most recent fiscal years it is a candidate for delisting.

Independent of the standards discussed above, the Exchange will normally consider suspending dealings in, or removing from the list, a listing for common stock which has a limited distribution.  For example, the Exchange would consider delisting a security if (1) the number of shares publicly held (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000; or (2) the total number of public shareholders is less than 300; or (3) the aggregate market value of shares publicly held is less than $1,000,000 for more than 90 consecutive days.

We cannot assure you that we will obtain a listing for our common stock on the NYSE MKT or any other national securities exchange, or that if we obtain such a listing, that we will continue to satisfy the requirements for maintaining such listing.

Approximate Number of Equity Security Holders

As July 1, 2014, there were approximately 427 stockholders of record. Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record.

Equity Compensation Plan Information

The following table sets forth certain information as of June 30, 2014, our most recently complete fiscal year, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	—	—
Equity compensation plans not approved by security holders	350,000	$2.09	2,150,000
Total	350,000		2,150,000

The outstanding options include options to purchase an aggregate of 225,000 shares granted to our non-employee directors under our 2013 Omnibus Incentive Plan, at an exercise price of $2.00 per share, of which a total of 62,490 were exercisable at June 30, 2014. See. “Executive Compensation – 2013 Omnibus Incentive Plan.”

DIVIDEND POLICY

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our results of operations, cash flow, financial condition, the terms of any bank loan, line of credit or funding agreement to which we are party, as well as our capital needs, future prospects and other factors that our directors may deem appropriate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. You should specifically consider the various risk factors identified in this Prospectus that could cause actual results to differ materially from those anticipated in these forward-looking statements.

Overview

We provide commercial asset based lending, including accounts receivable and trade financing and other financial services to small to medium sized businesses and individuals in Australia through Moneytech and its subsidiaries, with a focus on utilizing leading edge technology to deliver these services.

On June 30, 2013, we acquired Moneytech in exchange for 5,300,000 shares of our common stock (the “Share Exchange”).  As a result of the Share Exchange, Moneytech has become our wholly-owned subsidiary, and the former shareholders of Moneytech own in excess of 50% of our outstanding shares of common stock on a fully diluted basis.  In connection with acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The Series B Shares enable Mr. Evans, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of our common stock (the “Common Shareholders”), with each vote per Series B Share equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and may be redeemed by us for a per share price one tenth of a cent ($0.001).

The Share Exchange was accounted for as a recapitalization of Moneytech effected by a share exchange, where Moneytech is considered the acquirer for accounting and financial reporting purposes.  Our net assets and liabilities as of the date of the consummation of the Share Exchange were brought forward at their fair value and no goodwill was recognized.  Consequently, the historical consolidated financial statements of Moneytech are now the historical financial statements of Source Financial, Inc.

Moneytech commenced operations in 2003 as an Australian based, technology driven, commercial finance company. Moneytech has an AUD$50 million securitized wholesale debt facility (the “Wholesale Facility,” “Receivables Purchase Agreement” or “RPA”) with Westpac banking Corporation (“Westpac”), one of the four leading Australian banks.  Moneytech uses the Wholesale Facility to offer asset based, trade finance or accounts receivable finance and working capital solutions to small and medium enterprises (“SME’s”) throughout Australia.  Moneytech has been in operation for over ten years and has operated profitably in five of the last six years.

To distinguish itself from traditional asset based lenders, and to manage and facilitate the advance of money to its customers, Moneytech has developed, operates and maintains its own real time core money transfer platform called The Moneytech Exchange.  The Moneytech Exchange stores and tracks every invoice and payment entered into the system and automatically communicates with the major Australian transactional banks to settle thousands of transactions per day, in real time.  The Moneytech Exchange is fully automated, real time and online.  Human intervention only occurs to manage exceptions and provide necessary transaction approvals or authorizations.

A reorganization of the company structure was effected following the acquisition of Moneytech on June 30, 2013.  The following chart reflects our organizational structure:

Our objective is to become a leading provider of commercial lines of credit and financial services, in particular money transfer services, to small and medium businesses in Australia and the United States. We seek to differentiate our services by developing and utilizing leading edge technologies to deliver our services. Moneytech currently provides asset based lines of credit in Australia using funds made available under its Receivables Purchase Facility (“RPA”). We also provide payment aggregation and processing solutions in Australia. For the immediate future we are seeking financing to expand Moneytech’s asset based credit solutions operations in Australia through a combination of organic growth and strategic acquisitions and we are considering introducing those operations in the United States, most likely through a strategic acquisition. We do not have any understandings, commitments or agreements with respect to any acquisitions. With the addition of growth capital, Moneytech will seek to accelerate its growth by expanding its customer base, decreasing its cost of funds and achieving a greater degree of autonomy over its credit policies.

Discontinued operations

In February 2014, management returned WikiTechnologies, Inc. (“WikiTechnologies” or ”WTI”), to Edward DeFeudis and Marco Garibaldi as per the terms of the Share Exchange Agreement dated May 30, 2013 and the Settlement Agreement dated February 11, 2014.  Our Board of Directors authorized the Settlement Agreement based upon an evaluation of the operations of WTI during which it became apparent that without significant additional financing WTI would not be able to generate significant revenues and become profitable, and thus was unlikely to satisfy the financial benchmarks specified in the Share Exchange Agreement by June 30, 2014.  Accordingly, our Board of Directors determined that relinquishing our equity interest in WTI on the terms and subject to the conditions set forth in the Settlement Agreement was in the best interests of our company and its stockholders.

Net income attributable to our shareholders, and the associated return on equity, are the primary metrics by which we judge the performance of our business.  Accordingly, we closely monitor the primary drivers of net income:

•
Net financing income - We track the split between the interest income, finance charges and fee income earned on the funds we lend and the interest, finance charges and fees incurred on our Wholesale Facility, and continually monitor the components of our yield and our cost of funds.  In addition, we monitor external rate trends, including the Reserve Bank of Australia cash rate.

•
Net bad debt losses - Other than our cost of funds- interest expense and related fees- the largest driver of business profitability is the minimization of bad debts.  Each asset based line of credit is priced based on an industry and individual customer risk profile developed by us. Delinquencies negatively impact our business performance.  Our profitability is directly connected to our net credit losses; therefore, we closely analyze credit performance and seek to limit our exposure when feasible through the purchase of credit insurance. Our target customer is a business that has financing requirements (in terms of size and time to funding) that make them poor candidates for loans from larger Australian commercial banks. Our lending criteria have, to date, resulted in a relatively low level of overdue and delinquent balances and correspondingly low levels of bad debt.  We extend credit for a maximum of 122 days.  Amounts outstanding beyond their due date are considered overdue and amounts overdue for more than 30 days are considered delinquent.  We monitor credit quality within our portfolio by observing trends in “average collection periods” “Days Sales Outstanding,” delinquent balances as a percentage of our portfolio and single obligor concentration limits and expect our bad debt to be approximately 0.15% of amounts funded. We assess the recoverability of each delinquent balance when determining the required amount of bad debt reserve.

•
Costs and expenses - We assess our operational efficiency using our cost-to-income ratio.  We perform extensive analysis to determine whether observed fluctuations in cost and expense levels indicate a trend or are the nonrecurring impact of large projects.  Our cost and expense analysis also includes a loan- and portfolio-level review of origination and servicing costs to assist us in assessing profitability by pool and vintage.  Portfolio volume and rate of turnover determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor new business volume and business growth.

The accounts of Moneytech and its wholly owned subsidiaries are maintained, and its consolidated financial statements are expressed, in Australian dollars.  Such financial statements were translated into United States Dollars with the Australian Dollar as the functional currency to prepare the consolidated financial statements included in this Prospectus.  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period.  Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations.  The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Results of Operations

Nine months ended March 31, 2014 and 2013

The following discussion of our results of operations constitutes management’s review of the factors that affected our financial and operating performance for the nine months ended March 31, 2014 (“Nine months 2014”) and 2013 (“Nine months 2013”).  This discussion should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this prospectus.

Set forth below are certain items from our operating statements for the nine months ended March 31, 2014 and 2013:

	For the nine months ended March 31		$ Increase	% Increase
	2014	2013	(Decrease)	(Decrease)

Revenue	$4,163,149	$3,673,405	$489,744	13%
Confirmed capital and credit express	3,710,650	3,213,538	497,112	15%
Interest revenue	2,602,560	1,876,967	725,593	39%
Fees	1,012,969	1,331,793	(318,824)	(24)%
Other revenue	95,121	4,778	90,343	1,891%
Payment services	339,397	392,992	(53,595)	(14)%
Giftcard program revenue	105,777	294,442	(188,665)	(64)%
Other revenue	233,620	98,550	135,070	137%
Other revenue	113,102	66,875	46,227	69%
360FX customer referral	69,494	59,616	9,878	17%
Foreign exchange	43,961	918	43,043	4,689%
Other revenue	(353)	6,341	(6,694)	(106)%
Cost of revenue	2,186,879	2,196,874	(9,995)	(0)%
Confirmed capital and credit express	1,613,525	1,715,409	(101,884)	(6)%
Interest expense	1,268,669	1,410,595	(141,926)	(10)%
Insurance	133,955	167,325	(33,370)	(20)%
Account Issuing Expenses	124,926	122,945	1,981	2%
Other	85,975	14,544	71,431	491%
Payment services	95,384	3,608	91,776	2,544%
Gift card expenses	26,812	(209)	27,021	(12,929)%
Other	68,572	3,817	64,755	1,696%
Depreciation and amortization	477,970	471,918	6,052	1%
Other cost of revenue	-	5,939	(5,939)	-
Gross profit	1,976,270	1,476,531	499,739	34%
Operating expenses
Compensation expenses	639,415	500,169	139,246	28%
Research and development expense	296,656	358,207	(61,551)	(17)%
Bad debt expenses	542,890	114,956	427,934	372%
Occupancy expenses	186,110	182,691	3,419	2%
Depreciation expense	49,864	53,620	(3,756)	(7)%
General and administration expenses	1,125,521	276,757	848,764	307%
(Loss) income from operations	(864,186)	(9,869)	(854,317)	8,657%
Other income	477,305	427,794	49,511	12%
(Loss) income before income tax	(386,881)	417,925	(804,806)	(193)%
Income tax expense	203,186	240,428	(37,242)	(15)%
Net (loss) income from continuing operations	(590,067)	177,497	(767,564)	(432)%
Net result from discontinued operations	(301,280)	-	(301,280)	NA
Net (loss) income	(891,347)	177,497	(1,068,844)	(602)%
Other comprehensive loss
Foreign currency translation	72,563	200,488	(127,925)	(64)%
Comprehensive loss	$(818,784)	377,985	(1,196,769)	(317)%

Revenue

Consolidated revenue from continuing operations for the Nine months 2014 were approximately $4,163,149, an increase of $489,744 or 13% from our consolidated revenue from continuing operations for the Nine months 2013 of $3,673,405.  Excluding differences attributable to changes in foreign exchange rates, revenue increased 29%.  Excluding differences attributable to changes in foreign exchange rates, the increase resulted primarily from an increase in Confirmed Capital and Credit Express revenue (27%) and an increase in other revenue (2%).  Excluding differences attributable to changes in foreign exchange rates, the Confirmed Capital and Credit Express revenue increase is mainly attributable to an increase in interest revenue (29%) and an increase in fees charged to new customers to set up their accounts (3%).  Excluding differences attributable to changes in foreign exchange rates, Confirmed Capital and Credit Express revenue was 21% higher in total as a result of settled penalties associated with the default of two Confirmed Capital customers.  The lines of credit we funded were approximately AUD$187 million during the Nine months 2013 and AUD$188 million during the Nine months 2014.  The other revenue increase is primarily attributable to increases in referrals of Moneytech’s customers to the 360 Markets Foreign Exchange business.  The payment services revenue decrease is mainly attributable to a decrease in gift cards revenue and an increase in revenues at MPOS and mPay.  MPOS and mPay are subsidiaries of Moneytech which provide money transfer services in Australia.

Cost of Revenue; Gross Profit

Our cost of revenue from continuing operations, which is composed principally of the interest, fees and insurance we pay related to our RPA and the amortization expense of capitalized research and development costs, was $2,186,879 in the Nine months 2014, a decrease of $9,995 or 0% from our cost of revenue of $2,196,874 for the Nine months 2013.  Excluding differences attributable to changes in foreign exchange rates, costs of sales increased 13%.  Excluding differences attributable to changes in foreign exchange rates, the increase is primarily the result of increases in Confirmed Capital and Credit Express costs (5%), increases in payment services costs (5%) and increases in amortization of intangibles (3%).  Excluding differences attributable to changes in foreign exchange rates, the Confirmed Capital and Credit Express cost increase is mainly attributable to an in increase in costs associated with setting up the accounts of new customers (4%), an increase in interest expense (1%), a decrease in insurance costs (1%) and an increase in fees associated with existing accounts (1%).  Our interest expense has increased slightly. Growth in the volume of credit lines funded in the first six months has been offset by decreases in the amounts funded in the third quarter as a result of the default of two confirmed capital customers.  The payment services cost increase is mainly attributable to an increase in costs at Mpos and mPay and the increase in amortization is attributable to increased investment in intangibles.

Our profit from continuing operations, increased $499,739 from $1,476,531 in the Nine months 2013 to $1,976,270 in the Nine months 2014.  This was primarily because net interest revenues and fee revenues in the Confirmed Capital and Credit Express business increased.  Net interest revenues increased primarily because lines of credit funded increased, because net interest margins increased as a result of a lag in decreasing the interest rates charged to our customers as the rate of interest charged under the RPA decreased and because increased rates of interest were charged on the default of two Confirmed Capital customers.

Operating Expenses; Bad Debt Expense; Income from Operations

Apart from the costs under our RPA, the other significant factor in determining our overall profitability is our operating expenses, in particular our bad debt expense.  Our bad debt expense for the Nine months 2014 was $542,890, representing an increase of $427,934 from bad debt expense of $114,956 for the Nine months 2013.  The increase in our bad debt expense represents losses incurred as a result of defaults by several smaller customers where, despite security interests in the inventory and receivables of our clients and personal guarantees from their principals, upon default we were unable to recover amounts equal to the amounts due.

The percentage of delinquent balances in our portfolio was 1.80% and 2.00% as of March 31, 2014 and 2013, respectively.  The percentage of delinquent balances in our portfolio averaged 1.85% and 1.80% in the nine months ended March 31, 2014 and 2013, respectively.  The average collection period in our portfolio increased from 45 days to 50 days during the nine months ended March 31, 2014 and from 47 to 57 days during the nine months ended March 31, 2013.  Bad debts as a percentage of amount funded was 0.29% and 0.06% in the nine months ended March 31, 2014 and 2013, respectively.

Our total operating expenses from continuing operations (other than bad debt) increased by $926,122 or 68% from $1,371,444 in the Nine months 2013 to $2,297,566 in the Nine months 2014.  This increase is primarily reflected by the inclusion of costs associated with operating in the United States including the issuance of restricted stock and options to employees, consultants and non-employee directors of the company ($199,339 or 22%) and other professional services ($489,331 or 53%).

Other Income; Provision for income taxes; net (loss) income

To date, our other expense (income) has consisted of financing costs other than those incurred under the RPA, offset by interest income on the cash reserves we are required to maintain under the RPA, and research and development grants received from the Australian government. In the Nine months 2014 we accrued AUD $360,000 for research grants we expect to receive later this year from the Australian government.

The research and development grant payment is determined according to criteria set by the Australian government.  Grant processing and payment takes place annually and requires the filing of the Australian tax return prior to finalization and payment.  It is not a return of tax.  The company prepares the claim and the expected payment is accrued as income when the grant criteria are met.

Our net loss from continuing operations before tax for the Nine months 2014 was $386,881, as opposed to net income of $417,925 for Nine months 2013.  As a result of $203,186 in taxes incurred in the Nine months 2014, we incurred a net loss after tax for the Nine months 2014 of $590,067, as compared to net income after tax for the Nine months 2013 of $177,497.  No tax benefit has been recognized for the losses incurred in the United States because management believes it more likely than not that these assets will not be realized in the near future.  Operations in Australia (Moneytech) remain profitable while operations in the United States (Source) are not yet profitable.  This is primarily attributable to the WikiTechnologies business not meeting targets and the subsequent decision to discontinue these operations.

Net loss from discontinued operations.

In January 2014, management decided to return the ‘Wiki Technologies’ entity to Edward DeFeudis and Marco Garibaldi as per the terms of the Share Exchange Agreement.  The decision was taken because revenue and profitability benchmarks as per the Share Exchange Agreement were unlikely to be met.  Revenue and expenses, and gains and losses relating to the discontinued business have been reclassified from the results of continuing operations and are reflected as net loss from discontinued operations.

Revenue $2,647, Cost of Revenue ($70,460), Operating expenses ($234,027) and Other income $560 contributed to the net loss of $301,280.

Other comprehensive income.

Our other comprehensive income consists of gains and losses in net asset value that occur when movements in foreign exchange rates occur.  These gains or losses are primarily as a result of changes in the AUD/USD exchange rate.  We cannot and do not attempt to predict movements in these exchange rates.  The changes in net asset value occur because our net assets and operational activity are principally in Australian Dollars.  We do not hedge the foreign exchange rate exposure.  As operations in the United States expand the impact of foreign exchange rates on our results of operations will decrease.

The average AUD/USD exchange rates were 1 to 1.0386 and 1 to 0.9141 in the Nine months 2013 and the Nine months 2014, respectively.

Comparison of the fiscal year ended June 30, 2013 (“Fiscal 2013”), to the fiscal year ended June 30, 2012 (“Fiscal 2012”)

Set forth below are certain items from our operating statements for the years ended June 30, 2013 and 2012:

All amounts, other than percentages, in U.S. dollars

	Year Ended June 30, 2013	Year Ended June 30, 2012	Dollar Increase (Decrease)	Percentage Increase (Decrease)

Revenue	$5,305,130	$4,171,622	$1,133,508	27%
Confirmed capital and credit express	4,626,538	3,546,579	1,079,959	30%
Interest revenue	2,537,679	1,903,372	634,307	33%
Fees	2,072,743	1,635,851	436,893	27%
Other revenue	16,116	7,357	8,759	119%
Payment services	565,036	461,903	103,133	22%
Giftcard program revenue	382,432	461,893	(79,461)	(17)%
Other revenue	182,605	10	182,594	1,797,573%
Other revenue	113,556	163,139	(49,584)	(30)%
360FX customer referral	75,511	4,677	70,835	1,515%
Foreign exchange	2,944	155,966	(153,022)	(98)%
Other revenue	35,100	2,496	32,604	1,306%
Cost of revenue	3,001,573	2,715,227	286,346	11%
Confirmed capital and credit express	2,331,401	2,061,897	269,504	13%
Interest expense	1,905,472	1,711,918	193,554	11%
Insurance	169,203	161,764	7,439	5%
Account Issuing Expenses	231,453	179,242	52,210	29%
Other	25,273	8,972	16,301	182%
Payment services	42,909	95,558	(52,649)	(55)%
Gift card expenses	18,969	95,558	(76,589)	(80)%
Other	23,939	-	23,939	-
Depreciation and amortization	621,173	557,609	63,564	11%
Other cost of revenue	6,090	163	5,927	-
Gross profit	2,303,557	1,456,395	847,162	58%
Operating expenses
Compensation expenses	730,268	806,711	(76,443)	(9)%
Research and development expense	472,229	199,144	273,085	137%
Bad debt expenses	393,774	78,038	315,736	405%
Occupancy expenses	254,132	221,000	33,132	15%
Depreciation expense	75,844	36,402	39,442	108%
General and administration expenses	251,220	226,936	24,284	11%
Income (loss) from operations	126,090	(111,836)	237,926	(213)%
Other income	441,908	369,423	72,485	20%
Income before income tax	567,998	257,587	310,411	121%
Income tax expense	305,246	179,647	125,599	70%
Net income	262,752	77,940	184,812	237%
Other comprehensive (loss)
Foreign currency translation	(826,704)	(253,280)	(573,424)	226%
Comprehensive (loss)	$(563,952)	(175,340)	(388,612)	222%

Revenue

Consolidated revenues from operations for the year ended June 30, 2013 (“Fiscal 2013”) were approximately $5,305,130, an increase of $1,133,508 or 27% compared with consolidated revenues from operations of $4,171,622 for the year ended June 30, 2012, (“Fiscal 2012”).  Excluding differences attributable to changes in foreign exchange rates, revenue increased 28% for the year ended June 30, 2013 as compared to the year ended June 30, 2012.  Excluding differences attributable to changes in foreign exchange rates, the increase resulted primarily from an increase in Confirmed Capital and Credit Express revenue (26%) and an increase in payment services revenue (3%).  Excluding differences attributable to changes in foreign exchange rates, the Confirmed Capital and Credit Express revenue increase is mainly attributable to an increase in interest revenue (16%) and an increase in fees charged to new customers to set up their accounts (11%).  Excluding differences attributable to changes in foreign exchange rates the increase in revenues primarily reflects the increase in the volume of the lines of credit we funded which grew from approximately US$162 million during Fiscal 2012 to approximately US$245 million during Fiscal 2013.  Excluding differences attributable to changes in foreign exchange rates, the payment services revenue increase is mainly attributable to an increase in revenues attributable to MPOS and mPay.  MPOS and mPay are subsidiaries of Moneytech which provide money transfer services in Australia.  MPOS was acquired in fiscal 2013 and mPay was developed internally and began generating revenue in fiscal 2013.

Cost of Revenue; Gross Profit

Our cost of revenue, which is composed principally of the fees and interest we pay on our RPA and amortization expense of capitalized research and development costs, was $3,001,573 for Fiscal 2013, an increase of $286,346 or 11% from our cost of sales of $2,715,227 for Fiscal 2012.  Excluding differences attributable to changes in foreign exchange rates, costs of revenue increased 11%.  Excluding differences attributable to changes in foreign exchange rates, the increase is primarily the result of increases in Confirmed Capital and Credit Express costs (10%).  Excluding differences attributable to changes in foreign exchange rates, the increase in Confirmed Capital and Credit Express costs is mainly the result of an increase in interest expense (7%) and an increase in account issuing expenses (2%).   Excluding differences attributable to changes in foreign exchange rates these primarily result from the growth in the volume of credit lines funded as discussed above.  Because we were able to decrease the rates of interest charged to our customers at a slower rate than the decrease in the rate of interest paid by us, we were able to increase our gross profit from $1,456,395 in Fiscal 2012 to $2,303,557 in Fiscal 2013, a rate of increase which exceeded the growth rate in our revenues.

Operating Expenses; Bad Debt Expense; Income from Operations

The other significant factor in determining our overall profitability is our operating expenses, in particular our bad debt expense.  Our bad debt expense for Fiscal 2013 was $393,774, an increase of $315,736 or 405% from bad debt expense of $78,038 for Fiscal 2012.  We believe the level of bad debt experienced in Fiscal 2013, 0.21% of credit extended, is acceptable and the increase over Fiscal 2012 reflects the extraordinarily low level of bad debt experienced in Fiscal 2012, when bad debt expense was 0.05% of credit extended.

The percentage of delinquent balances in our portfolio was 1.60% as of June 30, 2013 and 2012, respectively.  The percentage of delinquent balances in our portfolio averaged 1.85% and 2.24% in the fiscal year ended June 30, 2013 and 2012, respectively.  The average collection period in our portfolio decreased from 47 days at the beginning of Fiscal 2013 to 45 days at June 30, 2013 and remained constant at 47 days during the fiscal year ended June 30, 2012.  Bad debts as a percentage of amount funded was 0.21% and 0.05% in the fiscal year ended June 30, 2013 and 2012, respectively.

Our total operating expenses (other than bad debt) increased by 20% from $1,490,193 in Fiscal 2012 to $1,783,693 in Fiscal 2013.  Excluding differences attributable to changes in foreign exchange rates, total operating expenses (other than bad debt) increased by 20%. Our ability to control the growth in our operating expenses, other than bad debt, from Fiscal 2012 to Fiscal 2013, while increasing the volume of our business enabled us to generate income from operations in Fiscal 2013 as compared to the loss from operations generated in Fiscal 2012.  The biggest increase was from the research and development cost that was not capitalized in Fiscal 2013 for Moneytech Exchange and mPay.

The design and technical development of the Moneytech Exchange and our payment services platform are completed and both products are operational for purposes of providing the services we currently offer. Although we will continue to upgrade and add additional functionality to the Moneytech Exchange and our payment services platform and will need to add additional personnel as we grow, the rate of growth of these expenses should be less than the rate of growth of our revenue. Further, we anticipate that as we expand our portfolio and increase the number of services we offer, the rate of growth in the lines of credit we service and in our revenues will exceed the rate of growth in our operating expenses.  There are a number of reasons for this, the most significant being that most of the expense involved with any debtor/obligor is incurred when the relationship is established.  In the absence of a default or other triggering event, so long as a debtor/obligor is online, it generates revenue for us with little impact on our operating expenses.  We do anticipate a slight increase in the rate of growth of our operating expenses this year due to, among other factors, the fact that Moneytech’s operational financial statements prior to June 30, 2013, do not include any of the expenses associated with being a public company nor the expenses incurred by WikiTechnologies before it was discontinued.

Other Income (Expense); Provision for income taxes; net income (loss)

To date, our other expense (income) has consisted of financing costs other than those incurred under the RPA, offset by interest income on the cash reserves we are required to maintain under the RPA and research and development grants received from the government.

In both Fiscal 2012 and 2013, we received research grants from the Australia government.  During Fiscal year 2013 we received $526,962, as compared to $302,876 received in Fiscal 2012.  The increase was due to our increased costs for the development of mPay during Fiscal 2013.  Interest income increased from $109,899 to $114,309 due to the increase in cash reserves from Fiscal 2012 to 2013.  Other expenses increased from $14,797 to $182,566 due to costs related to the exchange agreement.

Our net income before tax for Fiscal 2013 was $567,998, a 121% increase from net income of $257,587 for Fiscal 2012. As a result of the income, we incurred $305,246 in taxes in Fiscal 2013 and $179,647 in taxes for Fiscal 2012.  Our net income for Fiscal 2013 of $262,752, as compared to net income after tax for Fiscal 2012 of $257,586 was mainly due to the increase in revenue.

Other comprehensive income.

Our other comprehensive income consists of gains and losses in net asset value that occur due to changes in foreign exchange rates.  These gains or losses are primarily as a result of changes in the AUD/USD exchange rate.  We cannot and do not attempt to predict movements in exchange rates and do not hedge our foreign exchange rate exposure.  The changes in net asset value occur because our net assets and operational activity are principally in Australian Dollars. If we initiate operations in the United States the impact of foreign exchange rates on our results of operations will decrease.

The average AUD/USD exchange rates were 1 to 1.0269 and 1 to 1.0323 in the fiscal years ended June 30, 2013 and 2012, respectively.

Liquidity and Capital Resources

Our ability to offer asset backed credit lines is determined by the amount of funds we can borrow which is influenced by the amount of our capital.  We require a significant amount of liquidity to offer our asset backed credit lines and our rate of growth and profitability will, for the foreseeable future, largely be determined by our ability to raise equity or borrow funds to make available to our clients and the effective cost of such funds.

Comparison of Balance Sheet Data as at March 31, 2014, June 30, 2013 and June 30, 2012

Set forth below are certain items from our Consolidated Balance Sheets at March 31, 2014, and June 30, 2013 and 2012:

	March 31,	June 30,	June 30,
	2014	2013	2012
Cash and cash equivalents	$7,546,870	$7,140,539	5,617,025
Trade Receivables	19,164,901	26,014,249	26,577,290
Total Assets	$33,510,306	$40,366,333	40,113,093
Wholesale Loan Facility	21,149,497	25,669,388	24,688,865
Total Liabilities	$26,185,072	$32,701,955	32,208,188
Total Equity	$7,325,234	$7,664,378	7,904,905

Trade receivables, Total Assets, Wholesale Loan Facility and Total Liabilities have decreased as a result of the loss, resulting from the default by two Confirmed Capital customers during the nine months ended March 31, 2014.

Cash Flow Comparison

After adjusting for the cash deemed used in operating activities as a result of the increase in the volume of credit lines we made available each year, we have produced positive net cash from operating activities every year since July 2009.  Our revenue generating activities have consisted primarily of making credit lines available to our customers and our principal cost of sales has consisted of interest charges and other fees payable under our Wholesale Facility.

Comparison of the Statement of Cash Flows for the Nine Months Ended March 31, 2014 and 2013:

	For the nine months ended March 31,
	2014	2013
Net cash provided by (used in) operating activities	$7,512,400	$(6,102,527)
Net cash (used in) investing activities	(600,278)	(763,423)
Net cash (used in) provided by financing activities	(6,646,270)	6,742,555
Net cash provided by discontinued operations	3,461	-
Exchange rate effect on cash	71,730	141,743
Net cash inflow	$341,043	$18,348

Our ability to offer asset based credit lines is determined by the amount of our capital and the amount of funds we can borrow.  We require a significant amount of liquidity to offer our asset based credit lines and our rate of growth and profitability will, for the foreseeable future, largely be determined by our ability to raise equity or borrow funds with which to purchase receivables and the effective cost of such funds.

Comparison of the Statement of Cash Flows for the Fiscal Years Ended June 30, 2013 and 2012

	Year Ended June 30,
	2013	2012

Net cash provided by (used in) operating activities	$(2,855,751)	$(4,034,980)
New cash provided by (used in) investing activities	$(824,747)	$(790,967)
Net cash provided by (used in) financing activities	$6,096,650	$7,751,988

Cash used in Operating Activities

For Fiscal 2013, we used approximately $2,855,751 of net cash in our operating activities.  This reflects our net income of $262,752 less $3,815,520 used by changes in operating assets and liabilities and adjustments for non-cash items providing $697,017.  Adjustments for non-cash items consisted entirely of depreciation and amortization. The increase in operating assets and liabilities was primarily the result of an increase in trade receivables of $3,555,934, reflecting the increase in the volume of credit lines we provided.

For Fiscal 2012, we used approximately $4,034,980 of net cash in our operating activities.  This reflects our net income of $77,940 less $4,706,931 used by changes in operating assets and liabilities and adjustments for non-cash items providing $594,011.  Adjustments for non-cash items consisted entirely of depreciation and amortization. Cash used in working capital items and other activities was primarily the result of an increase in trade receivables of $7,765,220 reflecting an increase in the volume of credit lines we provided offset by an increase in trade payables of $3,737,665 reflecting an increase in balances associated with the new Confirmed Capital business.

Cash Used in Investing Activities

During Fiscal 2013, net cash used in investing activities of $824,747 primarily reflects $747,580 in capitalized costs incurred on the development of intangible assets, principally software related to the Moneytech Exchange and mPay, $110,392 invested in our subsidiary  mPayments Pty Ltd. and $32,063 used to purchase property, plant and equipment, partially offset by $65,288 realized upon consummation of the Exchange Agreement.

During Fiscal 2012, net cash used in investing activities of $790,967 reflects $706,496 in capitalized costs incurred on the development of intangible assets, principally software related to the Moneytech Exchange and $84,471 used to purchase property, plant and equipment.

Cash Provided by Financing Activities

During Fiscal 2013, net cash provided by financing activities of $6,096,650 reflects an increase in our borrowings under the Wholesale Loan Facility of $3.906 million, contributions to our capital reserve account received from our customers of $2.360 million, partially offset by payments of loans.

During Fiscal 2012, net cash provided by financing activities of $7,751,988 consisted entirely of an increase in the amounts borrowed under the RPA.

Credit Facility

In 2005 we entered into a Receivables Purchase Agreement (the “Wholesale Facility” or the “RPA”) with one of the “Big Four” Australian Banks which has been renewed annually each year thereafter.  Pursuant to this Agreement we electronically offer eligible receivables to our lender for purchase on a nightly basis.  These offerings are then settled by the lender on a daily basis.  The funds we receive upon settlement are automatically and electronically delivered to our customers.  Our gross profit is represented by the difference between what we charge our customers in interest, finance charges and fees and what we pay to our lender. Our borrowing limit under the RPA is AUD$40 million, subject to interim agreed upon limits determined by various tests and covenants.  As at March 31, 2014 our borrowing capacity was limited to AUD $40 million and the total amount drawn against the facility was $21,149,497.  The agreement is renewed annually on an agreed anniversary date, the latest of which was December 31, 2013.  In 2014, the facility interim agreed upon limit has been extended to AUD$40 million and renewed until December 31, 2014.

We pay an interest rate on all borrowed monies under the RPA which is directly linked to the Reserve Bank of Australia cash-rate, a utilization fee charged on monies available to be borrowed but not utilized, an annual line fee and fees for electronically accessing the facility.  The Facility contains a number of covenants relating to our financial performance and performance of our receivables portfolio including but not limited to net profit targets, maximum dilution ratios, concentration limits, maximum delinquency ratios and cash reserve requirements.  As of the date hereof we are in compliance with all covenants imposed by the RPA.

We, in turn, provide our customers with funds provided by the RPA.  We charge each of our clients, interest at a rate above that charged by our lender and seek to have our clients pay a fee corresponding to each of the fees charged to us in respect of their loans.  To the extent that the RPA requires that we deposit monies into an account to partially secure repayment of our loans, we seek to have those funds advanced by our customers as a condition of their credit lines.  The cash reserve we are required to maintain pursuant to the RPA is included under Cash and cash equivalents on our balance sheet.

Insurance

As a condition of the RPA, the receivables due Moneytech from its customers or their counterparties are insured pursuant to a policy issued by Euler Hermes, a Standard & Poor’s rated trade credit insurance provider.  Pursuant to this policy, Moneytech would bear the first $500,000 of losses incurred in any calendar year, after which any bad debt losses are borne by Euler Hermes.  This policy is renewed annually.

The following tables show, since claim year 2010 (each claim year ends on June 30) the amount of claims submitted to Euler Hermes for reimbursement, the amounts recognized or denied, the payments received to date and amounts remaining to be paid.

	Fiscal year Jun 30, 2011	Fiscal year Jun 30, 2012	Fiscal year Jun 30, 2013	9 months Mar 31, 2014
Opening balance	-	-	520,012	295,145
Claims recognized	-	520,012	-	37,432
Claims paid	-	-	(224,866)	(139,717)
Closing balance		520,012	2,95,145	192,861

	Claim year 2010	Claim year 2011	Claim year 2012	Claim year 2013	Claim year 2014
Claims submitted	960,068	615,720
Policy excess	(500,000)	(500,000)	No claim submitted as credit losses do not exceed the
Claims denied	-	(18,344)	policy excess of $500,000
Claims paid	(267,208)	(97,376)
Claims in progress	192,861	-

1 Claim amounts for claim years 2010 and 2011 were recognized in the 2012 fiscal year. In fiscal year 2011, there was no expectation of a claim for claim year 2010. In fiscal 2012, there was a change in circumstances relating to a debt attributable to claim year 2010 which resulted in a claim becoming possible.
2 Claim years run January 1 to December 31 each year.
3 Claims are not submitted until the policy excess of $500,000 is reached.
4 At June 30, 2014 we estimate claims to be denied for claim year 2010 at $170,000.

Commitments for Capital Expenditures

We do not have any commitments for capital expenditures.

The design and technical development of The Moneytech Exchange is completed and it is operational. Although we will continue to upgrade and add additional functionality to The Moneytech Exchange and will need to add additional personnel as we grow, the rate of growth of these expenses should be less than the rate of growth of our revenue. Further, we anticipate that as we expand our portfolio and increase the number of services we offer, the rate of growth in the lines of credit we service and in our revenues will exceed the rate of growth in our operating expenses.  There are a number of reasons for this, the most significant being that most of the expense involved with any debtor/obligor is incurred when the relationship is established.  In the absence of a default or other triggering event, so long as a debtor/obligor is online, it generates revenue for us with little impact on our operating expenses.

In addition to the upgrade and addition of functionality to The Moneytech Exchange, we will also incur expenditure on research and development of our payments services platform and functionality.

Off Balance Sheet Items

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies

Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, recovery of long-lived assets, income taxes, and the impact of changes in currency exchange rates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in Note 3 to our consolidated financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial statements and our management’s discussion and analysis.

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectability of accounts receivable and recoverability of long-term assets.

Allowance for Doubtful Accounts

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Cost of Revenue

Cost of revenue includes; programs licensed; operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services, including inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

Exchange (Loss) Gain

During the nine months ended March 31, 2014 and 2013, the transactions of Moneytech and its wholly owned subsidiaries were denominated in foreign currency and were recorded in Australian dollar (AUD) at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income

The accounts of Moneytech and its wholly owned subsidiaries were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD with the AUD as the functional currency. All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Recently Issued Accounting Pronouncements

There have been no new accounting pronouncements during the nine months ended March 31, 2014 that we believe would have a material impact on our financial position or results of operations.

We do not believe that the adoption of any recently issued accounting pronouncements, including those set forth above, will have a material effect on our consolidated financial statements.

BUSINESS

Overview

We provide commercial asset based lending, including accounts receivable and trade financing and other financial services, to small to medium sized businesses and individuals in Australia through Moneytech and its subsidiaries, with a focus on utilizing leading edge technology to deliver these services.

Moneytech commenced operations in 2003 as an Australian based, technology driven, commercial finance company. Moneytech has an AUD$50 million securitized wholesale debt facility (the “Wholesale Facility,” “Receivables Purchase Agreement” or “RPA”) with the structured finance division of Westpac Banking Corporation (“Westpac”), one of the four leading Australian banks.  Moneytech uses the Wholesale Facility to offer asset based, trade finance or accounts receivable finance and working capital solutions to small and medium enterprises (‘SME’s’) throughout Australia.   Moneytech has built a portfolio of more than 5,000 high-quality business customers with its existing range of financing solutions and has experienced strong organic growth since inception.

For the fiscal years ended June 30, 2013 and 2012 and the nine months ended March 31, 2014, receivables financing accounted for approximately 87%, 85% and 89%, respectively, of total revenue, and payment services accounted for approximately 11%, 11% and 8%, respectively, of total revenue.

To distinguish itself from traditional asset based lenders, and to manage and facilitate the advance of money to its customers, Moneytech has developed, operates and maintains its own real time core money transfer platform called The Moneytech Exchange. The Moneytech Exchange stores and tracks every invoice and payment entered into the system and automatically communicates with the major Australian transactional banks to settle thousands of transactions per day, in real time. The Moneytech Exchange is fully automated, real time and online. Human intervention only occurs to manage exceptions and provide necessary transaction approvals or authorizations. The Moneytech Exchange provides significant benefits over traditional non-technology based systems such as:

●	Simple, secure two factor authenticated login to initiate transactions through the web;

●	Automatic processing up to pre-approved limits;

●	Same day settlement for all transactions;

●	Real-time reporting for all parties to each transaction, allowing for easy record keeping, reconciliation and auditing; and

●	Parameters can be assigned to each transaction to vary the cost, settlement timeframe and interest rate, depending on the industry, product, payment terms or any other criteria.

Moneytech has invested approximately AUD$10 million developing this banking platform technology, including approximately AUD$1,161,344 and AUD$873,685 in the fiscal years ended June 30, 2013 and 2012, respectively, and continues to invest in research and development to expand and improve its technology and product suite to maintain and further its competitive position.

A portion of the net proceeds of this offering will be used to expand Moneytech’s asset based credit solutions operations in Australia through a combination of organic growth and strategic acquisitions. With the addition of growth capital, Moneytech will seek to accelerate its growth by expanding its customer base, decreasing its cost of funds and achieving a greater degree of autonomy over its credit policies. We also are considering introducing Moneytech’s operations in the United States, most likely through a strategic acquisition. As of the date of this prospectus, we are not engaged in any negotiations, nor do we have any understandings, commitments or agreements with respect to any acquisitions.

Moneytech is an Australian Financial Services License (“AFSL”) holder and BPAY (bill pay) Authorized PIM (“Payment Institution Member”).  As a BPAY PIM Moneytech is authorized by BPAY, Australia’s leading bill payment service accepted by all the major Australian banks, to manage stored value accounts for BPAY customers.

Corporate History

Source Financial, Inc., formerly known as Wiki Group, Inc., was incorporated on June 24, 1988 under the laws of the State of Delaware under the name Windsor Capital Corp.

In February 2008, we became an Internet person-to-person lending service as a result of our acquisition from Spider Investments, LLC, of all right, title and interest in and to www.swapadebt.com, a person-to-person lending website, in consideration for shares of our common stock. At the time of the acquisition, Edward DeFeudis was our Chairman, President and CEO, and was a principal in and the managing member of Spider. In connection with the acquisition, we also issued shares of our common stock to a company owned by Marco Garibaldi for services rendered and to be rendered by Mr. Garibaldi. As a result of the transaction, Mr. DeFeudis was the beneficial owner of shares representing approximately 49.8% of our then outstanding common stock, and Mr. Garibaldi was the beneficial owner of shares representing approximately 30.3% of our then outstanding common stock.

On May 4, 2011, we authorized a 10 for 1 forward split of our common stock and increased the number of our authorized shares of common stock to 750,000,000.  On July 31, 2011, we authorized a 1-for-10 reverse stock split and reduced the number of our authorized shares of common stock to 150,000,000.

                On February 10, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), we acquired all of the outstanding equity of WikiPay, Inc., in exchange for shares of our Series A Preferred Stock (the “Series A Preferred Shares”) convertible into sixty percent (60%) of our then outstanding shares of common stock on a fully diluted basis. At the time of the acquisition, Mr. Garibaldi, our then Chief Executive Officer, was the Chief Financial Officer and a director of WikiPay and the owner of 37% of the outstanding shares of WikiPay, and Mr. DeFeudis, our then Chairman, Chief Financial Officer and a director of our company, was the Chief Executive Officer and a director of WikiPay and the owner of approximately 35% of the then outstanding shares of WikiPay.  Of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement, 37% were issued to Mr. Garibaldi and approximately 35% were issued to Mr. DeFeudis.

On February 6, 2012, we increased the number of our authorized shares of common stock to 250,000,000.

On December 7, 2012 we increased the number of our authorized shares of common stock to 500,000,000.

On March 21, 2013, we effected a 1-for-100 reverse split of our authorized and issued common stock and changed our corporate name to Source Financial, Inc.

On October 3, 2013, we amended and restated our certificate of incorporation to decrease the number of our authorized shares of common stock and preferred stock to 50,000,000 and 1,000,000, respectively.

On June 30, 2013, we consummated the Share Exchange Agreement whereby Moneytech became a wholly-owned subsidiary of our company and the Moneytech Shareholders acquired in excess of 50% of our outstanding shares on a fully diluted basis.

On February 14, 2014, pursuant to the Settlement Agreement, we relinquished our ownership in WikiTechnologies.

Business Strategy

In Australia, the banking environment is dominated by the “Big Four” Australian banks — Commonwealth Bank of Australia (CBA), National Australia Bank (NAB), Australia and New Zealand Banking Group (ANZ) and Westpac.  This oligopoly has resulted in a particularly risk averse and high priced lending environment, and many viable Australian business are limited in both their access to capital and their options for obtaining business loans.  The SME space is especially under-serviced in this regard.  This represents an opportunity for non-bank lenders, such as Moneytech, to target both high growth and established Small to Medium Enterprises with unique financial solutions, including Confirmed Capital and Credit Express.

Moneytech believes it is in a strong position to capitalize on this opportunity, as:

1
Moneytech’s product offerings (particularly Confirmed Capital and Credit Express) are unique and market leading in that they can finance up to 100% of the value of an individual invoice and track the details of each transaction in real time utilizing Moneytech’s proprietary Moneytech Exchange system.

2
Moneytech’s small size relative to the “Big Four” allows it to be more agile, responding to and developing opportunities which the Australian banks are either unwilling or unable to develop or are too slow to respond to.

3	Moneytech has a full suite of financial products, both transactional and lending, all operated through the Moneytech Exchange, affording it a competitive advantage over similar non-bank lenders.
4
Moneytech has an ongoing and historic entrepreneurial spirit with a customer focus, aiming to creatively and profitably satisfy customer needs and exceed customer expectations in the delivery of financial products.

We intend to capitalize on our opportunities in the Australian market by initiating a marketing campaign to increase the number of customers served by Moneytech. As a first step in this effort, we have engaged a business development officer to develop a marketing program and establish the relationships necessary to cross sell our services. Any significant increase in the number of customers served and the volume of loans provided by us will require that we increase the credit facility we rely upon to service our customers. If we are successful in obtaining financing to finance expansion of our business in Australia, we will seek to increase our Wholesale Facility with Westpac or find another lender which will provide us with the credit necessary to expand our business at lower costs. We cannot assure you that we will be successful in increasing our Wholesale Facility, that we will be able to find another lender that will provide the necessary credit increase or that any increase will be on terms that will allow the expansion of our business to be profitable.

A number of our Australian customers regularly purchase goods from or supply goods to U.S. based counterparties or otherwise engage in dollar denominated transactions.  To enable us to serve the needs of these customers without the exchange rate risk associated with AUD, we intend to seek to obtain a loan facility denominated in U.S. dollars from a U.S. institutional lender.

In addition to expanding our asset based lending business in Australia, we are actively developing a money transfer business in Australia.  The Moneytech Exchange, developed to facilitate the movement and tracking of funds in connection with our debtor and trade finance facilities, provides us with a platform to conduct financial transactions and disburse funds to and from multiple parties in real time.

While seeking to grow our businesses organically in Australia, we will also attempt to identify and acquire one or more asset based lenders in Australia and the United States. Management believes that an acquisition in the U.S. would accelerate our efforts to enter the U.S. market and provide us with a management team with knowledge of the U.S. market. An acquisition of a traditional asset based lender in either Australia or the U.S. should allow us to upgrade the services such lender provides to its customers, although we cannot assure you that such acquisition will result in upgrading the services furnished to such lender’s customers. As of the date of this Prospectus, we are not engaged in any negotiations, nor do we have any understandings, commitments or agreements with respect to any acquisitions.

The following chart reflects our organizational structure:

Our principal executive offices are located at Level 6/97 Pacific Highway, North Sydney NSW 2060, Australia, and our telephone number is +61 2 8907-2500. Our Internet address is www.sourcefinancial.com. Information on, or accessible through, our website is not part of this prospectus.

Our Services – Provision of Capital

Credit Express

Moneytech offers two products which provide small and medium sized businesses with access to capital – Credit Express and Confirmed Capital.   The underwriting criteria, fee structure and approval process for both of these products is discussed below.

Credit Express offers approved businesses, including retailers, resellers, wholesalers and manufacturers (“Buyers” or “Sellers”), commercial lines of credit and provides them access to the Moneytech Exchange. The Moneytech Exchange allows pre-approved Buyers and Sellers to automatically access financing up to pre-approved limits when a Buyer purchases inventory from a Seller. Moneytech’s client may be either the Buyer or Seller, depending upon which party requests the financing and only the party which requests the financing needs to be pre-approved.

Each transaction is conducted electronically and is based on predetermined criteria to ensure that the Moneytech receivable is acceptable to the provider of its Wholesale Facility.  By utilizing Credit Express:

●	Buyers are able to fund the purchase of inventory with Moneytech delivering the proceeds directly to the Seller’s bank account; or

●
Sellers can fund working capital without having to wait for Buyers to pay invoices. After paying the Seller directly for the goods, Moneytech assumes the risk and collects the money from the Buyer, relieving the Seller of collection costs and cash flow challenges.

Confirmed Capital

Confirmed Capital is unique because of its accounts receivable/asset based financing capability in that Moneytech funds 100% of the face amount of invoices on the day each transaction is conducted. This is more flexible than other accounts receivable financiers who typically provide a maximum of 80% of the invoice value and release funds periodically. Moneytech’s “Moneytech Exchange” stores every invoice and payment entered into the system and automatically communicates with the major Australian banks per day. This enables Moneytech to check the status of each customer’s account automatically, facilitating additional advances and enabling Moneytech to receive alerts advising it as to which customers are in default.  This ease of access decreases Moneytech’s risk of loss by allowing it to automatically monitor thousands of clients and increases its efficiency.

For both Credit Express and Confirmed Capital, customers have agreed repayment terms (which may include an interest free period) for repayment of the amount advanced by Moneytech.  In addition to an ownership or security interest in the goods which are the subject of a transaction or an interest in the receivable, Moneytech often secures the credit provided by having its customer grant liens on all or a portion of its assets, or by providing personal guarantees.  Moneytech generates profits by charging an interest on the amounts funded above its own cost of funds and by charging service fees on transactions and account management fees.  To the maximum extent possible Moneytech seeks to pass along to its customers at a mark-up, every fee incurred by it under the Wholesale Facility.  Further, if the Wholesale Facility requires that Moneytech deposit funds to secure its lender, it requires its customers to fund such deposits.

Fee Structure

Moneytech has two primary ways of charging fees to clients for Credit Express and Confirmed Capital:

(a)	Moneytech charges an interest rate on amounts outstanding in excess of the rate incurred by Moneytech’s to access its funds; and

(b)
Moneytech charges an initial transaction fee when a customer is accepted and seeks to charge a fee for performing each transaction, calculated as either a percentage of the transaction value or a fixed amount, or a combination of the two, but in all events in excess of the corresponding fee charged Moneytech by its lender.

The actual fees charged to clients on an ongoing basis are usually a combination of the above, but depending on the terms of the facility may be limited to only an interest rate or only a fee for conducting the transaction.

Pre-Approval Process

Customers seeking access to either Confirmed Capital or Credit Express are required to complete an application on-line or manually downloaded from the Moneytech Exchange and furnish financial and other information concerning the applicant, all of which is input and stored on the Moneytech Exchange.  The application contains terms and conditions which applicants must review and acknowledge.

Moneytech assesses the creditworthiness of each applicant using on-line verification services and in certain instances third party sources, and regularly reviews and conducts audits of customer accounts.

Where a customer displays a good credit history, Moneytech may offer an increased credit limit.  In such cases, Moneytech will issue the account holder a letter of acceptance subject to acceptance by the account holder.  The letter of acceptance states that in the event the offer is accepted, the account holder shall remain subject to the terms and conditions of the original Buyer Account Application form and Moneytech Buyer Terms and Conditions.  This ensures that Moneytech is in a position to reduce the credit limit or put the account on hold in the event of default.

Underwriting Standards

When a new Business Account is opened, a credit limit must be established for all authorized Account members/users.  This is achieved by assessing each applicant’s personal circumstances. Determination of individual credit limits are based on the assessment criteria described in Moneytech’s Statement of Credit Policy.  The criteria are both qualitative and quantitative, and include but are not limited to: current and historic financial performance of the business based on assessment of its income statement and balance sheet, the net asset position of any individuals or entities providing guarantees in support of the application,  the tenure of the business, the industry in which the business operates, and credit reports from reporting agencies on both the applicant and the principals or proprietors of the applicant.

No credit limit must be set above that which this Credit Policy allows unless the Credit and Risk Committee approve it. The Managing Director reserves the right to veto such approval.  Generally speaking, unless the benefits associated with the proposed Credit Limit significantly outweigh the risks involved, no such limit increases will be approved. For credit limits not in excess of $50,000, the approval of the designated money manager and Moneytech’s national credit manager are required; for credit limits in excess of $50,000 to $150,000, the approval of the money manager and one member of Moneytech’s Credit and Risk Committee is required; and for credit limits in excess of $150,000, the approval of the money manager, two members of Moneytech’s Credit and Risk Committee and Moneytech’s insurer is required.

There is a constant review process where the credit limits of existing customers are re-assessed based on need and application by individual Accounts.  The credit limit re-assessment process is critical to ensuring customer growth within the confines of our commercial risk framework. Accounts that change adversely against their original risk category must be reassessed and adjusted with reference to the Account users circumstances and the then current assessment criteria.

The Moneytech Exchange prevents customers from exceeding their credit limits except where the account is delinquent or when interest or fees and charges are added to the account balance.

Collateral

Moneytech routinely obtains liens on customer assets and also requires personal guarantees (other than public companies) which often are secured by liens on individuals’ assets.

Profitability

Profitability for the account of any customer is determined by measuring the difference between Moneytech’s revenue derived from the transaction fees or interest rates charged to the customer and the interest rates and fees charged by Moneytech’s senior debt provider to it.  Moneytech internally targets a gross profit margin of 50% using these measures.  Facilities may have a higher or lower margin, depending on the amount of risk Moneytech determines (based on its credit and collections policy) is present in the deal.  Moneytech will target higher margins where it believes the risk is relatively higher, and will accept lower margins where it has determines that the risk is relatively low.

Recent and Historical Statistics as to Nonpayment

The percentage of delinquent balances in our portfolio was 1.60% as of June 30, 2013 and 2012, respectively.  The percentage of delinquent balances in our portfolio averaged 1.85% and 2.24% in the fiscal year ended June 30, 2013 and 2012, respectively.  The average collection period in our portfolio decreased from 47 days at the beginning of Fiscal 2013 to 45 days at June 30, 2013 and remained constant at 47 days during the fiscal year ended June 30, 2012.  Bad debts as a percentage of amount funded was 0.21% and 0.05% in the fiscal years ended June 30, 2013 and 2012, respectively.

The percentage of delinquent balances in our portfolio was 1.80% and 2.00% as of March 31, 2014 and 2013, respectively.  The percentage of delinquent balances in our portfolio averaged 1.85% and 1.80% in the nine months ended March 31, 2014 and 2013, respectively.  The average collection period in our portfolio increased from 45 days to 50 days during the nine months ended March 31, 2014 and from 47 to 57 days during the nine months ended March 31, 2013.  Bad debts as a percentage of amount funded was 0.29% and 0.06% in the nine months ended March 31, 2014 and 2013, respectively.

Actions Taken in the Event of Nonpayment

In the event of non-payment, a Moneytech staff member will first contact the Buyer to request prompt payment.  If a payment or an acceptable payment arrangement is not forthcoming, Moneytech will utilize a collections agent to pursue the debt.

Our Services -- Money Transfers and Payment Solutions; Foreign Exchange

mPayments Pty Ltd – Payment Processing, Point of Sale and Payment Aggregation Solutions

The Moneytech Exchange was initially developed to facilitate the movement and tracking of money against debtor and trade finance facilities. The Moneytech Exchange can be used to allow members of the general public, for a fee, to conduct transactions and disburse funds to multiple beneficiaries in real time particularly where existing transactional banking facilities are not adequate or are cost prohibitive or inefficient. These activities which have yet to produce significant revenues and which will only be profitable if the fees we can charge exceed the associated costs, will be conducted by Moneytech’s subsidiary mPayments Pty Ltd (“mPay”), which Moneytech anticipates will become an additional revenue source as businesses and, potentially individual consumers, seek both efficiencies and a point of difference in making payments.

There are approximately 5,000 newspaper outlets in Australia which, in addition to newspapers and magazines, distribute cigarettes, snacks and similar items. We are currently working with a product and service aggregator, pursuant to an arrangement whereby at the cost of the store operator or service aggregator, the aggregator establishes kiosks in the storefronts of Australian newsagents, in which the software is installed to bring in-store, online and mobile solutions for new financial products and services to be promoted through the news agents in Australia. Moneytech has already installed the software necessary to access its system in kiosks in approximately 250 news agent and other locations. Additionally, over 150 pharmacies access Moneytech’s system electronically every day through the pharmacies’ devices.  mPay software has already been installed in 700 taxicabs and riders can use the systems to pay their fares in addition to transferring funds. Moneytech will continue to seek to install software necessary to access its system in kiosks and transmission devices in other locations where the business owner seeks to provide its customers with the ability to transfer funds or utilize their credit cards.  Because the kiosk or associated hardware on which Moneytech’s software is installed, is not controlled by Moneytech, in many instances the hardware is not exclusive to Moneytech and the store owner can choose to offer competing services.

Card Solutions

Moneytech is authorized to distribute Visa and Electronic Funds Transfer at Point of Sale (“eftpos”) Gift and Prepaid Cards. To do this, Moneytech has partnered with another Australian bank and Authorized Deposit taking Institution to deliver Gift and Prepaid Card solutions to the market.  Moneytech profits from gift card programs primarily by charging a fee for each card issued and fees for each transaction conducted using the card.

In addition, Moneytech recently applied for and secured its own AFSL allowing it to further develop its financial services business and product suite. Moneytech now has the ability to issue Non Cash Payment Products (which includes gift and prepaid cards, loyalty and rewards programs) in its own right for the benefit of its business partners. As an example, in 2012, Moneytech was engaged by a major computer reseller to manage and distribute a Gift Card cash back rewards program. The customers were offered a Gift Card as an incentive for purchasing certain laptops. This program resulted in the issuance and distribution of over 30,000 Gift Cards in a six month period.

Moneytech’s mPay and Card Solutions businesses are not currently producing significant amount of revenues.  As these are service businesses, they do not have the credit risk associated with Credit Express and Confirmed Capital.  Moneytech will earn a fee on all cards issued as part of a Card Solutions Program or each transmission of funds utilizing mPay.

Moneytech will seek to expand its Card Solutions business by soliciting manufacturers, distributors and retailers interested in giving consumers gift cards as an inducement for their patronage.

360 Markets Pty Ltd: Foreign Exchange Services

As the holder of an Australian Financial Services License, or AFSL, Moneytech Limited is authorized to operate a financial services business in Australia. The license authorizes the provision of financial product advice in foreign exchange contracts and derivatives, dealing in foreign exchange contracts and derivatives and making a market in foreign exchange contracts and derivatives.  Moneytech Limited is not authorized to use the term ‘Broker’ by its AFSL and is not a participant member of a licensed market that covers dealings in securities (e.g. Australian Securities Exchange) or derivatives (e.g. Sydney Futures Exchange).

To facilitate the development of a foreign exchange business, 360 Markets Pty. Limited (“360 Markets”) was founded in 2010 in conjunction with a senior foreign exchange dealer previously employed by the Commonwealth Bank of Australia, the largest Australian commercial bank.  At the time 360 Markets was founded, Moneytech acquired a 37.5% interest therein. The balance of the equity in 360 Markets was acquired by the individual responsible for its activities.  Further, Moneytech granted 360 Markets a sublicense to engage in foreign exchange transactions in Australia as an Authorized Representative of Moneytech and entered into an agreement with 360 Markets whereby Moneytech will receive a commission on revenues generated by 360 Markets for services it provides to parties referred by Moneytech and Moneytech will pay 360 Markets a commission for services Moneytech provides for clients referred by Moneytech.  The amount of such referral fees is determined by negotiation between Moneytech and the individual who owns the balance of the equity in 360 Markets and is generally based on the gross margin anticipated to be generated.  Thus, Moneytech will profit from the activities of 360 Markets through the receipt of referral fees and as the holder of an equity interest therein.  Moneytech intends to offer the services of 360 Markets to those of its customers that engage in international transactions and have the need to purchase currencies other than Australian dollars.

360 Markets derives its revenue predominantly by buying and selling different currencies for its customers and charging prices in excess of those paid to the two major financial institutions from which it acquires currencies.  The “spread” charged on a particular transaction is based on various factors, including, among others, the size of the transaction and the significance of the customer relationship.  360 Markets will receive orders to buy or sell currencies at market plus an agreed spread or by quotation.  For orders where it quotes a price, it mitigates its foreign exchange risk by executing the transaction with its supplier as soon after the order is received as is practical and by quoting a spread that is sufficiently large to cover movements in the price during the period the quote is open.  360 Markets also offers its customers the ability to buy and sell exchange traded foreign exchange derivatives which it sources from the same suppliers it uses for its spot foreign exchange transactions.  These are transacted on similar terms to the foreign exchange spot transactions and currently form a minor part of its business.  360 Markets does not take any positions in foreign exchange or foreign exchange derivatives as principal other than during the very short quotation period.

During the year ended June 30, 2013 and the nine months ended March 31, 2014, 360 Markets generated revenues of $175,275 and $299,924, respectively.

Moneytech’s Markets

Moneytech operates in the commercial financial services market in Australia, targeting small to medium businesses (revenues between $1 million and $100 million) for their asset based lending solutions (including trade and accounts receivable finance) generally seeking loans of up to $5 million.  Any business involved in the provision of products or services to other businesses which require funds to grow or that is not satisfied with its existing finance provider is a candidate for a Moneytech financial solution.  Inasmuch as Moneytech’s services are generally provided to smaller businesses which are not eligible for loans from larger, established lenders, its customers are more likely to default than larger, more established borrowers.  Businesses sourcing their products overseas for resale to business in Australia are a particularly good fit, as Moneytech is able to assist them with the payment of their overseas supplier, the hedging and conversion into a foreign currency, and the conversion of their receivables into cash.  When doing business with such customers, although Moneytech may provide foreign exchange services, it does not assume the foreign exchange risk.  If a client wishes to pay Moneytech n a currency other than the one provided by Moneytech, the client will be required to enter a currency hedge for the protection of Moneytech.

Moneytech believes that the number of potential customers for its financial services will increase as banks and other financial institutions in Australia raise the minimum size of the loans they are willing to make and the categories of eligible potential borrowers.

Sales and Marketing

To date Moneytech has grown its credit line portfolio largely by word of mouth recommendations from its customers to other businesses.  Moneytech is actively seeking experienced business development officers (“BDOs”) to grow amounts funded.  These BDOs will work with providers of products and services to small and medium businesses, such as traditional banks, lawyers and accountants to develop a referral network. As financing becomes available we will engage in select media advertising in key metropolitan markets and increase our internet advertising.

The Moneytech Exchange has been developed to the point where Moneytech can offer its customers funds transfer services (mPay)’s, debit and gift cards solutions and foreign exchange services.  Moneytech has begun to offer these services on a limited basis and will seek to increase its marketing of these services as the necessary funds become available.   In determining which product to market, we will analyze the market potential for each of these products to determine which can more readily achieve positive cash flow and allocate our marketing dollars accordingly.

Competition

The commercial finance and financial service industry in Australia has traditionally been dominated by the Big 4 Australian banks— Commonwealth Bank, Westpac Banking Corporation, Australia and New Zealand Banking Group and National Australia Bank. More recently, these banks have been decreasing the loans and other financial services provided to smaller businesses, preferring to service larger customers or act as the lender to companies such as Moneytech which then deal directly with smaller businesses.  Nevertheless, the competition to provide financing to small and medium sized businesses remains intense. Competitive factors vary depending upon the financial services products offered, the nature of the customer and geographic region. Competitive forces may limit our ability to charge our customary fees and raise fees to our customers in the future. Pressure on our margins is intense and we cannot assure you that we will be able to successfully compete with our competitors. We are currently an insignificant competitor in our industry, which includes national, regional and local independent banks and finance companies and other full service financing organizations. Many of these competitors are larger than we are and have access to capital at a lower cost than we do.

Government Regulation

Australia

The Australian Securities and Investments Commission (ASIC) regulates corporations, markets and financial services in Australia and the Australian Prudential Regulatory Authority (APRA) oversees banks, credit unions, building societies, general insurance and reinsurance companies, life insurance companies, friendly societies and most members of the superannuation industry.  The Reserve Bank of Australia serves as the central bank of Australia and is responsible for the payments system.

Receivables and purchase order financing in the style provided by Moneytech in Australia is not subject to regulation in Australia, as confirmed in an interpretation issued by the Australian Securities and Investment Commission concerning the exemption available to factoring arrangements under the Corporations Act 2001.

Moneytech’s payment services activity is considered a regulated financial activity and is conducted by virtue of having an Australian Financial Services License (AFSL) and by being a member of BPAY.  Moneytech’s foreign exchange services activity is considered a regulated financial activity and is conducted by virtue of having an AFSL. An AFSL is granted by ASIC.  Moneytech Limited was granted AFSL number 421414 on August 10, 2012.  As the holder of an Australian Financial Services License, or AFSL, Moneytech is authorized to conduct a financial services business providing financial product advice for deposit and payment products, derivatives and foreign exchange contracts; dealing in these financial products for their own account or on behalf of another person and making a market in foreign exchange contracts and derivatives to retail and wholesale clients.  The conditions of the license require compliance with various key person, financial services laws compliance measures, training, notification, financial, reporting, dispute resolution and documentation requirements.

BPAY is an electronic bill payment system in Australia which enables payments to be made through a financial institution’s on-line or telephone banking facility to merchants who are registered BPAY billers. BPAY is not subject to regulation by the Australian Payments Clearing Association or otherwise. BPAY is the registered trading name of BPAY Pty Ltd., a wholly-owned subsidiary of CreditLink Services, which is owned by Australia’s four major banks.

Moneytech Limited was accepted as a Payer Institution Member, or PIM, and was authorized to commence participating in the BPAY system commencing  March 6, 2013.  BPAY is offered by over 150 financial institutions and on more than 45,000 bills.  The BPAY system supports its members in the provision of BPAY payments to their customers.  Its members work across the banking system to provide seamless and convenient customer payments.  There are three membership types: Participant Members, Associate Members and Payer Institution Members.  Participant Members are Australian deposit-taking Institutions (ADIs) who directly settle their BPAY inter-institutional settlement obligations with other Participant Members.  Associate Members are ADIs who don’t directly settle their BPA inter-institutional settlement obligations, instead settling through a Payment Member.  Payer Institution Members (PIMs) are organizations, not necessarily ADIs that manage stored value accounts for customers.  A PIM is represented by a Participant Member and cannot be a Biller Institution.

BPAY members are required to comply with Rules and Operating Procedures established by BPAY, but are not otherwise subject to regulation by any of the Australian regulatory bodies.

United States

Non-bank asset based lenders engaged in traditional factoring and accounts receivables/asset based lending activities are not subject to federal and state regulation with respect to their finance activities. However, we cannot assure you that if we decide to enter the U.S. marketplace, alternative assets based lenders, like us, will not become subject to federal and state regulation, and impose regulatory requirements, which may limit the fees we may charge our customers and impose monetary penalties for violations of such regulatory requirements, increasing the cost of conducting their businesses.  Recent legislation adopted particularly at the Federal level, such as the Dodd-Frank Act, which among other things, authorized various studies concerning the operations of financial institutions and the effects of their activities on the U.S. economy following the disastrous consequences in 2008 resulting from defaults on collateralized obligations, and the creation of the Consumer Financial Protection Bureau, which was created to regulate certain types of consumer financing transactions, and regulations adopted pursuant to such legislation, and future legislative and regulatory initiatives may impose certain regulatory requirements on non-bank financial services companies engaged in asset based lending and money transfers by individuals. If adopted, these laws also could:

●	regulate credit granting activities, including establishing licensing requirements, if any, in various jurisdictions,

●	require disclosures to customers,

●	govern secured transactions,

●	set collection, foreclosure, repossession and claims handling procedures and other trade practices,

●	prohibit discrimination in the extension of credit, and

●	regulate the use and reporting of information related to a seller’s credit experience and other data collection.

Intellectual Property

Our intellectual property, which includes software and trade secrets, trademarks, copyrights and domain names, software and trade secrets, is key to our success. We have expended significant amounts developing the software which constitutes the Moneytech Exchange.  We have obtained no significant patents protecting these or our other products but rely upon trade secret laws in Australia.  We routinely seek to protect our proprietary rights by entering into confidentiality and non-disclosure agreements with our employees, contractors, customers and other parties with whom we conduct business in order to protect our proprietary information.

            In addition to our software we have developed and use trademarks registered in Australia, particularly relating to corporate, brand and product names.   Registration of a trademark in Australia affords the owner nationwide exclusive trademark rights in the registered mark in the country of registration and the ability to prevent others from using the same or similar marks. However, to the extent a common law user has made prior use of the mark in connection with similar goods or services in a particular geographic area, the nationwide rights conferred by federal registration would be subject to that geographic area.   We continue to seek to develop goodwill and brand recognition for our trademarks in Australia, and we intend to register additional trademarks in foreign countries where our products or services are or may be sold or used in the future.   We cannot assure you, however, that our current trademarks or any trademarks we may use or register in the future will afford us any significant competitive advantage.

            In recent years, many software companies have filed applications for patents covering their technologies. Many of these patents have yet to be litigated. Other competitors may develop technologies that are similar or superior to our technology and may receive and seek to enforce patents on such technology. We are not aware of any issued or pending patents that may be asserted against us.

Research and Development

To date we have invested approximately AUD$10 million developing the Moneytech Exchange, including approximately AUD$1,161,344 and AUD$873,685 in each of the fiscal years ended June 30, 2013 and 2012, respectively. The design and technical development of The Moneytech Exchange and our payment services platform are completed and both are operational. Although we will continue to upgrade and add additional functionality to The Moneytech Exchange and our payment services platform, we anticipate that our expenditures on research and development will decrease substantiality as a percentage of our revenues.

 Employees

As of July 1, 2014, we had a total of 15 full time employees, 2 part time employees, 2 full-time contractors and 1 part-time contractor.

None of our employees are parties to a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

Facilities

Our corporate Australian headquarters are located at Level6/97 Pacific Highway, North Sydney NSW 2060 Australia, where we lease approximately 270 square meters of office and operations space pursuant to a lease agreement expiring in August 2015 subject to our right to renew for an additional year.  The annual rent for the premises is AUD $130,510.  In addition we occupy an office on Albany Highway, Victoria Park, Western Australia.  The initial term of the lease for this space expires July 31, 2015, at which time we can renew the lease for an additional 2 years.  The rent is AUD $1,420 per month, subject to reset to market rate if we elect to renew the lease in August 2015.

Management believes the terms of the leases are consistent with market standards and were arrived at through arm’s-length negotiation.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DIRECTORS AND OFFICERS

Directors and Executive Officers

Our directors and executive officers are:

Name	Age	Position
Hugh Evans	50	President, Chief Executive Officer and a Director
Brian M. Pullar	43	Chief Financial Officer
Klaus Selinger	61	Chairman of the Board
John Wolfgang	67	Director
Richard Allely	60	Director

            Hugh Evans has served as Chief Executive Officer, President, Chief Financial Officer and a Director of the Company since June 30, 2013.  Mr. Evans founded Moneytech in 2003, and has served as its Chairman and Managing Director since its inception.  Mr. Evans has a commercial background in high growth businesses, mergers and acquisitions, and divestments, with a strong financial, sales and technology focus.

Mr. Evans was the founder and CEO of Agate Technology, which he developed and built to become a leading niche storage distribution company in both Australia and New Zealand.  Mr. Evans served as Chief Executive Officer of Agate Technology from 1991 to 1999.  Agate Technology was acquired by the South African conglomerate Siltek in 1999. Mr. Evans also has been responsible for the organization and sale of three other technology businesses.  The prior experience of Mr. Evans as an executive officer and director of Moneytech Limited prior to the consummation of the Share Exchange qualifies him to serve as a director of our company.

Brian Pullar has been our Chief Financial officer since October 16, 2013. Mr. Pullar is a Chartered Accountant (Australia and South Africa) with nearly twenty years of experience in financial services.  He was a Senior Vice President at Citigroup in Australia, where he worked from June 2000 until January 2013.  Having joined as an accountant within the finance function, his responsibilities subsequently included Regulatory Reporting Manager (2.5 years), Financial Controller (4 years) and Product Controller (3 years).  He worked across the institutional stock broking / advisory, corporate and retail banking businesses.

Prior to Citigroup he worked in London with Abbey National Treasury Services from September 1999 to April 2000, as a Project Accountant, with Warburg Dillon Read from October 1998 to May 1999, as a Consultant, and from July 1997 to June 1998, as a Market Risk Analyst with Credit Suisse Financial Products. From January 1994 to March 1997, Mr. Pullar was employed as a Trainee and Qualified Accountant by Ernst and Young in Johannesburg and Los Angeles.

Mr. Pullar’s skills include financial controlling, financial management, statutory accounts preparation, regulatory reporting and capital requirements for banks and broker dealers, as well as product accounting and control, financial and regulatory systems implementation and liaison with regulatory authorities.

Klaus Selinger has served as a Director since June 30, 2013 and Chairman of the Board since July 2013. He has a background in Financial Markets and Financial Systems, and has assisted in the development of complex financial solutions, including off-balance sheet finance structures, venture capital raising and equity finance. Since 2009, Mr. Selinger has been a principal of Dequity Partners, a financial services firm based in Sydney, Australia.  Mr. Selinger was the Chief Executive Officer of Jacobsen Entertainment Ltd, an Australian entertainment industry firm, formerly listed on the Sydney Australia Stock Exchange, from 2002 to 2003, and Chief Executive Officer of Bioenergy Corporation Ltd, a PNG incorporated biofuel firm formerly listed on the Sydney Australia Stock Exchange, from 1989 to 1991. He is a certified practicing accountant in Australia and in that capacity served as a member of Charles J. Berg & Partners from 1972 to 1982, Mann Judd and Rowlands from 1984 to 1990.Mr. Selinger received a Bachelor of Business degree in Accounting from the University of Technology, Sydney, Australia.  Mr. Selinger’s varied management experience with a number of listed companies qualifies him to serve as a director of our Company.

John Wolfgang has served as a Director since June 30, 2013. Since January 1, 2014, he has been a Senior Consultant to UHY Advisors N.Y., Inc. For 45 years prior to January 1, 2014 Mr. Wolfgang was an audit partner of the accounting firm of UHY LLP or its predecessor and served on the management committee of UHY LLP, which sets policy for the audit practice of the firm, until December 31, 2012.  Mr. Wolfgang has extensive experience in and has overseen the audits of listed public entities operating globally and has experience in advising businesses with multi-national presence on complex tax and accounting issues. Mr. Wolfgang has served on the Board of Directors of Urbach Hacker Young International Ltd (“UHYI”) for the past 26 years. Mr. Wolfgang was Chairman of the UHYI Board for 5 years until October, 2012. UHYI is the 23rd largest global accounting and consulting networks with presence in 87 countries worldwide. Mr. Wolfgang will serve as Chairman of the Audit Committee.  Mr. Wolfgang is qualified to serve as a director by virtue of his experience in auditing public companies and serving on the boards of numerous private and public companies.

Richard Allely has served as a Director since June 30, 2013. He has held senior management roles with leading Australian & International companies, including Tenix Pty Limited (formerly Transfield Pty Limited), John Fairfax Holdings Limited, Boral Limited and James Hardie Industries Limited. For more than ten years prior to October 2012, Mr. Allely was the Managing Director and CEO of PMP Limited, the largest printing and distribution company in Australia and New Zealand listed on the ASX. Mr. Allely is currently a Non-Executive Director and Audit Committee Chairman for the PGA of Australia, and was recently appointed to the Advisory Board for Renoir Consulting Group. Mr. Allely has held a number of non-executive roles in the past including Chairman of Australian Property Monitors Pty Ltd and Independent member with the WorkCover Authority of NSW. He is a FCPA (Fellow Australian Society of CPA),  FCSA (Fellow Chartered  Institute of Company Secretaries Australia), and FAICD (Fellow Australian Institute of Company Directors).  Mr. Allely’s varied management experience with a number of listed companies qualifies him to serve as a director of our Company.

Each of our Directors is elected annually and serves until his successor is duly elected and qualified or until his earlier death, resignation or removal.  Our officers are elected annually and serve at the discretion of our Board of Directors.

Director Independence

Our Board of Directors has determined that Klaus Selinger, John Wolfgang and Richard Allely are "independent directors" within the meaning of NYSE MKT Rule 803A.

Board Committees

We maintain the following committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee is comprised entirely of directors who are “independent” within the meaning of NYSE MKT Rule 803A. Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. Copies of the committee charters are available on our website at sourcefinancial.com under the heading “Investor Relations.”

Audit Committee. Messrs. Wolfgang, Selinger and Allely are members of the Audit Committee. Mr. Wolfgang serves as Chairman of the Audit Committee and also qualifies as an "audit committee financial expert," as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Board has determined that each member of our Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act and SEC rules and the independence requirements under NYSE MKT Rule 803A. We did not have an Audit Committee prior to the acquisition of Moneytech on June 30, 2013.

Our Audit Committee is responsible for preparing reports, statements and charters required by the federal securities laws, as well as:

●
overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls;

●	preparing the report that SEC rules require be included in our annual proxy statement;

●	overseeing and monitoring our independent registered public accounting firm's qualifications, independence and performance;

●	providing the Board with the results of its monitoring and its recommendations; and

●	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Compensation Committee. Our Compensation Committee is composed of Messrs. Selinger (Chairman), Wolfgang and Allely. The Compensation Committee is responsible for:

●	establishing the Company’s general compensation policy, in consultation with the Company’s senior management, and overseeing the development and implementation of compensation programs.

●
reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, and evaluating the performance of the CEO at least annually in light of those goals and objectives and communicating the results of such evaluation to the CEO and the Board, and has the sole authority to determine the CEO’s compensation level based on this evaluation, subject to ratification by the independent directors on the Board. In determining the incentive component of CEO compensation, the Committee will consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years, and such other factors as the Committee may determine to be appropriate.

●	reviewing and approving the compensation of all other executive officers of the Company, such other managers as may be directed by the Board, and the directors of the Company.

●
overseeing the Board’s benefit and equity compensation plans, overseeing the activities of the individuals and committees responsible for administering these plans, and discharging any responsibilities imposed on the Committee by any of these plans.

●
approving issuances under, or any material amendments to, any stock option or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement material to the individual’s entering into employment with the Company, will acquire stock or options.

●
in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve related tax objectives.

●	reviewing and approving any severance or similar termination payments proposed to be made to any current or former officer of the Company.

●	preparing an annual report on executive compensation for inclusion in our proxy statement for the election of directors, if required under the applicable SEC rules.

Nominating Committee. Our Nominating Committee is composed of Messrs. Wolfgang, Selinger and Allely.  The purpose of the Nominating Committee is to seek and nominate qualified candidates for election or appointment to our Board of Directors. The Nominating Committee will seek candidates for election and appointment that possess the integrity, leadership skills and competency required to direct and oversee the Company’s management in the best interests of its stockholders, customers, employees, communities it serves and other affected parties.

A candidate must be willing to regularly attend Committee and Board of Directors meetings, to develop a strong understanding of the Company, its businesses and its requirements, to contribute his or her time and knowledge to the Company and to be prepared to exercise his or her duties with skill and care.  In addition, each candidate should have an understanding of all corporate governance concepts and the legal duties of a director of a public company.

Stockholders may contact the Nominating Committee Chairman, the Chairman of the Board or the Corporate Secretary in writing when proposing a nominee. This correspondence should include a detailed description of the proposed nominee’s qualifications and a method to contact that nominee if the Nominating Committee so chooses.

Stockholder Communications

Any stockholder who desires to contact any of our Directors can write to Source Financial, Inc., c/o Moneytech Limited, Level 6/97 Pacific Highway, North Sydney NSW 2060, Australia, Attention: Stockholder Relations. Your letter should indicate that you are a Source Financial, Inc. stockholder. Depending on the subject matter, our stockholder relations personnel will:

●	forward the communication to the Director(s) to whom it is addressed;

●	forward the communication to the appropriate management personnel;

●	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock-related matter; or

●	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Compensation

DIRECTOR COMPENSATION

				Non-Equity	Non-Qualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Klaus Selinger	50,000	-	42,077	-	-	-	92,077
John Wolfgang	60,000	-	42,077	-	-	-	102,077
Richard Allely	50,000	-	42,077	-	-	-	92,077

Employee directors do not receive any compensation for their services as directors. Non-employee directors receive an annual retainer of $50,000, and the Chairman of the Audit Committee receives an additional $10,000 per annum. Non-employee directors also are eligible to receive option grants from our company. The compensation committee will assist the directors in reviewing and approving the compensation structure for our directors. In addition, non-employee directors are entitled to be reimbursed for their actual travel expenses for each Board of Directors meeting attended.

On July 19, 2013, we granted options to purchase 75,000 shares of common stock pursuant to the 2013 Omnibus Incentive Plan to each of Messrs. Klaus Selinger, John Wolfgang and Richard Allely, our non-employee directors.  The options shall continue in force through June 30, 2020 (the "Expiration Date"), unless sooner terminated as provided herein and in the Plan. Subject to the provisions of the Plan, the right to exercise the options shall vest as to 2,083 shares on September 30, 2013, and as to an additional 2,083 shares on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the options shall vest as to an additional 2,095 shares on the last day of August 31, 2016, and the exercise price per share of the options vesting as of any date shall be $2.00.

 Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the full board for oversight. These risks include, without limitation, the following:

Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Risks and exposures relating to corporate governance; and management and director succession planning.

Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated, with Klaus Selinger as Chairman of the Board and Hugh Evans as our Chief Executive Officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer and Chief Financial Officer containing written standards that are reasonably designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities & Exchange Commission and in other public communications made by the Company;

●	Compliance with applicable governmental law, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

Executive Compensation

The following summary compensation table sets forth the total compensation earned by, paid to, or accrued for the year ended June 30, 2014 (“Fiscal 2014”), to Hugh Evans, our Chief Executive Officer, during Fiscal 2014, our most recently completed fiscal year.  No other executive officer of the Company earned or was paid in excess of $100,000, for services rendered in all capacities to the Company during Fiscal 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non Equity Incentive Plan Information ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Hugh Evans, CEO	2014	310,148	-	-	-	-	-	11,601	321,749	(1)
	2013	297,413	-	-	-	-	-	12,071	309,484	(1)

(1)	Of the amounts ascribed to Mr. Evans as salary in the table above, during the years ended June 30, 2014 and 2013, we paid a company controlled by Mr. Evans, $184,735 and $163,289, respectively.

Executive Compensation Policies as They Relate to Risk Management

Moneytech has only recently become part of a public company. Its payment policies in respect of nearly all of its employees are still indicative of those associated with a private company in Australia. The Compensation Committee and Management have considered whether our compensation policies might encourage inappropriate risk taking by the Company’s executive officers and other employees. The Compensation Committee has determined that the current compensation structure aligns the interests of the executive officers with those of the Company without providing rewards for excessive risk taking by awarding a mix of fixed and performance based or discretionary bonuses with the performance based compensation focused on profits as opposed to revenue growth.

Of those employees which introduce new clients to the business or review the credit quality of clients, the compensation of credit analysts is all fixed and salesman are paid predominately fixed salaries with small monthly bonuses.

During the fiscal years ended June 30, 2014, 2013 and 2012, approximately 3.00%, 6.52% and 8.48% of the total compensation paid to employees was paid in performance-based compensation, including commissions and bonuses.

Option Exercises and Fiscal Year-End Option Value Table

None of the named executive officers exercised any stock options during the year ended June 30, 2014, or held any outstanding stock options as of June 30, 2014.

2013 Omnibus Incentive Plan

On April 8, 2013, we approved and adopted an Omnibus Incentive Plan, which reserved 2,500,000 shares of common stock.  This plan was implemented to recognize and provide additional incentive to our directors, employees, consultants, advisors and affiliates to establish and sustain our growth and financial success.

On July 19, 2013, we granted options to purchase 75,000 shares of common stock pursuant to the 2013 Omnibus Incentive Plan to each of Messrs. Klaus Selinger, John Wolfgang and Richard Allely, our non-employee directors, at an exercise price of $2.00 per share. The options vest as to 2,083 shares on September 30, 2013, and as to an additional 2,083 shares on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the options shall vest as to an additional 2,095 shares on the last day of August 31, 2016.  The options will vest immediately upon the occurrence of a Change in Control, as defined in the 2013 Omnibus Incentive Plan. The options expire on June 30, 2020.

Employment Agreements

Hugh Evans has served as Managing Director of Moneytech since March 1, 2004 pursuant to an Employment Agreement. The Employment Agreement provides for a salary of $250,000 per annum, plus commissions, including a guaranteed annual contribution equal to 9.25% of his salary to his superannuation fund. The Employment Agreement may be terminated by Moneytech or Mr. Evans upon four weeks prior written notice and Moneytech may terminate Mr. Evans employment immediately for cause (as defined in the Employment Agreement).

The Employment Agreement includes restrictive covenants which prohibit Mr. Evans personally or on behalf of any person, firm or company (other than the Moneytech Group):

(a) for a period of twelve months from the termination of his employment with Moneytech from (i) soliciting clients or customers of Moneytech and its subsidiaries (the “Moneytech Group”) within Australia or New Zealand for any business conducted by Moneytech Group, or (ii) soliciting, interfering with or endeavoring to entice away from Moneytech Group any person, firm or company who at any time during the term of his employment was a customer or client of Moneytech Group; and

(b) for a period of six months from the termination of his employment with Moneytech from (i) approaching, enticing, endeavoring to entice away from the Moneytech Group any person, firm or company which during the six months before such termination was a director, employee, consultant, agent, representative, associate or advisor to any company within the Moneytech Group, or (ii) accepting any employment, which would require Mr. Evans to reveal any confidential information of the Moneytech Group without Moneytech Group’s prior written consent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since July 1, 2012. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

In the years ended June 30, 2014, 2013 and 2012 we paid a company controlled by Mr. Evans $226,076, $209,500 and $201,299, respectively. Of the amounts paid to a company controlled by Mr. Evans in the years ended June 30, 2014, 2013 and 2012, $184,735, $163,289 and $154,845, respectively, related to the salary due him and attributed to him in the summary compensation table above.

Approval of Related-Party Transactions

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. Our policy has been revised to ensure compliance with all applicable requirements of the SEC concerning related-party transactions.

Under our policy, our directors and director nominees, executive officers and holders of more than 5% of our common stock, including their immediate family members, are not be permitted to enter into a related party transaction with us, as described below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Change in Control

As a result of the issuance of 5,300,000 shares of common stock to the former shareholders of Moneytech, including the shares issued to Hugh Evans, the Chairman and Managing Director of Moneytech, and the issuance to Mr. Evans of 5,000 shares of Series B Preferred Stock, there has been a change in control of our company. Under the terms of the Series B Certificate of Designation, Mr. Evans, as the holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to holders of our common stock (the “Common Shareholders”), with each vote per Series B Share equal to 1,000 shares of common stock. After June 30, 2018, the Series B Preferred Shares will have no voting rights and we may redeem the Series B Shares for a per share price of one tenth of a cent ($0.001).  The Series B Shares do not have any conversion rights and are not be entitled to receive any dividends, distributions, or other economic or financial interest in our company, and in the event of a liquidation, dissolution, or winding up of our company, whether voluntary or involuntary, the holders of Series B Shares are entitled to receive out of the assets of the company, whether such assets are capital or surplus of any nature, the sum of one tenth of a cent ($0.001) per Series B Share, after payment to the holders of the common stock and the holders of any other series or class of the equity securities of our company ranking senior to the common stock.

Security Ownership

The following table sets forth information about the beneficial ownership of our common stock as of August 1, 2014 and as adjusted to reflect the sale of the shares of common stock by us in this offering, by:

●	each person known to us to be the beneficial owner of more than 5% of our common stock and our series B preferred stock, our only voting securities;

●	each named executive officer;

●	each of our directors; and

●	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Source Financial, Inc., Level6/97 Pacific Highway, North Sydney NSW 2060, Australia. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws, where applicable.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 1, 2014. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Applicable percentage voting power is based on 8,180,632 shares of common stock outstanding on August 1, 2014, and 12,180,632 shares of common stock outstanding after the completion of this offering, and 5,000 shares of Series B Preferred Stock outstanding on August 1, 2014 and after the completion of this offering. Holders of the Company’s Series B Shares are entitled to elect a majority of our Board of Directors through June 30, 2018 and vote together with holders of common stock as a single class on all matters presented to holders of our common stock, with each vote per Series B Share equal to 1,000 shares of common stock.

Shares Beneficially Owned

Name of Beneficial	Common Stock				Series B Preferred Stock			Percent Total Voting
Owner	Shares		Percent		Shares		Percent	Power (1)
			Before	After				Before	After
			Offering	Offering				Offering	Offering
Directors and Named Executive Officers
Hugh Evans	2,001,514	(2)	24.47%	16.43%	5,000	(1)	100%	53.12%	40.75%
Klaus Selinger	24,996	(3)	*	*	0		—	*	*
John Wolfgang	24,996	(3)	*	*	0		—	*	*
Richard Allely	24,996	(3)	*	*	0		—	*	*

A All directors and executive officers as a group (4 persons owning shares)	2,076,502	(2)(3)	25.15%	16.94%	5,000		100%	53.38%	41.01%

Holders of More than 5%
Christopher John Taylor and Angus James Taylor ATF CTJ Super Fund and Christopher John Taylor and Angus James Taylor ATF The Taylor Family Superannuation Fund No.2 PO Box 66 Manly NSW 2095 Australia	629,680		7.70%	5.17%	0		—	4.78%	3.67%
____________________

*	Less than 1%

(1)
Percentage total voting power represents voting power with respect to all shares of our common stock and Series B preferred stock, as a single class. Except as provided in the certificate of designation creating the Series B preferred stock or as may be required by law, the holder of Series B Shares and holders of common stock vote together as a single class on all matters upon which holders of common stock are entitled to vote with holders of Series B Shares entitled to 1,000 votes per share of Series B Shares through June 30, 2018 and each holder of common stock entitled to one vote per share of common stock. The holder(s) of Series B Shares are entitled to elect a majority of the members of our Board of Directors through June 30, 2018.

(2)	Represents shares of common stock registered in the name of BIX Holdings Pty Ltd ATF The Atherstone Trust & The Evans Family Superannuation Trust, a family trust of which Mr. Evans is the trustee.

(3)	Represents shares that may be acquired upon exercise of options at an exercise price of $2.00 per share.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation and bylaws, which will become effective upon the completion of this offering. Reference is made to the more detailed provisions of the amended and restated certificate of incorporation and bylaws, forms of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. Because this is only a summary, it may not contain all the information that is important to you.

General

Our amended and restated certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of August 1, 2014, we had outstanding 8,180,632 shares of common stock and 5,000 shares of Series B Preferred Stock.

Common Stock

Voting Rights

Holders of common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of common stock will be entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights

Upon liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters

The common stock will have no preemptive or conversion rights pursuant to the terms of our amended and restated certificate of incorporation and bylaws. There will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors from time to time by resolution (and without further stockholder approval) may authorize the issuance of shares of preferred stock, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof set forth in the resolution authorizing the series, subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

In connection with our acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of common stock (the “Common Shareholders”), with each Series B Share having a number of votes equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and we will have the right to purchase the Series B Shares at a per share price equal to one tenth of a cent ($0.001).  Thus, as the holder of the Series B Shares and the holder of approximately 40.75% of our voting shares, following the offering Mr. Evans will continue to have effective control over our business, including matters requiring the approval of our stockholders, such as election of directors, approval of significant corporate transactions and the timing and distribution of dividends, if any. In addition, his ownership of the Series B Shares entitles him to elect a majority of our directors until June 30, 2018, and as a result Mr. Evans will control our policies and operations, including, among other things, the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, and the entering into of extraordinary transactions.

The Series B Preferred Shares do not have any conversion rights and are not entitled to receive any dividends, distributions, or other economic or financial interest in our company, and in the event of a liquidation, dissolution, or winding up of our company, whether voluntary or involuntary, the holders of Series B Preferred Shares will be entitled to receive out of our assets, whether such assets are capital or surplus of any nature, the sum of one tenth of a cent ($0.001) per Series B Preferred Share, after payment to the Common Shareholders and the holders of any other series or class of our equity securities ranking senior to the common stock.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and certain provisions that may be included in our amended and restated certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Vacancies

Vacancies on our board of directors may be filled only by election at an annual meeting or at a special meeting of stockholders called for that purpose, subject to the rights of the Board of Directors to designate replacements to fill vacancies created by the departure of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

●	For breach of duty of loyalty;

●	For acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

●	Under Section 174 of the DGCL (unlawful dividends); or

●	For transactions from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. .

Transfer Agent and Registrar

Standard Registrar & Transfer Co., Inc., 12528 S 1840 E, Draper, Utah 84020 is the transfer agent and registrar for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Issuances or sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such issuances or sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering, we will have 12,180,632 shares of common stock issued and outstanding. All of the 4,000,000 shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act or are subject to a lock-up agreement (described below). Upon completion of this offering, approximately 16.86% of our outstanding common stock will be held by “affiliates” as that term is defined in Rule 144 or be subject to a lock-up agreement (assuming no shares are sold in this offering to a holder that is subject to a lock-up agreement). The shares held by “affiliates” will be “restricted securities” as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act.

  In addition, all of the 5,300,000 shares of common stock issued in the Share Exchange, as well as all shares outstanding prior to consummation of the Share Exchange, are eligible for sale under Rule 144, subject to the volume limitations and other conditions of the Rule.

 On February 14, 2014,  the date of the closing contemplated by the Settlement Agreement (the “Settlement Closing Date”), each of Messrs. Garibaldi and DeFeudis executed and delivered to us a “lock-up” agreement whereby each of them agreed not to sell publicly, pursuant to Rule 144 or otherwise, any of the shares of our common stock then held by him for a period ending twelve months from the date on which we close a public offering of our securities (the “Source Offering”). Notwithstanding the foregoing, (i) during the first three successive 30 day periods commencing as of the date of the closing of the Source Offering (each of such 30-day periods and the following successive 30-day periods being referred to as the “Post-Offering Months”), each of Messrs. Garibaldi and DeFeudis will not be permitted to sell any of the shares of our Common Stock currently held by him, and (ii) during each of the fourth through the sixth Post-Offering Months each of Messrs. Garibaldi and DeFeudis will be permitted to sell pursuant to Rule 144 up to 2,500 shares of our Common Stock currently held by him provided that there shall be no “carry-forward” of unsold shares, (iv) during each of the seventh through twelfth Post-Offering Months each of Messrs. Garibaldi and DeFeudis shall be permitted to sell pursuant to Rule 144 up to 10,000 shares of our Common Stock currently held by him, provided that there shall be no “carry-forward” of unsold shares.  Messrs. Garibaldi and DeFeudis shall be relieved of all restrictions under the lock-up agreement on the first anniversary of the closing of the Source Offering.

If at any time prior to the expiration of the ninety day period commencing on the expiration of the twelfth Post-Offering Month (the “Protected Period”), we shall effectuate a “reverse-split” of our common stock and there shall be issued to or otherwise set aside for or made available to Hugh Evans, our President, Chief Executive Officer, a Director and principal stockholder (“Evans”), any of our other directors or any of their respective family members or affiliates, a number of our shares in excess of 5% of the number of shares outstanding as of the completion of the reverse split (such issuance, the “Make-whole Issuance”), we shall be obligated to issue to each of Messrs. Garibaldi and DeFeudis the number of shares of our common stock determined as follows:

X = ((number of shares held by Evans after Make-whole Issuance/number of shares held by Evans immediately after reverse split) x number of shares held by Garibaldi or DeFeudis after reverse split) – number of shares held by Garibaldi or DeFeudis after reverse split.

If the Source Offering is not closed prior to November 12, 2014, there shall be no the Protected Period   If Messrs. Garibaldi and DeFeudis are re-locked on or prior to November 12, 2014, the Protected Period shall end 12 months after the closing of the Source Offering.

Lock-Up Agreements

See “Underwriting” for a description of lock-up agreements entered into with the underwriters in connection with this offering.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume of our common during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about us.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and estate tax consequences in respect of the ownership and disposition of shares of our common stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend on the status of the partner or other owner and the activities of the partnership or other entity. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals may therefore be "Non-U.S. Holders" for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

This discussion assumes that Non-U.S. Holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant in light of a Non-U.S. Holder's special tax status or special tax situation, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Special rules under the U.S. federal income tax laws, which are not addressed in this summary, may apply to certain Non-U.S. Holders, including foreign governments or entities they control; U.S. expatriates or former long-term residents of the United States; partnerships, other pass-through entities, or beneficial owners of interests in those entities; "controlled foreign corporations" and their shareholders; "passive foreign investment companies" and their shareholders; corporations that accumulate earnings to avoid U.S. federal income tax; banks; financial institutions; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt pension funds or other tax-exempt organizations; tax-qualified retirement plans; persons subject to the alternative minimum tax; persons that own, or have owned, actually or constructively, more than 5% of our common stock; and persons holding our common stock as part of a hedging or conversion transaction, straddle, constructive sale, or other risk reduction strategy. This discussion also does not address any tax consequences arising under the laws of any U.S. state or local taxing jurisdiction or any non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Distributions on Common Stock

We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. If we do make distributions on our common stock, however, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such payments exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder's basis in its stock, but not below zero, and then will be treated as gain from a sale of the stock subject to the tax treatment described below in "—Dispositions of Common Stock."

Any dividend (out of earnings and profits) paid to a Non-U.S. Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must generally provide us with an IRS Form W-8BEN certifying qualification for the reduced rate.

If the Non-U.S. Holder is eligible for a reduced rate of withholding tax pursuant to a tax treaty, such Non-U.S. Holder may obtain a refund of any excess amounts withheld on the payment of a dividend if such Non-U.S. Holder files an appropriate claim for refund with the U.S. Internal Revenue Service.

There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an applicable treaty so requires, the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) if an IRS Form W-8ECI, stating that the dividends are so connected, is provided to us. Instead, the dividends will be subject to U.S. federal income tax on a net basis, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of shares of our common stock unless (1) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an applicable treaty so requires, the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States), (2) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a "United States real property holding corporation" within the meaning of Internal Revenue Code section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you are a Non-U.S. Holder described in (1) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (1) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report to the U.S. Internal Revenue Service the amount of distributions paid by us in respect of our common stock, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or certain other agreements, copies of the information returns may be made available to tax authorities in the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated in accordance with the terms of the specific treaty or other agreement.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the Non-U.S. Holder has provided the required certification that it is not a U.S. person (which is generally provided by furnishing an IRS Form W-8BEN, or other applicable form) or otherwise establishes a basis for exemption, unless the payor otherwise has knowledge or reason to know that the payee is a U.S. person.

U.S. information reporting and/or backup withholding may also apply to the proceeds of a disposition of our common stock.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or "FATCA," a 30% withholding tax may be imposed on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. FATCA generally imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, in each case that is not otherwise exempt, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or otherwise be excepted, exempt or deemed compliant (including pursuant to an intergovernmental agreement).

Under final United States Treasury regulations, this withholding generally will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the possible impact of the FATCA rules on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Federal Estate Taxes

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE NON-U.S. HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Wellington Shields & Co. LLC (“Wellington Shields”) has agreed to purchase from us all 4,000,000 shares of common stock in this offering at a public offering price, less the underwriter's discount, set forth on the cover page of this prospectus.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this Prospectus and to dealers at a price that represents a concession not in excess of $__ per share under the public offering price. The underwriter may allow, and these dealers may re-allow, a concession of not more than $__ per share to other dealers. After the public offering, the underwriter may change the offering price and other selling terms. Although our common stock trades on the OTCQB, there is no established trading market for our common stock. The price at which shares of our common stock will be sold pursuant to this Prospectus will be determined by our management based upon negotiations with the underwriter in light of our past and present operating history, the prospects for our company and the industry in which we operate, financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours, the prevailing conditions of the United States securities markets and other factors considered relevant.  The offering price will not necessarily be related to our net tangible book value, stockholders equity, the then trading price for our common stock or the price at which our current shareholders acquired their shares of our common stock.

We have granted to the underwriter an option, exercisable not later than 60 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock [15% of the shares being offered] at the public offering price set forth on the cover page of this prospectus, less the underwriter's discount. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Under our underwriting agreement with Wellington Shields, we are to pay (or, in some incidences have paid) to the underwriter (a) an underwriting discount equal to 7% of the gross proceeds of the offering, (b) a non-refundable engagement fee of $30,000 and (c) a non-accountable expense allowance equal to 1% of the gross proceeds of the offering. We also have agreed to pay the legal fees and disbursements of counsel to Wellington Shields.

The following table shows the per share and total underwriting discounts, fees and commissions to be paid to the underwriters by us, as well as the number of warrants issuable to the underwriter. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 600,000 additional shares.

	Underwriting Discounts, Fees and Commissions Payable in Cash		Number of Underwriter Warrants Issuable
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$0.385	$0.385
Total	$1,540,000	$1,771,000	80,000	92,000

We estimate that our total expenses of this offering, excluding the underwriter's fee, will be approximately $720,000, which includes our legal and accounting costs and various other fees associated with registering and listing the shares offered hereby.

We have also agreed to issue to the underwriter a warrant to purchase a number of shares of our common stock equal to an aggregate of 2% of the shares of our common stock sold in this offering. The warrant will have an exercise price equal to 120% of the offering price of the shares sold in this offering. The warrant is exercisable commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for four years thereafter. The warrant is not redeemable by us. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of one year from the date of this prospectus. Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing one year period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

We have agreed to register for resale the shares of common stock issuable upon exercise of the Underwriter’s warrants upon the request of Wellington Shields (or the holders of a majority the shares of common stock issued and issuable upon exercise of the Underwriter’s warrants) during the period commencing on the first anniversary of the date of this Prospectus and ending on the fifth anniversary of the date of this Prospectus. We also have agreed to include in any registration statement we file for the sale of our debt or equity securities, including any of such securities of our security holders being offered for resale, the shares of common stock issued or issuable upon exercise of the Underwriter’s warrants. In each case, we will pay all of the fees and expenses incurred in connection with such offerings.

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

We and each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of one year following the effective date of the registration statement of which this prospectus is a part; provided, however, that up to 40,903 shares of our common stock [number of shares equal to 0.5% of the outstanding shares] held by non-executive officers, as designated by us, are exempt from such lock-up restrictions. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. There are no agreements between the underwriter and any of our officers, directors, stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the one-year period.

The underwriter has advised us that they do not intend to confirm sales to any account over which it exercises discretionary authority.

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. Covered short sales are sales made in an amount not greater than an underwriter's option to purchase additional shares of common stock from us in the offering. An underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. An underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by an underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. In addition, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NYSE MKT, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by underwriter of this offering. Other than the prospectus in electronic format, the information on an underwriter's web site and any information contained in any other web site maintained by such underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

Wellington Shields may provide investment banking services to us in the future.

We also have agreed to enter into an agreement with Wellington Shields & Co. LLC pursuant to which we will compensate it if after the date of this prospectus it initiates a merger, acquisition, joint venture or similar business combination or restructuring transaction involving our company. The amount payable to Wellington Shield & Co. LLC upon the consummation of any such transaction is an amount equal to the sum of five percent of the first $1,000,000 of the value of the consideration received or paid by us (the “Consideration”), four percent of the second $1,000,000 of Consideration, three percent of the third $1,000,000 of Consideration, two percent of the fourth $1,000,000 of Consideration and one percent of the Consideration in excess of $4,000,000, but in no event is Wellington Shields entitled to receive less than $200,000 for any transaction.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
●
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the shares have not authorized, and do not authorize the making of, any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

●	Released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	Used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

●
To qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	To investment services providers authorized to engage in portfolio management on behalf of third parties; or

●
In a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●
A corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	A trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

●
To an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	Where no consideration is or will be given for the transfer; or

●	Where the transfer is by operation of law.

LEGAL MATTERS

The validity of the common stock and other certain legal matters will be passed upon for us by Eaton & Van Winkle LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Davisson & Associates, PA, Minneapolis, Minnesota 55427.

EXPERTS

The consolidated financial statements of the Company, as of June 30, 2013 and 2012, and for each of the two years in the period ended June 30, 2013, included in this Prospectus have been audited by Lichter, Yu & Associates, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Our principal assets are located in Australia, and all of our officers and a majority of our directors are not residents of the United States. Therefore, it may be difficult to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered by any courts of the United States against us or these officers and directors. Furthermore, it may be difficult or impossible for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Australia may render you unable to enforce a judgment against our assets or the assets of our directors or officers that are not residents of the United States. There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia. As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders compared to shareholders of a corporation doing business entirely within the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SOURCE FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements for the Nine Months Ended March 31, 2014

Consolidated Balance Sheets as of March 31, 2014 (Unaudited) and June 30, 2013 (Restated)	F-26

Consolidated Statements of Operations and Comprehensive (Loss) Income for the Nine Months Ended March 31, 2014 (Unaudited) and 2013 (Unaudited)	F-27

Consolidated Statements of Stockholders’ Equity for the Nine Months Ended March 31, 2014 (Unaudited) and 2013 (Unaudited)	F-28

Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2014 (Unaudited) and 2013 (Unaudited)	F-29

Notes to Consolidated Financial Statements (Unaudited)	F-30 to F-45

SOURCE FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013 AND 2012

(RESTATED)

Lichter, Yu and Associates
Certified Public Accountants

16133 Ventura Blvd., suite 450
encino, California 91436
Tel (818)789-0265   Fax (818) 789-3949

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Source Financial, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Source Financial, Inc. and Subsidiaries (the “Company”) as of June 30, 2013 (as restated) and 2012 (as restated), and the related consolidated statements of operations and comprehensive (loss) income (as restated), stockholders' equity (as restated), and cash flows for the years ended June 30, 2013 (as restated) and 2012 (as restated). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2013 (as restated) and 2012 (as restated), and the consolidated results of its operations (as restated) and its cash flows for the years ended June 30, 2013 (as restated) and 2012 (as restated), in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1, the consolidated financial statements as of June 30, 2013 and 2012 have been restated.

Lichter, Yu & Associates
Encino, California
October 14, 2013, except as to Notes 1, 2, 3, 4, 12, 13, 14 and 19, which are as of March 26, 2014.

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2013 AND 2012
(RESTATED)

ASSETS
CURRENT ASSETS	2013 (Restated)	2012 (Restated)

Cash and cash equivalents	$7,205,827	$5,617,025
Trade receivables, net	27,008,840	26,577,290
Other receivable	-	50,795
Inventories	220,377	125,783
Deferred tax asset	718,767	317,850
Other current assets	820,726	1,230,603
TOTAL CURRENT ASSETS	35,974,537	33,919,346

NON-CURRENT ASSETS
Intangible assets, net	3,512,767	3,467,872
Deferred tax asset	1,130,454	2,041,089
Property, plant and equipment, net	578,136	684,786
Other assets	95,973	-
Goodwill	69,057	-
TOTAL NON-CURRENT ASSETS	5,386,387	6,193,747

TOTAL ASSETS	$41,360,924	$40,113,093

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade and other payables	$5,250,399	$6,597,746
Wholesale loan facility	25,669,388	24,688,865
Cash reserve	2,731,094	703,003
TOTAL CURRENT LIABILITIES	33,650,881	31,989,614
NON-CURRENT LIABILITIES
Shareholders loans	45,665	218,574
TOTAL NON-CURRENT LIABILITIES	45,665	218,574

TOTAL LIABILITIES	33,696,546	32,208,188

STOCKHOLDERS' EQUITY
Preferred stock, Series A, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Preferred stock, Series B, $0.01 par value, 10,000,000 shares authorized, 5,000 issued and outstanding	50	50
Common stock, $0.10 par value, 500,000,000 and 250,000,000 shares authorized, 9,961,632 and 5,300,000 shares issued and outstanding respectively	996,163	530,000
Common stock to be issued	33,837	-
Additional paid-in capital	14,462,575	14,639,150
Other accumulated comprehensive loss	(1,079,762)	(253,058)
Accumulated deficit	(6,748,485)	(7,011,237)
TOTAL STOCKHOLDERS' EQUITY	7,664,378	7,904,905

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,360,924	$40,113,093

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE YEARS ENDED JUNE 30, 2013 AND 2012
(RESTATED)

	2013 (Restated)	2012 (Restated)

Revenue	$5,305,130	$4,171,622
Cost of revenue	3,001,573	2,715,227
Gross profit	2,303,557	1,456,395

Operating Expenses

Compensation expenses	730,268	806,711
Research and development expense	472,229	199,144
Bad debt expenses	393,774	78,038
Occupancy expenses	254,132	221,000
Depreciation expense	75,844	36,402
General and administration expenses	251,220	226,936
Total operating expenses	2,177,467	1,568,231
Income (loss) from operations	126,090	(111,836)

Other Income (Expense)
Interest income	114,309	109,899
Research and development grant	526,962	302,876
Other expense (income)	(182,566)	(14,797)
Finance costs	(16,797)	(28,555)
Total Other Income	441,908	369,423
Income before Provision of income taxes	567,998	257,587

Provision for income taxes	305,246	179,647

Net income	262,752	77,940
Other comprehensive loss
Foreign currency translation	(826,704)	(253,280)

Comprehensive loss	$(563,952)	$(175,340)

Net income per share
Basic	$0.049	$0.015
Diluted	$0.049	$0.015

Weighted average number of shares used in computing basic and diluted net income per share:

Basic	5,313,661	5,300,000
Diluted	5,313,680	5,300,000

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2013 AND 2012
(RESTATED)

						Other
					Additional	Accumulated	Total
	Common Stock		Preferred Stock		Paid in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
Balance June 30, 2011 (Restated)	5,300,000	$530,000	5,000	$50	$14,639,150	$222	$(7,089,177)	$8,080,245
Foreign currency translation adjustments	-	-	-	-	-	(253,280)	-	(253,280)
Net income for the year ended June 30, 2012	-	-	-	-	-	-	77,940	77,940
Balance June 30, 2012 (Restated)	5,300,000	$530,000	5,000	$50	$14,639,150	$(253,058)	$(7,011,237)	$7,904,905
Issue of share capital at merger (Restated)	5,000,000	500,000	-	-	(176,575)	-	-	323,425
Foreign currency translation adjustments	-	-	-	-		(826,704)	-	(826,704)
Net income for the year ended June 30, 2013	-						262,752	262,752
Balance June 30, 2013 (Restated)	10,300,000	$1,030,000	5,000	$50	$14,462,575	$(1,079,762)	$(6,748,485)	$7,664,378

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2013 AND 2012
(RESTATED)

	2013 (Restated)	2012 (Restated)
Net income	$262,752	$77,940
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	697,017	594,011

(Increase) decrease in assets:
Trade receivables, net	(3,555,934)	(7,765,220)
Inventories	(120,644)	3,440
Deferred tax asset	305,246	179,646
Other assets	324,906	(862,462)
Increase (decrease) in current liabilities:
Trade payables	(769,094)	3,737,665
Net cash used in operating activities	(2,855,751)	(4,034,980)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(32,063)	(84,471)
Cash acquired in acquisition	65,288	-
Investment in subsidiary	(110,392)	-
Development of intangible assets	(747,580)	(706,496)
Net cash used in investing activities	(824,747)	(790,967)

CASH FLOWS FROM FINANCING ACTIVITIES
Wholesale loan facility, net	3,906,061	7,751,988
Capital Reserve	2,360,184	-
Repayment of shareholder loans	(169,595)	-
Net cash provided by financing activities	6,096,650	7,751,988

Effect of exchange rate changes on cash and cash equivalents	(827,350)	(163,975)

Net increase in cash and cash equivalents	1,588,802	2,762,066

Cash and cash equivalents at the beginning of the period	5,617,025	2,854,959

Cash and cash equivalents at the end of the period	$7,205,827	$5,617,025

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$-	$-

Interest payments	$1,905,471	$1,711,920

Assets acquired in merger transaction	$323,425	$-

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 1 – BASIS OF PRESENTATION AND ORGANIZATION (RESTATED)

Basis of Presentation

Source Financial, Inc., formerly known as The Wiki Group, Inc., (the “Company” or “Source”) was incorporated under the laws of the State of Delaware on June 24, 1988 as Windsor Capital Corp.  Between March 2001 and January 2008 the Company amended and restated its Articles of Incorporation and changed its corporate name to Energy Control Technology, Inc., 5Fifty5.com, Inc., Swap-A-Debt, Inc., WikiLoan, Inc. and finally Wiki Group, Inc. on March 12, 2012.

Moneytech Limited (“Moneytech”) was incorporated under the laws of Australia on September 9, 2003, and (through its wholly owned subsidiaries Moneytech Finance Pty Ltd, mPayments Pty Ltd., Moneytech POS Pty Ltd. and Moneytech Services Pty Ltd.) offers working capital, trade and debtor finance solutions, to small and medium sized businesses in Australia.

On June 30, 2013, Source acquired Moneytech and it’s wholly owned subsidiaries, Moneytech Finance Pty. Ltd., mPayments Pty. Ltd., Moneytech POS Pty. Ltd. and Moneytech Services Pty. Ltd.  Under the terms of the Exchange Agreement, all stockholders of Moneytech received a total of 5,300,000 shares of voting common stock of Source in exchange for all outstanding shares of Moneytech. In addition, pursuant to a separate agreement, the President of Moneytech received 5,000 shares of Preferred Series B Stock.  Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination.  That is, the share exchange is equivalent to the issuance of stock by Moneytech for the net monetary assets of Source accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded.  Under share reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Source are those of the legal acquiree, Moneytech, which is considered to be the accounting acquirer.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

Organization

Moneytech delivers its product offerings through ‘The Moneytech Exchange’, which is a real-time core banking platform, developed in-house and which continues to be upgraded with the support of the Australian Federal Government’s Research and Development program.

The Moneytech Exchange serves as the backbone of the business in Australia by providing internet banking style access to Moneytech’s customers and back-office systems to Moneytech staff.

The Company offers a range of innovative financial products and services to businesses and consumers in Australia and the United States through its principal operating subsidiaries, Moneytech and WikiTechnologies, Inc. The Company recently formed a new corporation in the United States, Moneytech USA, Inc.

When used in these notes, the terms "Company," "we," "our," or "us" mean Source Financial, Inc. and its subsidiaries.

Restatements

Subsequent to the issuance of the Company's financial statements for the fiscal year ended June 30, 2013, the Company determined that certain shares that had been authorized for issuance prior to the share exchange on June 30, 2013, and presentation of the stockholders’ equity on the consolidated balance sheet had not been properly accounted for in the Company’s financial statements.  Specifically, the number of shares outstanding as of June 30, 2013 was 10,300,000, of which 338,368 were to be issued. The Company also determined that the presentation of certain transactions in the financial statements had not been accounted for properly.  Specifically, the amount of the value available on cards held by consumers in certain gift card and similar programs had been improperly recognized in revenue and cost of revenues.  Also, the provision for income tax and deferred tax was incorrectly calculated.  The Company also used this opportunity to realign operating expenses and cost of revenue to conform to future financials filed.

The shares to be issued were for investor relations and consulting services received by Wiki Technology prior to the reverse merger.  The 179,369 shares to be issued were for investor relations and were recorded at $2.02 per share and expensed.  The 159,000 shares to be issued were for consulting services and were recorded at $1.25 per share and expensed.  These services and expenses were recorded prior to the reverse merger.

The Company has restated the consolidated balance sheet, consolidated statement of operations and comprehensive (loss) income, consolidated statement of stockholders’ equity, consolidated statement of cash flows for the fiscal years ended June 30, 2013 and 2012.

The effects of these restatements and reclassifications are as follows:

BALANCE SHEETS	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	June 30, 2012	June 30, 2012	June 30, 2012	June 30, 2013	June 30, 2013	June 30, 2013
ASSETS
CURRENT ASSETS
TOTAL CURRENT ASSETS	33,919,346	-	33,919,346	35,974,537	-	35,974,537

NON-CURRENT ASSETS
Intangible assets	3,467,872	-	3,467,872	3,512,767	-	3,512,767
Deferred tax asset	2,155,244	(114,156)	2,041,089	988,860	141,594	1,130,454
Property, plant and equipment	684,786	-	684,786	578,136	-	578,136
Other assets	-	-	-	95,973	-	95,973
Goodwill	-	-	-	69,057	-	69,057
TOTAL NON-CURRENT ASSETS	6,307,902	(114,156)	6,193,747	5,244,793	141,594	5,386,387

TOTAL ASSETS	$40,227,248	$(114,156)	$40,113,093	$41,219,330	$141,594	$41,360,924

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade and other payables	6,597,747	(1)	6,597,746	5,250,399	-	5,250,399
Wholesale loan facility	24,688,865	-	24,688,865	25,669,388	-	25,669,388
Cash reserve	703,003	-	703,003	2,731,094	-	2,731,094
TOTAL CURRENT LIABILITIES	31,989,615	(1)	31,989,614	33,650,881	-	33,650,881

NON-CURRENT LIABILITIES
TOTAL NON-CURRENT LIABILITIES	218,574	-	218,574	45,665	-	45,665

TOTAL LIABILITIES	32,208,189	(1)	32,208,188	33,696,546	-	33,696,546

EQUITY
Preferred stock	50	-	50	50	-	50
Common stock	530,000	-	530,000	996,164	(1)	996,163
Common stock to be issued	-	-	-	-	33,837	33,837
Additional paid-in capital	14,639,149	1	14,639,150	14,496,411	(33,836)	14,462,575
Other accumulated comprehensive gain (loss)	(244,289)	(8,769)	(253,058)	(1,052,144)	(27,618)	(1,079,762)
Accumulated deficit	(6,905,851)	(105,386)	(7,011,237)	(6,917,697)	169,212	(6,748,485)
TOTAL EQUITY	8,019,059	(114,154)	7,904,905	7,522,784	141,594	7,664,378

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,227,248	$(114,155)	$40,113,093	$41,219,330	$141,594	$41,360,924

STATEMENTS OF OPERATIONS	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	June 30, 2012	June, 30 2012	June, 30 2012	June 30, 2013	June 30, 2013	June 30, 2013
Revenue	$4,171,622	$-	$4,171,622	$6,098,374	$(793,244)	$5,305,130
Cost of revenue	2,622,383	92,844	2,715,227	3,700,918	(699,345)	3,001,573
Gross profit	1,549,239	(92,844)	1,456,395	2,397,456	(93,899)	2,303,557

Operating expenses
Compensation expenses	807,671	(960)	806,711	859,754	(129,486)	730,268
Research and development expense	199,144	-	199,144	472,229	-	472,229
Bad debt expenses	78,038	-	78,038	393,774	-	393,774
Occupancy expenses	254,145	(33,145)	221,000	276,615	(22,483)	254,132
Depreciation expense	129,246	(92,844)	36,402	169,743	(93,899)	75,844
General and administration expenses	207,629	19,307	226,936	99,251	151,969	251,220
Total operating expenses	1,675,873	(107,642)	1,568,231	2,271,366	(93,899)	2,177,467
(loss) Income from operations	(126,634)	14,798	(111,836)	126,090	-	-

Other income / (expense)
Interest income	109,899	-	109,899	114,309	-	114,309
Research and development grant	302,876	-	302,876	526,962	-	526,962
Other (expense) income	-	(14,797)	(14,797)	(182,566)	-	(182,566)
Finance costs	(28,555)	-	(28,555)	(16,797)	-	(16,797)
Total other income	384,220	(14,797)	369,423	441,908	-	441,908
(Loss) income from operations before income taxes	257,586	1	257,587	567,998	-	567,998
Income tax expense	-	179,647	179,647	579,844	(274,598)	305,246
Net (loss) income	257,586	(179,646)	77,940	(11,846)	274,598	262,752
Other comprehensive income	(253,444)	164	(253,280)	(807,855)	(18,849)	(826,704)
Comprehensive (loss) income	$4,142	$(179,482)	$(175,340)	$(819,701)	$255,749	$(563,952)

Net income (loss) per share:
Basic	$0.049	$(0.034)	$0.015	$(0.002)	$0.052	$0.049
Diluted	$0.049	$(0.034)	$0.015	$(0.002)	$0.052	$0.049

STATEMENTS OF CASH FLOWS	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	June 30, 2012	June 30, 2012	June 30, 2012	June 30, 2013	June 30, 2013	June 30, 2013
Net income (loss)	$257,586	$(179,646)	$77,940	$(11,846)	$274,598	$262,752
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation & amortization	594,011	-	594,011	697,017	-	697,017
(Increase) / decrease in assets:
Trade receivables	(7,765,220)	-	(7,765,220)	(3,555,934)	-	(3,555,934)
Inventories	3,440	-	3,440	(120,644)	-	(120,644)
Deferred tax assets	-	179,646	179,646	579,844	(274,598)	305,246
Other assets	(862,462)	-	(862,462)	324,906	-	324,906
Increase/ (decrease) in current liabilities:
Trade payables	3,737,665	-	3,737,665	(769,094)	-	(769,094)
Net cash used in operating activities	(4,034,980)	-	(4,034,980)	(2,855,751)	-	(2,855,751)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(790,967)	-	(790,967)	(824,747)	-	(824,747)

CASH FLOWS FROM FINANCING
ACTIVITIES
Net cash provided by financing activities	7,751,988	-	7,751,988	6,096,650	-	6,096,650

Net cash provided by operations	2,926,041	-	2,926,041	2,416,152	-	2,416,152

Effect of exchange rate changes on cash and cash equivalents	(163,975)	-	(163,975)	(827,350)	-	(827,350)
Net increase in cash and cash equivalents	2,762,066	-	2,762,066	1,588,802	-	1,588,802
Cash and cash equivalents at the beginning of the period	2,854,959	-	2,854,959	5,617,025	-	5,617,025

Cash and cash equivalents at the end of the period	5,617,025	-	5,617,025	7,205,827	-	7,205,827

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$-	$-	$-	$-	$-	$-
Interest payments	$1,711,920	$-	$1,711,920	$1,905,471	$-	$1,905,471

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED)

Basis of Presentation
The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”).

Principles of Consolidation
The consolidated financial statements include the accounts of Source and its wholly owned subsidiaries Moneytech, Moneytech Finance Pty Ltd, mPayments Pty Ltd., Moneytech POS Pty Ltd., Moneytech Services Pty Ltd, Moneytech USA and Wikitechnologies, Inc., collectively referred to as the Company.  Moneytech USA was formed and Wikitechnologies, Inc. was acquired on June 30, 2013.  All material intercompany accounts, transactions and profits were eliminated in consolidation.

Reclassifications
Certain prior year amounts were reclassified to conform to the presentation in the current year. The reclassifications did not have an effect on the results of operations or the cash flow.

Equity Investments
The Company uses the equity method of accounting for investments when the percentage of ownership of the investment is between 20% and 50%.  The Company includes the proportionate share of the profit or loss as part of the carrying value of the investment.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Exchange (Loss) Gain
During the fiscal years ended June 30, 2013 and 2012, the transactions of Moneytech and its wholly owned subsidiaries were denominated in foreign currency and were recorded in Australian dollar (AUD) at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income
The accounts of Moneytech and its wholly owned subsidiaries were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD with the AUD as the functional currency.  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period.  Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction.  Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Reportable Segment
The Company has one reportable segment.   The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenue
Cost of revenue includes; programs licensed; operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services, including inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

Research and Development
Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are put into service. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.  Certain research and development costs are available for reimbursement by the Australian government.  Research and development expense is included as an operating expense and research and development grant income is reported as other income.

Income Taxes
The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

At June 30, 2013 and 2012, the Company had not taken any significant uncertain tax positions on its tax returns for 2012 and prior years or in computing its tax provision for 2013.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties
The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies
Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.  Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Equivalents
Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  At June 30, 2013, the Company had $7,205,827 in cash, of which $7,137,539 was on deposit in Australia and not covered by insurance.  At June 30, 2012, the Company had $5,617,025 in cash in Australia which was not covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Allowance for Doubtful Accounts
The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Bad Debt Insurance
As a condition of the RPA (See Note 9), Moneytech maintains credit insurance on the receivables due Moneytech from its customers or their counterparties.  Pursuant to this policy, Moneytech would bear the first $500,000 of losses incurred due to defaults in any calendar year, after which any bad debt losses are reimbursed by the insurance company.  This policy is renewed annually.  A receivable from the insurance company is recognized when the criteria set forth in the policy, inclusive of bad debt expenses in excess of $500,000 in any year, are met.  The amount recorded as a receivable is offset against bad debt expense.

Inventory
Inventories are valued at the lower of cost (determined on a weighted average basis) or market.  Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower.  As of June 30, 2013 and 2012, inventory only consisted of finished goods.

Property, Plant & Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Computer software	3 to 10 years
Computer hardware	5 to 15 years
Furniture and equipment	3 to 5 years

As of June 30, 2013 and 2012, Property, Plant & Equipment consisted of the following:

	2013	2012
Office equipment	$35,949	$26,970
Furnitures and fixtures	249,770	229,713
Computers and software	1,282,317	1,349,340
Accumulated Depreciation	(989,900)	(921,237)
	$578,136	$684,786

As of June 30, 2013 and 2012, depreciation expense consisted of the following:

	2013	2012
Depreciation, operating	$75,844	$36,402
Depreciation, cost of revenue	107,723	111,735
Total depreciation expense	$183,567	$148,137

Fair Value of Financial Instruments
For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2013, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Earnings Per Share (EPS)
Basic EPS is computed by dividing income available to common shareholders and equivalents by the weighted average number of common shares and equivalents outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for period ended June 30, 2013and 2012:

	FOR THE YEAR ENDED
	2013	2012
Net income	$262,752	$77,940

Weighted average number of shares used in computing basic and diluted net income per share:

Basic	5,313,661	5,300,000
Diluted	5,313,680	5,300,000

Net income per share
Basic	$0.049	$0.015
Diluted:	$0.049	$0.015

Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not amortized but is evaluated for impairment at the reporting unit level annually as of June 30, or more frequently if events or changes in circumstances indicate that impairment may exist.

Effective October 1, 2011, the Company adopted ASU 2011-08, which allows the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. This step serves as the basis for determining whether it is necessary to perform the two-step goodwill impairment test. The two-step test first compares the fair value of the reporting unit to its carrying value. If the fair value exceeds the carrying value, no impairment exists, and the second step is not performed. If the fair value is less than the carrying value, the second step is performed to compute the amount of the impairment by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The adoption did not have a material impact on the consolidated financial statements.

The Company evaluated its goodwill for impairment on June 30, 2013, and concluded there was no impairment as of that date.

Intangible Assets
The Company records identifiable intangible assets at fair value on the date of acquisition and evaluates the useful life of each asset.  Finite-lived intangible assets primarily consist of software development capitalized. Finite-lived intangible assets are amortized on a straight-line basis and are tested for recoverability if events or changes in circumstances indicate that their carrying amounts may not be recoverable. These intangibles have useful lives ranging from 1 to 10 years. No events or changes in circumstances indicate that impairment existed as of June 30, 2013.

Stock-Based Compensation
The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topic 718 and 505). The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. Non-employees stock based compensation is accounted for according to ASC 718.

Recently Issued Accounting Pronouncements
In December 2010, the FASB issued ASU 2010-29, which provides requirements over pro forma revenue and earnings disclosures related to business combinations. The ASU requires disclosure of revenue and earnings of the combined business as if the combination occurred at the start of the prior annual reporting period only. The Company adopted ASU 2010-29 effective October 1, 2011. The adoption did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, which impacts the presentation of comprehensive income. The guidance requires components of other comprehensive income to be presented with net income to arrive at total comprehensive income. This ASU impacts presentation only and does not impact the underlying components of other comprehensive income or net income. In December 2011, the FASB issued an amendment to ASU 2011-05, which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. All other components of ASU 2011-05 are effective October 1, 2012. Adoption is not expected to have a material impact on the consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, which will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangible assets. The standard was adopted on October 1, 2012, and did not have a material impact on the consolidated financial statements.

Note 3 – SHARE EXCHANGE AGREEMENT (RESTATED)

On June 30, 2013, Source consummated the transactions contemplated by the Exchange Agreement. Accordingly Source acquired all of the issued and outstanding shares of stock of Moneytech in exchange for the issuance in the aggregate of 5,300,000 shares of common stock which shares represented in excess of 50% of the issued and outstanding capital stock of Source after the consummation of the Exchange Agreement and the transactions contemplated thereby. Pursuant to a separate agreement, the President of Moneytech received 5,000 shares of Preferred Series B Stock of Source. The Series B Preferred shares have certain control provisions (see note 15)

In connection with the exchange agreement, on June 30, 2013, Source, Marco Garibaldi (“Garibaldi”), Edward DeFeudis (“DeFeudis”), and Eaton & Van Winkle LLP (the “Agent”) entered into an Escrow Agreement.  As a condition to the exchange agreement, Garibaldi has agreed to deposit in escrow with the Agent 1,120,000 shares of Source Common Stock (the “Garibaldi Shares”), DeFeudis has agreed to deposit in escrow with the Agent 1,120,000 shares of Source Common Stock (the “DeFeudis Shares”) and Source has agreed to deposit in escrow with the Agent 1,000 shares of the common stock of Wiki Sub, representing all of the outstanding shares of Wiki Sub (the “Wiki Sub Shares,” and together with the Garibaldi Shares and the DeFeudis Shares, the “Escrow Shares”), on the terms and subject to the conditions set forth in the Escrow Agreement.

During the term of the Escrow Agreement, the operations of WikiTechnologies will be directed by Messrs. Garibaldi and DeFeudis. If during the twelve-month period commencing July 1, 2013, (the “Earn-Out Period”), WikiTechnologies achieves revenues of $4.2 million, a gross profit percentage of 25% and breaks even (the “Benchmarks”), the Garibaldi Shares and DeFeudis Shares will be returned to Messrs. Garibaldi and DeFeudis and the WikiTechnologies Shares will be returned to us. If the Benchmarks are not met during the Earn-Out Period, at our option, the Garibaldi Shares and DeFeudis Shares will be cancelled and returned to treasury, and the WikiTechnologies Escrow Shares will be delivered to Messrs. DeFeudis and Garibaldi, and we will no longer own WikiTechnologies. Further, if, at any point during the Earn-Out Period, the Company sells WikiTechnologies, merges WikiTechnologies with another entity, disposes of the assets of WikiTechnologies, or takes any other action to compromise the ability of WikiTechnologies to meet the Benchmarks, the Benchmarks will be deemed to have been achieved, and the Garibaldi Shares and DeFeudis Shares will be returned to Messrs. Garibaldi and DeFeudis. Under the terms of the Exchange Agreement, we are under no obligation to take affirmative action(s) to further the objectives of WikiTechnologies, except that we have agreed to seek to raise up to $2,000,000 in a private placement and to allocate one-half of the first $800,000 of net proceeds and the next $200,000 of net proceeds to the business of WikiTechnologies. In addition, the Exchange Agreement provides that at any time during the Earn-Out Period our Board of Directors in its discretion may determine that we will keep WikiTechnologies and cause the Garibaldi Shares and DeFeudis Shares to be delivered to Messrs. Garibaldi and DeFeudis.

As a result of the exchange agreement, the reorganization was treated as an acquisition by the accounting acquiree that is being accounted for as a recapitalization and as a reverse merger by the legal acquirer for accounting purposes. Pursuant to the recapitalization, all capital stock shares and amounts and per share data have been retroactively restated. Accordingly, the financial statements include the following:

(1) The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the legal acquirer at fair value.

(2) The statements of operations include the operations of the accounting acquirer for the period presented and the operations of the legal acquirer from the date of the merger.

Note 4 – TRADE RECEIVABLES, NET (RESTATED)

Trade receivables consist principally of accounts receivable and trade financing and other financial services to small to medium sized businesses and individuals, principally in Australia.  Trade receivables are recorded at the invoiced amount and net of allowances for doubtful accounts.  Trade receivables bear interest. The allowance for doubtful accounts represents management’s estimate of the amount of probable credit losses in existing accounts receivable, as determined from a review of past due balances and other specific account data. The assessment includes actually incurred historical data as well as current economic conditions.  Account balances are written off against the allowance when management determines the receivable is uncollectible.

Collectability of trade receivables is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment of trade receivables is raised when there is objective evidence that the consolidated entity or parent entity will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization and default or delinquency in payments (more than 30 days overdue) are considered indicators that the trade receivable may be impaired. The amount of the impairment allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

Trade receivables that are past their normal payment terms are overdue and once 30 days past due are considered delinquent. Minimum payment terms vary by product. The maximum payment term for all products is 122 days. All trade receivables that are overdue are individually assessed for impairment.

Trade receivables are placed on non-accrual status when legal action commences. Payments received while on non-accrual status will be allocated to the oldest amount outstanding. Accrual of interest will not resume until all amounts owing have been settled.

As of June 30, 2013 and 2012, trade receivables consist of the following:

	June 30
	2013	2012
Trade receivables	$27,740,315	$27,328,853
Allowance for bad debt	(731,475)	(751,563)
Total trade receivables, net	$27,008,840	$26,577,290

AGE ANALYSIS OF PAST DUE TRADE RECEIVABLES	June 30
	2013	2012
1 - 30 Days Past Due	$1,331,914	$2,449,819
31 - 60 Days Past Due	724,023	997,284
Greater than 60 Days Past Due	1,224,162	1,564,355
Total Past Due	3,280,099	5,011,458
Current	24,460,216	22,317,395
Total Trade Receivables	$27,740,315	$27,328,853
Recorded Investment > 60 Days and accruing	$53,069	$372,928

ALLOWANCE FOR DOUBTFUL DEBTS AND RECORDED INVESTMENT	June 30
	2013	2012
Allowance for doubtful debts
Beginning balance	$751,564	$607,962
Charge-offs	(228,471)	(169,267)
Recoveries	(80,551)	(25,559)
Provision	371,779	366,167
Other comprehensive income (fx differences)	(82,846)	(27,740)
Ending balance	$731,475	$751,563

Ending balance - individually evaluated for impairment	$694,785	$718,087
Ending balance - collectively evaluated for impairment	$36,690	$33,476

Trade receivables
Ending balance	$27,740,315	$27,328,853
Ending balance - individually evaluated for impairment	$3,280,099	$5,011,458
Ending balance - collectively evaluated for impairment	$24,460,216	$22,317,395

TRADE RECEIVABLES ON A NON ACCRUAL BASIS	June 30
	2013	2012
Trade receivables	$1,520,531	$2,004,224

IMPAIRED LOANS	June 30, 2013
		Unpaid		Average	Interest
	Recorded	Principal	Related	recorded	income
	Investment	Balance	allowance	investment	recognised
With no allowance recorded
Trade receivables	$-	$-	$-	$-	$-
	$-	$-	$-	$-	$-
With an allowance recorded
Trade receivables	$1,520,531	$583,708	$731,475	$2,079,319	$43,376
	$1,520,531	$583,708	$731,475	$2,079,319	$43,376
Total
Trade receivables	$1,520,531	$583,708	$731,475	$2,079,319	$43,376
	$1,520,531	$583,708	$731,475	$2,079,319	$43,376

	June 30,2012
		Unpaid		Average	Interest
	Recorded	Principal	Related	recorded	income
	Investment	Balance	allowance	investment	recognised
With no allowance recorded
Trade receivables	$-	$-	$-	$-	$-
	$-	$-	$-	$-	$-
With an allowance recorded
Trade receivables	$2,004,224	$526,457	$751,563	$2,017,685	$213,402
	$2,004,224	$526,457	$751,563	$2,017,685	$213,402
Total
Trade receivables	$2,004,224	$526,457	$751,563	$2,017,685	$213,402
	$2,004,224	$526,457	$751,563	$2,017,685	$213,402

Note 5 – OTHER ASSETS

Other assets consist of the following as of June 30, 2013 and 2012:

Other current assets	2013	2012
Research and development grant receivable	$401,852	$602,834
Insurance claim receivable	269,556	528,280
Prepayment	66,922	30,551
Other assets	82,396	68,938
	$820,726	$1,230,603

Other non current assets	2013	2012
Deferred payment processing cost	$50,000	$-
Prepaid gift card establishment fees	45,973	-
	$95,973	$-

Note 6 – INTANGIBLE ASSETS

Intangible assets consist of the following as of June 30, 2013 and 2012:

	2013	2012
Moneytech software	$4,574,761	$5,101,997
mPayments software	664,880	-
Domain name	198,353	-
Accumulated amortization	(1,925,227)	(1,634,125)
	$3,512,767	$3,467,872

The intangible assets are amortized over 10-12 years. Amortization expense of $513,450 and $445,874 was included in cost of revenues for the years ended June 30, 2013 and 2012, respectively.

Amortization for the Company’s intangible assets over the next five fiscal years from June 30, 2013 is estimated to be:

June 30, 2014	$456,650
June 30, 2015	456,650
June 30, 2016	456,650
June 30, 2017	456,650
June 30, 2018	456,650
Thereafter	1,229,517
Total	$3,512,767

Note 7 – GOODWILL

On November 9, 2012, Moneytech purchased Moneytech Pos Pty. Ltd. (“MPos”). The goodwill was acquired with the acquisition of MPos.

As of June 30, 2013, the Goodwill comprised of the following:

2013
Acquisition cost of Moneytech POS Pty Ltd.	$98,180
Fixed assets received	(54,695)
Liability assumed	25,572
Acquisition cost assigned to goodwill	$69,057

The Company performed an impairment test relating to goodwill arising from its acquisitions and concluded that there was no impairment as to the carrying value of goodwill as of June 30, 2013.

Note 8 – TRADE AND OTHER PAYABLES

As of June 30, 2013 and 2012, trade and other payables consist of the following:

	2013	2012
Trade payables	$4,848,656	$6,337,545
Employee benefits	122,097	55,959
Other liabilities	279,646	204,242
Total payables	$5,250,399	$6,597,746

Note 9 –CURRENT LIABILITIES

	2013	2012
Wholesale loan facility	$25,669,388	$24,688,865
Cash reserve	2,731,094	703,003
	$28,400,482	$25,391,868

Wholesale Loan Facility

The Company has a secured line of credit with a bank in Sydney Australia for up to AUD $30,000,000 for the Company to use as of June 30, 2013 and AUD $25,000,000 as of June 30, 2012. The line of credit is secured mainly by trade receivables. Interest is charged at the banks reserve rate plus an agreed upon margin from the bank. The agreement is currently set to expire on December 31, 2013 and can be renewed annually in September. The Company has requested the renewal and is awaiting final bank approval. Interest expense charged to cost of revenue related to the loan for the year ended June 30, 2013 and 2012 was approximately USD $1,905,471 and USD $1,711,920, respectively.

Cash Reserve

The Company is required to maintain certain cash reserves with its senior debt provider in accordance with the Receivables Purchase Agreement (RPA) between the parties. The Required Cash Reserve amount may be provided by the Company or its customers and is held in a ‘Cash Reserve Account’ with its senior debt provider in accordance with the RPA’s terms and conditions.  The Required Cash Reserve balance is adjusted based on the RPA and the total facility limit provided to the Company by the senior lender.

Note 10 – NON-CURRENT LIABILITY

	6/30/2013	6/30/2012
Shareholders loans	$45,665	$218,574
	$45,665	$218,574

Shareholders Loan

The Company had an accrued interest amount payable to a shareholder in the amount of AUD $165,153 as of June 30, 2012. The loan was paid during the fiscal year ended June 30, 2013. There was no interest charged on the balance.

The company has a loan payable in the amount of AUD $50,000 to a shareholder. The loan is due and payable on September 30, 2014. Interest of 8% is only payable if Moneytech has positive retained earnings at the time of repayment.

Note 11 – RELATED PARTY TRANSACTIONS

In the years ended June 30, 2013 and 2012, the Company paid a company controlled by the President of Moneytech for consulting services in the amount of $209,500 and $201,299 respectively.

Note 12 – INCOME TAX (RESTATED)

The following is the income tax expense reflected in the Statement of Operations for the years ended June 30, 2013 and 2012:

INCOME TAX EXPENSE	June 30
	2013	2012
Income tax expense - current	$-	$-
Income tax expense - deferred	305,246	179,647
Total	$305,246	$179,647

The following are the components of income before income tax reflected in the Statement of Operations for the years ended June 30, 2013 and 2012:

COMPONENTS OF INCOME BEFORE INCOME TAX	June 30
	2013	2012
Income (loss) from USA operations	$-	$-
Income from Australian operations	567,998	257,587
(Loss) income before Income tax	$567,998	$257,587
Income tax	$305,246	$179,647
Effective tax rate	54%	70%

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the years ended June 30, 2013 and 2012:

INCOME TAX RATE RECONCILIATION	June 30
	2013	2012
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Research and development	24%	40%
Tax expenses at actual rate	54%	70%

The following are the components of deferred tax reflected in the Balance Sheet and Statement of Operations for the years ended June 30, 2013 and 2012:

COMPONENTS OF DEFERRED TAX EXPENSE	June 30
	2013	2012
Tax losses carried forward	$348,179	$242,351
Doubtful debts reserve	(18,827)	(51,403)
Accruals	(24,106)	(11,301)
	305,246	179,647

COMPONENTS OF DEFERRED TAX ASSET	June 30
	2013	2012
Tax losses carried forward	$1,592,888	$2,116,283
Doubtful debts reserve	219,442	225,469
Accruals	36,891	17,187
	1,849,221	2,358,939

Deferred tax assets - current	$718,767	$317,850
Deferred tax assets - non current	1,130,454	2,041,089
	1,849,221	2,358,939

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

As of June 30, 2013, Moneytech had approximately $5,309,627 in net operating loss (“NOL”) carry forward available to offset future taxable income in Australia. The NOLs can be carried forward without expiration in Australia. Management believes that all NOLs will be utilized in the near future and therefore no allowance was made.

As of June 30, 2013, Source had NOL’s of approximately $13 million dollars to offset future taxable income in the US. Federal NOLs can generally be carried forward 20 years. However, under Internal Revenue Code section 382 due to the change in ownership there are certain limitations placed on the NOL carryover and Source may only use approximately $161,500 per year of the available NOL. The deferred tax assets of the US entities at December 31, 2013 were fully reserved. Management believes it is more likely than not that these assets will not be realized in the near future.

Note 13 - GEOGRAPHIC SEGMENT INFORMATION (RESTATED)

As a result of the reverse merger on June 30, 2013 the Company operates in two regions: Australia and United States of America.

All inter-company transactions are eliminated in consolidation. For the twelve months ended June 30, 2013 and 2012, geographic segment information is as follows:

	Twelve Months Ended June 30, 2013				Twelve Months Ended June 30, 2012
	Australia	USA	Elimination	Consolidated	Australia	USA	Elimination	Consolidated
Revenue	5,305,130	$-	$-	$5,305,130	$4,171,622	$-	$-	$4,171,622
Cost of Revenue	3,001,573	-	-	3,001,573	2,715,227	-	-	2,715,227
Total Expenses	2,177,467		-	2,177,467	1,568,231	-	-	1,568,231
Other Income (Expense)	441,908	-	-	441,908	369,423	-	-	369,423
Net Income (Loss) before tax	567,998		-	567,998	257,587	-	-	257,587
Assets	41,034,499	326,425	-	41,360,924	40,113,093	-	-	40,113,093
Debt	33,693,546	3,000	-	33,696,546	32,208,188	-	-	32,208,188

Note 14 – EQUITY INVESTMENT (RESTATED)

On January 16, 2013 the Company entered into an agreement whereby it received a 37.5% equity interest in 360 Market Pty. Limited (“360”) in exchange for allowing 360 to utilize certain license rights.  There was no exchange of cash or debt for the transaction and it was accounted for at its fair value of $0.  The investment is accounted for by the equity method since the Company obtained a 37.5% equity interest.  Due to the continuous loss from inception through June 30, 2013 incurred by 360, the Company did not recognize any income or return from the investment as doing so would have created a negative carrying value in the investment account.  The Company discontinued using the equity method rather than establish a negative balance.  The investment retains a zero balance until subsequent investee profits eliminate all unrealized losses.  In addition, 360 has had a negative equity position since inception of the investment thereby precluding any other disclosure regarding our underlying position in the net equity of 360.

Note 15 –STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has 10,000,000 shares Preferred Stock authorized at a par value of $0.01 and there were no shares issued and outstanding as of June 30, 2012 and 5,000 shares of Class B, Preferred Stock issued and outstanding as of June 30, 2013.

Under the terms of the Class B Certificate of Designation, the holder(s) of the Series B have the right, until June 30, 2018, to (A) elect the majority of the Company’s Board of Directors and (B) vote on all other matters to come before the holders of common stock (the “Common Shareholders”) with each vote per Series B Preferred Share equal to 1,000 shares of common stock.

After June 30, 2018, the Series B Preferred Shares shall have no voting rights and shall be redeemable by the Company for the sum of one tenth of a cent ($0.001) per Series B Preferred Share. The Series B Preferred Shares will not have any conversion rights and shall not be entitled to receive any dividends, distributions, or other economic or financial interest in the Company, and in the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred, the holders of Series B Preferred Shares will be entitled to receive out of the Company’s assets, whether such assets are capital or surplus, of any nature, the sum of one-tenth of a cent ($0.001) per Series B Preferred Share, after payment to the holders of the Common Stock and the holders of any other series or class of the Company’s equity securities ranking senior to the Common Stock.

Common Stock

The Company has 500,000,000 and 250,000,000 shares of Common Stock authorized at a par value of $0.10 as of June 30, 2013 and 2012, respectively. There were 9,961,632 and 5,300,000 shares issued and outstanding as of June 30, 2013 and 2012, respectively. The Company has 338,368 shares to be issued as of June 30, 2013, respectively. Each Common Stock holder will have one (1) vote.

Each Common Stock holder will have one (1) vote.

Dividend Policy

The Company has not yet adopted a policy regarding the payment of dividends and no dividends have been declared.

Note 16 – RESTRICTED STOCKS

As of June 30, 2013, the Company has 338,638 shares to be issued for services performed prior to the exchange agreement.

Number of Shares
Granted but not issued at June 30, 2012	-

Issued during fiscal year ended June 30, 2012	-
Granted during fiscal year ended June 30, 2012	338,368
Granted but not issued at June 30, 2013	338,368

Note 17 –STOCK OPTIONS

On April 19, 2013, the Company entered into an agreement with a software developer. Upon achievement of certain milestones, the contractor can receive up to 100,000 Performance Based Stock Options at an exercise price of $2.50 per share. The option vest and become exercisable immediately upon grant with a 3 year life.

As of June 30, 2013, 7,000 of the Performance Based Stock Options have been earned.

Number of Shares
Outstanding at June 30, 2012	-
Exercisable at June 30, 2012	-

Granted	7,000
Exercised	-
Expired	-

Outstanding at June 30, 2013	7,000
Exercisable at June 30, 2013	7,000

Options outstanding at June 30, 2013 are as follow:

Exercise Price	Total Options Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$2.50	7,000	3	$2.50	7,000	$2.50

Note 18 –COMMITMENTS

The Company leases two offices under a renewable operating leases expiring on August 31, 2014 and July 31, 2015. The aggregate monthly rent is approximately $11,189. For the years ended June 30, 2013 and 2012, the rental expense was $157,522 and $110,278.

Future minimum rental payments required under operating leases as of June 30, 2013 are as follows:

June 30,
2014	$134,264
2015	34,935
2016	1,256
$170,455

The Company has entered into three employment agreements with certain members of management of the Company. Two agreements terminate as of May 29, 2015 and the other one continues until terminated.  Future minimum salaries required under the employment agreement as of June 30, 2013 are as follows:

June 30,
2014	$490,000
2015	470,000
2016	250,000
2017	250,000
2018	250,000
$1,710,000

Note 19 –SUBSEQUENT EVENTS

Management has evaluated events subsequent through October 14, 2013 for transactions and other events that may require adjustment of and/or disclosure in such financial statements and these included:

•	The shareholders and board of directors voted to reduce the authorized common stock to 50,000,000 common shares and 1,000,000 preferred shares.
•	The Company granted options to purchase 75,000 shares of common stock to three board members pursuant to the 2013 Omnibus Incentive Plan.
•
The Company authorized the issuance of 350,000 restricted shares of common stock, being 179,638 restricted shares granted for consulting services undertaken prior to the Share Exchange June 30, 2013 and 170,632 restricted shares granted for consulting services to be provided after the Share Exchange June 30, 2013.

•	The Company granted options to purchase 25,000 shares of common stock to an employee.

SOURCE FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED AND AS AT
MARCH 31, 2014 (UNAUDITED)

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2014 AND JUNE 30, 2013
(UNAUDITED)

	March 31, 2014 (Unaudited)	June 30, 2013 (Restated)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,546,870	$7,140,539
Trade receivables, net	19,164,901	26,014,249
Inventories	210,850	220,377
Deferred tax asset	276,630	718,767
Other current assets	861,954	817,048
Net assets of discontinued operations	-	326,425
TOTAL CURRENT ASSETS	28,061,205	35,237,405

NON-CURRENT ASSETS
Intangible assets, net	3,504,142	3,314,413
Deferred tax asset	1,385,439	1,130,454
Property, plant and equipment, net	489,797	569,031
Other assets	-	45,973
Goodwill	69,723	69,057
TOTAL NON-CURRENT ASSETS	5,449,101	5,128,928

TOTAL ASSETS	$33,510,306	$40,366,333

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade and other payables	$4,169,271	$4,252,808
Wholesale loan facility	21,149,497	25,669,388
Cash reserve	820,208	2,731,094
Net liabilities of discontinued operations	-	3,000
TOTAL CURRENT LIABILITIES	26,138,976	32,656,290

NON-CURRENT LIABILITIES

Shareholder loans	46,096	45,665
TOTAL NON-CURRENT LIABILITIES	46,096	45,665

TOTAL LIABILITIES	26,185,072	32,701,955

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000,000 shares authorized	-	-
Designated as Series B Preferred stock, , $0.01 par value, 5,000 shares authorized, 5,000 issued and outstanding	50	50
Common Stock, $0.001 and $0.1 par value, 50,000,000 shares authorized, 7,671,632 and 9,961,632 shares issued and outstanding at March 31, 2014 and June 30, 2013, respectively	7,672	996,163
Common stock to be issued, 509,000 and 338,368 respectively	509	33,837
Treasury stock	2,290	-
Additional paid-in capital	15,961,744	14,462,575
Other accumulated comprehensive loss	(1,007,199)	(1,079,762)
Accumulated deficit	(7,639,832)	(6,748,485)
TOTAL STOCKHOLDERS' EQUITY	7,325,234	7,664,378

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,510,306	$40,366,333

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE NINE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)

	FOR THE NINE MONTHS ENDED
	March 31, 2014	March 31, 2013

Revenue	$4,163,149	$3,673,405
Cost of revenue	2,186,879	2,196,874
Gross profit	1,976,270	1,476,531

Operating Expenses

Compensation expenses	639,415	500,169
Research and development expense	296,656	358,207
Bad debt expenses	542,890	114,956
Occupancy expenses	186,110	182,691
Depreciation expense	49,864	53,620
General and administration expenses	1,125,521	276,757
Total operating expenses	2,840,456	1,486,400
Loss from operations	(864,186)	(9,869)

Other Income (Expense)
Interest income	80,629	82,818
Research and development grant	404,585	356,404
Finance costs	(281)	(140)
Other income	(7,628)	(11,288)
Total Other Income	477,305	427,794

(Loss) income from continuing operations before income taxes	(386,881)	417,925

Provision for income taxes	203,186	240,428

Net (loss) income from continuing operations	(590,067)	177,497

Net loss from discontinued operations	(301,280)	-

Net (loss) income	(891,347)	177,497

Other comprehensive income
Foreign currency translation	72,563	200,488

Comprehensive (loss) income	$(818,784)	$377,985

Net (loss) income per share Basic and Diluted:
Continuing operations	$(0.058)	$0.034
Discontinued	$(0.030)	$-
Total	$(0.088)	$0.034

Weighted average number of shares used in computing basic and diluted net (loss) income per share:

Basic	10,104,849	5,300,000
Diluted	10,104,849	5,300,000

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’EQUITY
MARCH 31, 2014
(UNAUDITED)

	Common Stock		Preferred Stock		Treasury	Additional Paid in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Stock	Capital	Loss	Deficit	Equity

Balance June 30, 2013 (Restated)	10,300,000	$1,030,000	5,000	$50	$-	$14,462,575	$(1,079,762)	(6,748,485)	$7,664,378

Issuance of stock options	-	-	-	-	-	157,111	-	-	157,111

Compensation in respect of option and restricted stock granted to employees, directors and third- parties	170,632	17,063	-	-	-	327,611	-	-	344,674

Change in par value of shares	-	(1,036,592)	-	-	-	1,036,592	-	-	-

Return of stock	-	(150)	-	-	150		-	-	-

Return of stock	-	(2,140)	-	-	2,140	(22,145)	-	-	(22,145)

Net (loss) income for the nine months ended March 31, 2014	-	-	-	-	-	-	72,563	(891,347)	(818,784)

Balance March 31, 201 4	10,470,632	$8,181	5,000	$50	$2,290	$15,961,744	$(1,007,199)	$(7,639,832)	$7,325,234

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)

	March 31, 2014	March 31, 2013

Net (loss) income	$(891,347)	$177,497
Net (loss) from discontinued operations	(301,280)	-
Net (loss) income from continuing operations	(590,067)	177,497

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	527,835	525,538
Stock options and shares issued for compensation	287,701	-

(Increase) decrease in assets:
Trade receivables, net	7,038,408	(3,889,869)
Inventories	11,550	(132,286)
Deferred tax asset	203,202	240,420
Other assets	157,206	(134,914)
Increase (decrease) in current liabilities:
Trade payables	(123,435)	(2,888,913)
Net cash provided by (used in) operating activities	7,512,400	(6,102,527)

Cash flows from investing activities
Purchase of property, plant and equipment	(82,532)	(196,349)
Development of intangible assets	(517,746)	(567,074)
Net cash used in investing activities	(600,278)	(763,423)

Cash flows from financing activities
Wholesale loan facility, net	(4,725,867)	4,398,267
Capital Reserve	(1,920,403)	2,458,640
Shareholder loans, net	-	(114,352)
Net cash (used in) provided by financing activities	(6,646,270)	6,742,555

Net cash provided by (used in) continuing operations	265,852	(123,395)

Cash flows from discontinued operations
Net cash (used in) operating activities from discontinued operations	(177,618)	-
Net cash provided by investing activities from discontinued operations	181,079	-
Net cash provided by financing activities from discontinued operations	-	-
Net cash provided by discontinued operations	3,461	-

Effect of exchange rate changes on cash and cash equivalents	71,730	141,743
Net increase in cash and cash equivalents	341,043	18,348
Cash and cash equivalents at the beginning of the period - from continuing operations	7,140,539	5,617,025
Cash and cash equivalents at the beginning of the period - from discontinued operations	65,288	-

Cash and cash equivalents at the end of the period	$7,546,870	$5,635,373

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$1,268,668	$1,410,596

Supplemental schedule of non-cash financing activities:
Issuance of stock options	$115,492	$417,925
Restricted stock compensation	$344,674	$-

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2014
(UNAUDITED)

Note 1 – BASIS OF PRESENTATION AND ORGANIZATION

Basis of Presentation
The accompanying condensed consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”) and with the instructions to Form 10-Q.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to U.S. GAAP rules and regulations for presentation of interim financial information. Therefore, the unaudited condensed interim consolidated financial statements should be read in conjunction with the financial statements and the notes thereto, included in the Company’s Annual Report on the Form 10-K/A for the fiscal year ended June 30, 2013 and 2012. Current and future financial statements may not be directly comparable to the Company’s historical financial statements.  However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended June 30, 2013 included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. The unaudited consolidated financial statements should be read in conjunction with the financial statements included in the Form 10-K/A. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending June 30, 2014.

Note 2 – DISCONTINUED OPERATIONS

In February 2014, management returned the Wiki Technology, Inc entity (“WikiTechnologies” or "WTI”), to Edward DeFeudis and Marco Garibaldi as per the terms of the Share Exchange Agreement dated May 30, 2013 and the Settlement Agreement dated February 11, 2014.

Our Board of Directors authorized the Settlement Agreement based upon an evaluation of the operations of WTI during which it became apparent that without significant additional financing WTI would not be able to generate significant revenues and become profitable, and thus was unlikely to satisfy the financial benchmarks specified in the Share Exchange Agreement by June 30, 2014.  Accordingly, our Board of Directors determined that relinquishing our equity interest in WTI on the terms and subject to the conditions set forth in the Settlement Agreement was in the best interests of our company and its stockholders.

Revenue and expenses, and gains and losses relating to the discontinued business have been reclassified from the results of continuing operations and are reflected as net loss from discontinued operations in the statement of operations and comprehensive (loss) income.

As this is a non-reciprocal transfer of non-monetary assets with a certain group of shareholders, this transfer rescinds the business combination that took effect on June 30, 2013.  It has been booked on sale date at the recorded amount (less any impairment on assets distributed) in accordance with modifications of the basic principle of using Fair Value.  As such no gain or loss on disposal has been reported in the nine months ended March 31, 2014.

The assets and liabilities and operating results of the discontinued operation are summarized as follows:

	March 31, 2014	June 30, 2013

Current assets
Cash and cash equivalents	$-	$65,288
Other current assets	-	3,678
Total current assets	-	68,966
Non Current Assets
Fixed Assets	-	9,105
Intellectual property	-	198,354
Other assets	-	50,000
Total Non Current assets	-	257,459
Total Assets	-	326,425

Current Liabilities
Trade Creditors	-	3,000
Provisions and accruals	-
Intercompany liabilities	-
Total Current Liabilities	-	3,000
Non Current Liabilities
Shareholder loans	-
Total Non Current liabilities	-	-
Total Liabilities	-	3,000

Net Assets	$-	$323,425

NET RESULT FROM DISCONTINUED OPERATIONS
	For the nine months ended
	March 31
	2014	2013
Revenue	$2,647	$-
Cost of Revenue	70,460	-
Gross Profit (Loss)	(67,813)	-
Operating Expenses	234,027	-
(Loss) from operations	(301,840)	-
Other income	560	-
(Loss) before tax	(301,280)	-
Tax	-	-
(Loss) after tax	$(301,280)	$-

The discontinued operations of Wiki Technologies, Inc. were reported in the United States of America segment in our geographic segment information as per Note 16.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Source Financial, Inc (“Source”) and its wholly owned subsidiaries Moneytech Limited (“Moneytech”), Moneytech Finance Pty Ltd, mPayments Pty Ltd., Moneytech POS Pty Ltd., Moneytech Services Pty Ltd, Moneytech USA and WikiTechnologies, Inc., collectively referred to as the Company.  All material intercompany accounts, transactions and profits were eliminated in consolidation.

Equity Investments
The Company uses the equity method of accounting for investments when the percentage of ownership of the investment is between 20% and 50%.  The Company includes the proportionate share of the profit or loss as part of the carrying value of the investment.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Exchange (Loss) Gain
During the nine months ended March 31, 2014 and 2013, the transactions of Moneytech and its wholly owned subsidiaries were denominated in foreign currency and were recorded in Australian dollar (AUD) at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income
The accounts of Moneytech Limited and its wholly owned subsidiaries were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD with the AUD as the functional currency.  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period.  Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction.  Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Reportable Segment
The Company has one reportable segment.   The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenue
Cost of revenue includes: programs licensed, operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services, including inventory valuation adjustments, costs associated with the delivery of consulting services, and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

Research and Development
Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products is generally shortly before the products are put into service. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.  Certain research and development costs are eligible for reimbursement by the Australian government.  Research and development expense is included as an operating expense and research and development grant income is reported as other income.

Income Taxes
The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

At March 31, 2014 and 2013, the Company had not taken any significant uncertain tax positions on its tax returns for 2013 and prior years or in computing its tax provision.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities.  The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company has a diversified customer base, most of which are in Australia.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.  The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties
The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies
Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.  Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents
Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  At March 31, 2014 and June 30, 2013, the Company had $7,546,870 and $7,140,539 in cash respectively, all of which was on deposit in Australia and not covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Allowance for Doubtful Accounts
The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Bad Debt Insurance
As a condition of the RPA (See Note 9), Moneytech maintains credit insurance on the receivables due Moneytech from its customers or their counterparties.  Pursuant to this policy, Moneytech would bear the first $500,000 of losses incurred due to defaults in any calendar year, after which any bad debt losses are reimbursed by the insurance company.  This policy is renewed annually.  A receivable from the insurance company is recognized when the criteria set forth in the policy, inclusive of bad debt expenses in excess of $500,000 in any year, are met.  The amount recorded as a receivable is offset against bad debt expense.

Inventory
Inventories are valued at the lower of cost (determined on a weighted average basis) or market.  Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower.  As of March 31, 2014 and June 30, 2013, inventory only consisted of finished goods.

Property, Plant & Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Computer software	3 to 10 years
Computer hardware	5 to 15 years
Furniture and equipment	3 to 5 years

As of March 31, 2014 and June 30, 2013, Property, Plant & Equipment consisted of the following:

	March 31	June 30
	2014	2013
Office equipment	$36,296	$35,949
Furniture and fixtures	232,209	229,927
Computers and software	1,331,444	1,282,317
Accumulated Depreciation	(1,110,152)	(979,162)
	$489,797	$569,031

As of March 31, 2014 and 2013, depreciation expense consisted of the following:

	For the nine months ended March 31
	2014	2013
Depreciation, operating	$49,864	$53,620
Depreciation, cost of revenue	85,273	82,444
Total depreciation expense	$135,137	$136,064

Fair Value of Financial Instruments
For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company.  ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.  The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of March 31, 2014, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Earnings per Share (EPS)
Basic EPS is computed by dividing income available to common shareholders and equivalents by the weighted average number of common shares and equivalents outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the nine months ended March 31, 2014 and 2013:

	For the nine months ended March 31
	2014	2013
Net (loss) income from continuing operations	$(590,067)	$177,497
Net result from discontinued operations	(301,280)	-
Net (loss) income	$(891,347)	$177,497

Weighted average number of shares used in computing basic and diluted net (loss) income per share

Basic	10,104,849	5,300,000
Dilutive effect of stock options	-	-
Diluted	10,104,849	5,300,000

	For the nine months ended March 31
	2014	2013
Net (loss) income per share
Basic and diluted:
Continuing operations	$(0.058)	$0.034
Discontinued	$(0.030)	$-
Total	$(0.088)	$0.034

The options to purchase up to 83,243 shares of common stock were anti-dilutive during the nine months ended March 31, 2014.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not amortized but is evaluated for impairment at the reporting unit level annually as of June 30, or more frequently if events or changes in circumstances indicate that impairment may exist.

Effective October 1, 2011, the Company adopted ASU 2011-08, which allows the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. This step serves as the basis for determining whether it is necessary to perform the two-step goodwill impairment test. The two-step test first compares the fair value of the reporting unit to its carrying value. If the fair value exceeds the carrying value, no impairment exists, and the second step is not performed. If the fair value is less than the carrying value, the second step is performed to compute the amount of the impairment by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The adoption did not have a material impact on the consolidated financial statements.

The Company evaluated its goodwill for impairment on March 31, 2014, and concluded there was no impairment as of that date.

Intangible Assets
The Company records identifiable intangible assets at fair value on the date of acquisition and evaluates the useful life of each asset.  Finite-lived intangible assets primarily consist of software development capitalized. Finite-lived intangible assets are amortized on a straight-line basis and are tested for recoverability if events or changes in circumstances indicate that their carrying amounts may not be recoverable. These intangibles have useful lives ranging from 1 to 10 years. No events or changes in circumstances indicate that impairment existed as of March 31, 2014.

Stock-Based Compensation
We recognize all share-based payments to employees and to non-employee directors as compensation for service on our board of directors as compensation expense in the consolidated financial statements based on the fair values of such payments. Stock-based compensation expense recognized each period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Recently Issued Accounting Pronouncements
There have been no new accounting pronouncements during the nine months ended March 31, 2014 that we believe would have a material impact on our financial position or results of operations.

Reclassification
Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

Note 4 – TRADE RECEIVABLES, NET

Trade receivables consist principally of accounts receivable and trade financing and other financial services to small to medium sized businesses and individuals, principally in Australia.  Trade receivables are recorded at the invoiced amount and net of allowances for doubtful accounts.  Trade receivables bear interest. The allowance for doubtful accounts represents management’s estimate of the amount of probable credit losses in existing accounts receivable, as determined from a review of past due balances and other specific account data. The assessment includes actually incurred historical data as well as current economic conditions.  Account balances are written off against the allowance when management determines the receivable is uncollectible.

Collectability of trade receivables is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment of trade receivables is raised when there is objective evidence that the consolidated entity or parent entity will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization and default or delinquency in payments (more than 30 days overdue) are considered indicators that the trade receivable may be impaired. The amount of the impairment allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

Trade receivables that are past their normal payment terms are overdue and once 30 days past due are considered delinquent. Minimum payment terms vary by product. The maximum payment term for all products is 122 days. All trade receivables that are overdue are individually assessed for impairment.

Trade receivables are placed on non-accrual status when legal action commences. Payments received while on non-accrual status will be allocated to the oldest amount outstanding. Accrual of interest will not resume until all amounts owing have been settled.

As of March 31, 2014 and June 30, 2013, trade receivables consist of the following:

	March 31	June 30
	2014	2013
Trade receivables	$20,134,524	$26,745,724
Allowance for bad debt	(969,623)	(731,475)
Total trade receivables, net	$19,164,901	$26,014,249

AGE ANALYSIS OF PAST DUE TRADE	March 31	June 30
RECEIVABLES	2014	2013

1 - 30 Days Past Due	$488,533	$1,331,914
31 - 60 Days Past Due	219,893	724,023
Greater than 60 Days Past Due	1,220,715	1,224,162
Total Past Due	1,929,141	3,280,099
Current	18,205,383	23,465,625
Total Trade Receivables	$20,134,524	$26,745,724
Recorded Investment > 60 Days and accruing	$32,670	$53,069

ALLOWANCE FOR DOUBTFUL DEBTS AND	March 31	June 30
RECORDED INVESTMENT	2014	2013

Allowance for doubtful debts
Beginning balance	$731,475	$751,564
Charge-offs	(168,059)	(228,471)
Recoveries	(27,527)	(80,551)
Provision	424,681	371,779
Other comprehensive income (fx differences)	9,053	(82,846)
Ending balance	$969,623	$731,475

Ending balance - individually evaluated for impairment	$942,315	$932,933
Ending balance - collectively evaluated for impairment	$27,308	$36,690

Trade receivables
Ending balance	$20,134,524	$26,745,724
Ending balance - individually evaluated for impairment	$1,929,141	$3,280,099
Ending balance - collectively evaluated for impairment	$18,205,383	$23,465,625

TRADE RECEIVABLES ON A NON ACCRUAL	March 31	June 30
BASIS	2014	2013

Trade receivables	$1,154,542	$1,520,531

IMPAIRED LOANS	March 31, 2014
	Recorded Investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized

With no allowance recorded
Trade receivables	$-	$-	$-	$-	$-
	$-	$-	$-	$-	$-
With an allowance recorded
Trade receivables	$1,154,542	$778,919	$969,623	$1,406,308	$15,695
	$1,154,542	$778,919	$969,623	$1,406,308	$15,695
Total
Trade receivables	$1,154,542	$778,919	$969,623	$1,406,308	$15,695
	$1,154,542	$778,919	$969,623	$1,406,308	$15,695

	June 30, 2013
	Recorded Investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized

With no allowance recorded
Trade receivables	$-	$-	$-	$-	$-
	$-	$-	$-	$-	$-
With an allowance recorded
Trade receivables	$1,520,531	$583,708	$731,475	$2,079,319	$43,376
	$1,520,531	$583,708	$731,478	$2,079,319	$43,376
Total
Trade receivables	$1,520,531	$583,708	$731,475	$2,079,319	$43,376
	$1,520,531	$583,708	$731,475	$2,079,319	$43,376

Note 5 – OTHER ASSETS

Other assets consist of the following as of March 31, 2014 and June 30, 2013:

	March 31	June 30
Other current assets	2014	2013
Research & development grant receivable	$331,956	$401,852
Insurance claim receivable	177,837	269,556
Prepayment	62,600	66,922
Deferred compensation	145,335	-
Other assets	144,226	78,718
	$861,954	$817,048

	March 31	June 30
Other non current assets	2014	2013
Prepaid gift card establishment fees	$-	$45,973
	$-	$45,973

Note 6 – INTANGIBLE ASSETS

Intangible assets consist of the following as of March 31, 2014 and June 30, 2013:

	March 31	June 30
	2014	2013
Moneytech and mPayments software	$6,281,345	$5,239,641
Domain name	-	-
Accumulated amortization	(2,777,203)	(1,925,228)
	$3,504,142	$3,314,413

The intangible assets are amortized over 10-12 years.  Amortization expense of $392,697 and $389,474 was included in cost of revenues for the nine months ended March 31, 2014 and 2013, respectively.

Note 7 – GOODWILL

As of March 31, 2014 and June 30, 2013, the Goodwill was comprised of the following:

	March 31	June 30
	2014	2013
Acquisition cost of Moneytech POS Pty Ltd.	$99,126	$98,180
Fixed assets received	(55,222)	(54,695)
Liability assumed	25,819	25,572
Acquisition cost assigned to goodwill	$69,723	$69,057

Note 8 – TRADE AND OTHER PAYABLES

As of March 31, 2014 and June 30, 2013, trade and other payables consist of the following:

	March 31	June 30
	2014	2013
Trade payables	$4,049,263	$3,854,065
Employee benefits	141,820	279,646
Other liabilities	(21,812)	119,097
Total payables	$4,169,271	$4,252,808

Note 9 – CURRENT LIABILITIES

	March 31	June 30
	2014	2013
Wholesale loan facility	$21,149,497	$25,669,388
Cash reserve	820,208	2,731,094
	$21,969,705	$28,400,482

Wholesale Loan Facility
The Company had a secured line of credit under a Receivables Purchase Agreement (“RPA”) with a bank in Sydney Australia for up to AUD$40 million as of March 31, 2014 and up to AUD$30 million as of June 30, 2013.  The line of credit is secured mainly by trade receivables.  Interest is charged at the bank’s reserve rate plus an agreed upon margin from the bank.  The agreement is renewed annually on an agreed anniversary date, the latest of which was December 31, 2013.  In 2014, the facility limit was extended to AUD$40 million and renewed until December 31, 2014.  Interest expense charged to cost of revenue related to the loan for the nine months ended March 31, 2014 and 2013 was approximately  USD $1,268,668 and USD $1,410,596, respectively.

Cash Reserve
The Company is required to maintain certain cash reserves with its senior debt provider in accordance with the RPA. The Required Cash Reserve amount may be provided by the Company or its customers and is held in a ‘Cash Reserve Account’ with its senior debt provider in accordance with the RPA’s terms and conditions.  The Required Cash Reserve balance is adjusted based on the RPA and the total facility limit provided to the Company by the senior lender.

Note 10 – NON-CURRENT LIABILITY

	March 31	June 30
	2014	2013
Shareholders' loan	$46,096	$45,665

Shareholders’ Loan
The Company has a loan payable in the amount of AUD$50,000 to a shareholder.  The loan is due and payable on September 30, 2014.  Interest of 8% is only payable if Moneytech has positive retained earnings at the time of repayment.

Note 11 – STOCKHOLDERS’ EQUITY

Preferred Stock
The Company has 1,000,000 undesignated shares of Preferred Stock authorized, each having  a par value of $0.01, as of March 31, 2014 and had 10,000,000 undesignated shares of Preferred Stock authorized, each having a par value of $0.01, at June 30, 2013.  There were 5,000 shares of Series B Preferred Stock authorized, issued and outstanding as of March 31, 2014 and June 30, 2013 (the “Series B Preferred Shares”).  Under the terms of the Series B Preferred Stock Certificate of Designation, the holder(s) of the Series B Preferred Shares have the right, until June 30, 2018, to (A) elect the majority of the Company’s Board of Directors and (B) vote on all other matters to come before the holders of common stock (the “Common Stock ” ) with each vote per share of Series B Preferred Stock equal to 1,000 shares of Common Stock.

After June 30, 2018, the Series B Preferred Shares shall have no voting rights and shall be redeemable by the Company for the sum of one tenth of a cent ($0.001) per Series B Preferred Share. The Series B Preferred Shares will not have any conversion rights and shall not be entitled to receive any dividends, distributions, or other economic or financial interest in the Company, and in the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Class B Preferred Shares will be entitled to receive out of the Company’s assets, whether such assets are capital or surplus, of any nature, the sum of one-tenth of a cent ($0.001) per Series B Preferred Share, after payment to the holders of the Common Stock and the holders of any other series or class of the Company’s equity securities ranking senior to the Common Stock.

Common Stock
The Company has 50,000,000 shares of Common Stock authorized, each having a par value of $0.001, as of March 31, 2014 and had 500,000,000 shares of Common Stock authorized, each having a par value of $0.10, as of June 30, 2013.  There were 7,671,632 shares issued and outstanding as of March 31, 2014 and 9,961,632 shares issued and outstanding as of June 30, 2013.  The Company has 509,000 and 338,368 shares to be issued as of March 31, 2014 and June 30, 2013, respectively.  The company has 2,290,000 shares of Treasury stock as of March 31, 2014.  The company had no Treasury stock as of June 30, 2013.  Each share of Common Stock is entitled to one (1) vote.

On October 3, 2013, the Company amended and restated the certificate of incorporation to decrease the number of authorized shares of Common Stock and Preferred Stock to 50,000,000 and 1,000,000 respectively.  The Company also reduced the par value of the Common Stock to $0.001 from $0.10.

On October 29, 2013, 150,000 shares which had previously been issued to contractors were returned to treasury because performance criteria relating to the issuance of these shares had not been met.

On February 11, 2014, 2,140,000 shares of the 2,240,000 shares which had previously been issued to Edward DeFeudis and Marco Garibaldi and deposited in escrow pursuant to the Share Exchange Agreement were cancelled and the remaining 100,000 shares were transferred to a note holder of Wiki  as per the terms of the Settlement Agreement as further detailed in Footnote 2.

Note 12 – STOCK COMPENSATION

Restricted shares
On July 23, 2013, the Company entered into a consulting agreement to promote the Company's image in both the industry and capital markets.  In connection with the agreements, the Company was to issue 170,632 shares of Common Stock valued at $2.02 (stock price at grant date), and recorded $344,675 as deferred compensation.  During the nine months ended March 31, 2014, the Company amortized $199,339 as stock-based compensation.

Number of shares
Granted but not issued June 30, 2013	338,368
Issued during nine months ended March 31, 2014	-
Granted during nine months ended March 31, 2014	170,632
Granted but not issued March 31, 2014	509,000

Note 13 – STOCK OPTIONS

On April 19, 2013, the Company entered into an agreement with a software developer. Upon achievement of certain milestones, the contractor can receive up to 100,000 Performance Based Stock Options at an exercise price of $2.50 per share. The options vest and become exercisable immediately upon grant with a 3 year life. As of March 31, 2014, 14,500 of the Performance Based Stock Options are vested. As a result of the return of WTI, as further detailed in footnote 2, no additional shares can be vested. The Fair Value of the options was calculated using the following assumptions: estimated life of three years, volatility of 351%, risk free interest rate of .35%, and dividend yield of 0%. The grant date Fair Value of options was $249,995.

On July 19, 2013, the Company granted 75,000 Stock Options to each of the three non-employee directors pursuant to the Omnibus Incentive Plan. These Stock Options are exercisable at an exercise price of $2.00 per share. The options vest as to 2,083 shares per non-employee director on September 30, 2013, and as to an additional 2,083 shares each on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the Options shall vest as to an additional 2,095 shares on the last day of August 31, 2016. The options become exercisable immediately upon vesting and continue in force through June 30, 2020 (the "Expiration Date"), unless sooner terminated as provided herein and in the Plan. The Fair Value of the options was calculated using the following assumptions: estimated life of seven years, volatility of 755%, risk free interest rate of 2.02%, and dividend yield of 0%. The grant date Fair Value of options was $454,500.

On August 22, 2013, the Company granted 25,000 Stock Options to a contractor. These Stock Options are exercisable at an exercise price of $1.30 per share. The options vested and become exercisable immediately upon granting and continue in force through August 22, 2016 (the "Expiration Date"), unless sooner terminated as provided by the agreement. The Fair Value of the options was calculated using the following assumptions: estimated life of three years, volatility of 843%, risk free interest rate of .82%, and dividend yield of 0%. The grant date Fair Value of options was $32,500.

The Company recorded $157,111 option expense in the nine months ended March 31, 2014.

The following is a summary of the activity and position as of March 31, 2014.

Number of Stock Options
Outstanding at June 30, 2013	100,000
Granted	250,000
Exercised	-
Expired	-
Outstanding at December 31, 2013	350,000
Exercisable at December 31, 2013	83,243

Exercise Price	Total Options Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$1.30 to $2.50	350,000	5.162	$2.09	83,243	$1.88

The fair value of the equity instruments granted was determined using the closing price on the day the shares were granted in the case of shares issued and using the Black and Scholes option valuation model in the case of share options granted.

Note 14 – RELATED PARTY TRANSACTIONS

During the nine months ended March 31, 2014 and 2013, the Company paid a company controlled by the President of Moneytech for consulting services $198,871 and $140,751.

Note 15 – INCOME TAX

The following is the income tax expense reflected in the Statement of Operations for the nine months ended March 31, 2014 and 2013:

INCOME TAX EXPENSE
	For the nine months ended
	March 31
	2014	2013
Income tax expense - current	$-	$-
Income tax expense - deferred	203,186	240,428
Total	$203,186	$240,428

The following are the components of income before income tax reflected in the Statement of Operations for the nine months ended March 31, 2014 and 2013:

COMPONENTS OF INCOME BEFORE INCOME TAX
	For the nine month ended
	March 31
	2014	2013
(Loss) income from continuing operations	$(386,881)	$417,925
Net loss from discontinued operations	(301,280)	-
(Loss) income before Income tax	$(688,161)	$417,925

Loss from USA operations	$(1,078,312)	$-
Income from Australian operations	390,151	417,925
(Loss) income before Income tax	$(688,161)	$417,925

Income tax	$203,186	$240,428
Effective tax rate	(29)%	57%

The Company did not have a United States tax paying entity during the nine months ended March 31, 2013.

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the nine months ended March 31, 2014 and 2013:

INCOME TAX RATE RECONCILIATION
	For the nine months ended March 31
	2014	2013
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Research and development	(12)%	27%
USA losses	(47)%	-%
Tax expenses at actual rate	(29)%	57%

The following are the components of deferred tax reflected in the Statement of Operations for the nine months ended March 31, 2014 and 2013:

COMPONENTS OF DEFERRED TAX EXPENSE
	For the nine months ended
	March 31
	2014	2013
Tax losses carried forward	$279,351	$185,120
Doubtful debts reserve	(68,729)	52,488
Accruals	(7,436)	2,820
	203,186	240,428

The following are the components of deferred tax reflected in the Balance Sheet as of March 31, 2014 and June 30, 2013:

COMPONENTS OF DEFERRED TAX ASSET
	March 31	June 30
	2014	2013
Tax losses carried forward	$1,326,435	$1,592,888
Doubtful debts reserve	290,887	219,442
Accruals	44,747	36,891
	1,662,069	1,849,221

Deferred tax assets - current	$276,630	$718,767
Deferred tax assets - non current	1,385,439	1,130,454
	1,662,069	1,849,221

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

As of March 31, 2014, Moneytech had approximately $4,794,973 in net operating loss (“NOL”) carry forward available to offset future taxable income in Australia.  The NOLs can be carried forward without expiration in Australia.  Management believes that all NOLs will be utilized in the near future and therefore no allowance was made.

As of March 31, 2014, Source had NOL’s of approximately $13 million dollars to offset future taxable income in the US.  Federal NOLs can generally be carried forward 20 years.  However, under Internal Revenue Code section 382 due to the change in ownership there are certain limitations placed on the NOL carryover and Source may only use approximately $161,500 per year of the available NOL.  The deferred tax assets of the US entities at March 31, 2014 were fully reserved.  Management believes it is more likely than not that these assets will not be realized in the near future.

Note 16 – GEOGRAPHIC SEGMENT INFORMATION

As a result of the reverse merger on June 30, 2013 the Company operates in two regions: Australia and United States of America.  All inter-company transactions are eliminated in consolidation.

For the nine months ended March 31, 2014 and 2013, geographic segment information is as follows:

	Nine Months Ended March 31, 2014				Nine Months Ended March 31, 2013
	Australia	USA	Elimination	Consolidated	Australia	USA	Elimination	Consolidated
Revenue	$4,160,975	$2,174	$-	$4,163,149	$3,673,405	$-	$-	$3,673,405
Cost of Revenue	2,184,675	2,204	-	2,186,879	2,196,874	-	-	2,196,874
Total Expenses	2,063,454	777,002	-	2,840,456	1,486,400	-	-	1,486,400
Other Income (Expense)	477,305		-	477,305	427,794	-	-	427,794
Net Income (Loss) before tax from continuing operations	390,151	(777,032)	-	(386,881)	417,925	-	-	417,925
Discontinued operations	-	(301,280)	-	(301,280)		-	-	-
Assets	33,510,306	-	-	33,510,306	45,416,396	-	-	45,416,396
Debt	26,185,072	-	-	26,185,072	37,133,506	-	-	37,133,506

Note 17 – EQUITY INVESTMENT

On January 16, 2013 the Company entered into an agreement whereby it received a 37.5% equity interest in 360 Market Pty. Limited (“360”) in exchange for allowing 360 to utilize certain license rights.  There was no exchange of cash or debt for the transaction and it was accounted for at its fair value of $0.  The investment is accounted for by the equity method since the Company obtained a 37.5% equity interest.  Due to the continuous loss from inception through March 31, 2014 incurred by 360, the Company did not recognize any income or return from the investment as doing so would have created a negative carrying value in the investment account.  The Company discontinued using the equity method rather than establish a negative balance.  The investment retains a zero balance until subsequent investee profits eliminate all unrealized losses.  In addition, 360 has had a negative equity position since inception of the investment thereby precluding any other disclosure regarding our underlying position in the net equity of 360.

Note 18 – COMMITMENTS

The Company leases two offices under renewable operating leases expiring on August 31, 2014 and July 31, 2015.  The aggregate monthly rent is approximately USD $11,228.  For the nine months ended March 31, 2014 and 2013, the rental expense was USD $101,052 and USD $116,415, respectively.

Future minimum rental payments required under operating leases as of March 31, 2014 are as follows:

June 30,	2014	$106,478
	2015	12,800
		$119,278

Note 19 – SUBSEQUENT EVENTS

Management has evaluated events subsequent through May 15, 2014 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.  We have nothing to report in this regard.

4,000,000 Shares

[Logo]

Source Financial, Inc.

Common Stock

Prospectus

    , 2014

Until             , 2014 (40 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee, the FINRA filing fee and the NYSE MKT filing and listing fees, are estimates.

SEC registration fee	$3,640.20
FINRA filing fee and expenses	4,739.36
NYSE MKT filing fee and listing fee	125,000.00
Transfer agent and registrar fees and expenses	5,000.00
Printing fees and expenses	20,000.00
Legal fees and expenses	250,000.00
Underwriter’s Non-Accountable Expense Allowance	220,000.00
Accounting fees and expenses	75,000.00
Miscellaneous	16,620.44
Total	$720,000.00

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, Source Financial, Inc., a Delaware corporation , has issued the following securities:

On January 19, 2011, and in conjunction with a one year Advisory Agreement, the Company issued a warrant to purchase an aggregate of 1,500 shares of common stock to Eunice Azzani.  The warrant contains an exercise price of $0.10 per share, a cashless exercise provision, and a term of five years.  The value of the option was computed using the Black Scholes pricing model. The value of the warrant at issuance was $70,351,.  The amount of expense recognized during the years ended January 31, 2013 and 2012 in connection with this warrant was $0 and $64,488.

On March 16, 2011, the Company issued 21,614 shares of common stock to Robert S. Pearson upon conversion of convertible promissory notes issued on January 21, 2010, March 23, 2010, September 28, 2010 and October 26, 2010. The principal amount of the notes totaled $435,000 plus $46,910 of accrued interest. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On March 16, 2011, the Company issued a short-term convertible promissory note for $260,000 to Robert S. Pearson The note accrues interest at 12% per annum and is due on or before September 16, 2011.  The note is convertible into common shares of the Company at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice. The issuance of this note was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On June 28, 2011, the Company issued 42,000 shares of common stock to Ali Fakhari and 5,000 shares of common stock to Peter Berger for consulting services.  The issuances were valued based on the closing price of the Company’s common stock, which management determined estimated the fair market value of the services rendered. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

During the second quarter 2011, the Company issued 80,309 shares of common stock to each of Wendy Paskin-Jordan and Bashir Wada upon the exercise of warrants preciously issued for consulting services pursuant to consulting agreements dated August 2, 2010. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On September 2, 2011, we entered into an agreement with Karolus Maximus Kapital SA for financial advisory, strategic planning, and investor and public relations for payment of 20,000 shares of common stock.  The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On February 7, 2012, the Company engaged CB Capital Partners, Inc, as its financial advisor to the merger transaction with WikiPay, Inc.   The Company issued 2,000 shares of common stock for the services rendered.  The value of this transaction was $19,800.  The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On February 10, 2012, the Company issued 7,992,000 shares of Series A Preferred Stock, par value $0.01 to the former shareholders of WikiPay, Inc. a Delaware corporation (“WikiPay”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated February 10, 2012 (the “Merger”). Each share of common stock of WikiPay issued and outstanding immediately prior to the effective time, was converted into the right to receive a number of shares of Series A Preferred Stock such that immediately after the Merger,  WikiPay’s stockholders own sixty percent (60%) of the Company’s then outstanding shares of common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Series A Preferred Shares were converted), and the Company’s stockholders own forty percent (40%) of its then outstanding shares of the Company’s common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Series A Preferred Shares were converted). Each share of Series A Preferred Stock was convertible into 10 shares of the Company’s common stock, possessed 10 votes per share and was entitled to vote together with holders of the company’s common stock on all matters upon which common stockholders may vote. The Series A Preferred Stock contained rights to participate in dividends prior to holders of the Company’s Common Stock, and to receive the net assets of the Company upon liquidation,  pari passu  with the holders of the Company’s common stock. At the time of the acquisition, Mr. Garibaldi, our then Chief Executive Officer, was the Chief Financial Officer and a director of WikiPay and the owner of 37% of the outstanding shares of WikiPay, and Mr. DeFeudis, our then Chairman, Chief Financial Officer and a director of our company, was the Chief Executive Officer and a director of WikiPay and the owner of approximately 35% of the then outstanding shares of WikiPay.  Of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement, 37% were issued to Mr. Garibaldi and approximately 35% were issued to Mr. DeFeudis.

On March 1, 2012, the Company granted options to purchase up to 120,000 shares of common stock to Denita Willoughby, in connection with her engagement as Chief Executive Officer of the Company pursuant to an employment agreement. The exercise price of the options was $1.00 per share. The options were to vest as follows:  options to purchase 20,000 shares vested immediately, with the remaining 100,000 to vest over the following three years.  The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On March 23, 2012, the Company issued a convertible note payable to Denita Willoughby in the amount of $12,000.  The note bore interest at 12% per annum and was due six months from the issuance date.  The note was convertible into shares of the Company’s common stock at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice, with a ceiling of $0.10 per share.

On May 9, 2012, the Company issued 31,154 shares of common stock to JRE Virtual Architect upon conversion of 311,540 shares of the Company’s Series A Preferred Stock. The issuance of the shares were exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

On May 10, 2012, the Company issued a short-term convertible promissory note for $50,000 to Robert S. Pearson.  The note bore at 12% per annum and was payable on or before November 10, 2012.  The note was convertible into shares of common stock at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice, with a ceiling of $0.10 per share. The issuance of the note was exempt from registration pursuant to the exemption provided in Section 4(2) of the Securities Act.

On June 7, 2012, the Company issued 600 shares of common stock to Lisa Harrison for marketing consulting services.  The value of this transaction was $5,400. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On June 7, 2012, the Company issued 768,046 shares of common stock to former shareholders of WikiPay, Inc. upon conversion of 7,680,460 shares of the Company’s Series A Preferred Stock. The issuance of the shares were exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

On June 19, 2012, the Company issued a short-term convertible promissory note for $35,000 to Robert S. Pearson.  The note bore interest at 12% per annum and was payable on or before December 20, 2012.  The note was convertible into shares of common stock at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice, with a ceiling of $0.10 per share. The issuance of the note was exempt from registration pursuant to the exemption provided in Section 4(2) of the Securities Act.

On August 14, 2012, the Company issued 5,000 shares of common stock to Dennis J. Hawk, the Business Law Group, for legal services pursuant to a contract dated February 12, 2012.  The value of this transaction was $20,000. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On August 31, 2012, the Company issued 5,041 shares of common stock to Denita Willoughby, the then Chief Executive Officer of the Company, in lieu of salary.  The value of this transaction was $10,083. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As an officer of the Company at the time of issuance Ms. Willoughby was an accredited investor within the meaning of Rule 501 (a) of Regulation D.

On August 31, 2012, the Company issued 7,000 shares of common stock to Ali Fakhari for consulting services. The value of this transaction was $14,000. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On October 31, 2012, the Company entered into a Note Purchase Agreement with Robert S. Pearson pursuant to which Mr. Pearson agreed to invest up to $600,000 in the Company, on an as needed basis. The notes issued pursuant to this agreement were payable six months from the date of issuance and were convertible into shares of the Company’s common stock at a conversion price of $1.75 per share, except that the total number of shares issuable upon conversion of the notes was limited in the aggregate to a maximum of 600,000 shares. The Company issued promissory notes pursuant to the terms and conditions of the Note Purchase Agreement on the dates and for the amounts indicated: On October 31, 2012 -- $75,000; on January 2, 2013 -- $10,000; on January 17, 2013 --$1,000; on January 30, 2013 -- $24,000; on February 13, 2013 --  $45,000; on February 21, 2013 -- $175,000; on April 2, 2013 --- $170,000; and on June 11, 2013 --- $100,000. In addition, on November 15, 2012, the Company issued to Mr. Pearson convertible notes in the principal amount of $412,052 with the same terms as the other convertible notes issued pursuant to the Note Purchase Agreement in exchange for the cancellation of an equal amount of indebtedness under certain non-convertible notes. The issuance of these notes was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On December 13, 2012, the Company issued 100,000 shares of common stock to each of Edward DeFeudis and Marco Garibaldi, executive officers of the Company, in lieu of salary.  The value of this transaction was $170,000. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As officers of the Company at the time of issuance Messrs. DeFeudis and Garibaldi were accredited investors within the meaning of Rule 501 (a) of Regulation D.

On December 13, 2012, the Company issued 160,000 shares of common stock to Peter Vita, a consultant, pursuant to the terms of an agreement dated December 17, 2012.  The value of this transaction was $120,000. The issuance of the shares were exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On December 21, 2012, the Company issued 100,000 shares of common stock to a consultant pursuant to the terms of an agreement dated December 20, 2012. The value of this transaction was $220,000. The issuance of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On December 28, 2012, the Company issued 239,493 shares of common stock to Robert S. Pearson in satisfaction of $598,003 of outstanding indebtedness under certain convertible notes. The issuance of the shares was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On January 11, 2013, the Company issued 2,500 shares of common stock to each of Roy Eder, Robert Weber and Phil Prouty, each then a director of the Company, in exchange for 583,333 options.  The value of this transaction was $29,250. The issuance of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As directors of the Company at the time of issuance, Messrs. Eder, Weber and Prouty were accredited investors within the meaning of Rule 501 (a) of Regulation D.

On April 19, 2013, the Company entered into an agreement with 24Seven Technologies, Inc., a software developer. Upon achievement of certain milestones, the contractor can receive up to 100,000 Performance Based Stock Options at an exercise price of $2.50 per share. The option vest and become exercisable immediately upon grant with a three-year life. The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On May 9, 2013, we issued 1,000,000 shares of common stock to each of Edward DeFeudis, our then President and CEO, and Marco Garibaldi, our then Chairman, pursuant to substantially identical Restricted Stock Agreements. The shares are subject to a right of first refusal in favor of the Company whereby should either of Mr. DeFeudis or Mr. Garibaldi desire to sell all or any portion of his 1,000,000 shares, he would have to offer to sell them to the Company at a price equal to the price offered by a third party (or at which the shares can be sold over the counter) minus $2.00 (the "First Refusal Discount Amount").The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As directors and officers of the Company at the time of issuance Messrs. DeFeudis and Garibaldi were accredited investors within the meaning of Rule 501 (a) of Regulation D.

In June 2013 Robert S. Pearson elected to exercise conversion rights contained in notes dated October 31, 2012, November 15, 2012, January 2, 2013, January 17, 2013, January 30, 2013, February 13, 2013, February 21, 2013, April 2, 2013 and June 11, 2013, in the aggregate principal amount of $1,012,052. As a result of the exercise of such rights the Company issued 600,000 shares of common stock to Mr. Pearson. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On June 30, 2013, we issued 5,300,000 shares of the Company’s common stock to the former shareholders of Moneytech in exchange all of the outstanding shares of Moneytech pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company, Moneytech, Marco Garibaldi (“Garibaldi”), Edward DeFeudis (“DeFeudis”) and Hugh Evans (“Evans”), individually and on behalf of the shareholders of Moneytech (the “Moneytech Shareholders. The issuance and sale of the shares were exempt from the registration requirements of the Securties Act under Regulation S of the Securities Act. None of the former Moneytech Shareholders was a”U.S. Person,” as defined in Regulation S. The certificates evidenced by the shares were endorsed with restrictive legends.

In connection with our acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of common stock (the “Common Shareholders ” ), with each Series B Share having a number of votes equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and we will have the right to purchase the Series B Shares at a per share price equal to one tenth of a cent ($0.001).  Thus, as the holder of the Series B Shares and the holder of approximately 46.84% of our voting shares, Mr. Evans has effective control over the composition of our Board of Directors until June 30, 2018. The issuance and sale of the shares were exempt from the registration requirements of the Securities Act under Regulation S of the Securities Act. None of the former Moneytech Shareholders was a ”U.S. Person,” as defined in Regulation S. The certificates evidenced by the shares were endorsed with restrictive legends.

On July 9, 2013, the Company entered into a Consulting Agreement with Market Street Investor Relations LLC under which it agreed to issue 350,000 shares of common stock. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On July 19, 2013, we granted options to purchase 75,000 shares of common stock pursuant to the 2013 Omnibus Incentive Plan to each of Messrs. Klaus Selinger, John Wolfgang and Richard Allely, our non-employee directors, at an exercise price of $2.00 per share. The options vest as to 2,083 shares on September 30, 2013, and as to an additional 2,083 shares on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the Options shall vest as to an additional 2,095 shares on the last day of August 31, 2016.  The options will vest immediately upon the occurrence of a Change in Control, as defined in the 2013 Omnibus Incentive Plan. The options expire on June 30, 2020.  The value of the options as of the grant date was $454,500. The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of Messrs. Selinger, Wolfgang and Allely is an “accredited investor” as a director of the Company.

On August 22, 2013, the Company granted options to purchase 25,000 shares of common stock to Kumar Lanka, an employee. The exercise price of the options is $1.30 per share. The value of the transaction was $32,500. The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statements Schedules.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*

2.1	Agreement and Plan of Merger dated February 10, 2012 (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed on February 14, 2012).

2.2	Share Exchange Agreement.*

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed on October 15, 2013).

4.1	Form of 12% convertible promissory note (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K filed on May 1, 2013).

4.2	Form of Underwriter’s Warrant (see Exhibit D to Exhibit 1.1).

5.1	Opinion of Eaton & Van Winkle LLP.*

10.1	Employment Agreement between Moneytech and Hugh Evans (incorporated by reference to Exhibit 10.1 to Annual Report on Form 10-K filed on October 15, 2013).

10.2	Employment Agreement between WikiTechnologies and Edward DeFeudis (incorporated by reference to Exhibit 10.2 to Annual Report on Form 10-K filed on October 15, 2013).

10.3	Employment Agreement between WikiTechnologies and Marco Garibaldi (incorporated by reference to Exhibit 10.3 to Annual Report on Form 10-K filed on October 15, 2013).

10.4	Receivables Purchase Agreement, as amended (incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K filed on October 15, 2013).

10.5	Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April 9, 2013).

10.6	Restricted Stock Option Agreement effective May 9, 2013 with Edward DeFeudis (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 5, 2013).

10.7	Restricted Stock Option Agreement effective May 9, 2013 with Marco Garibaldi (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed on August 5, 2013).

10.8	Stock Option Agreement dated July 19, 2013 with Klaus Selinger (incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-K filed on October 15, 2013).

Exhibit Number	Description
10.9	Stock Option Agreement dated July 19, 2013 with John Wolfgang (incorporated by reference to Exhibit 10.9 to Annual Report on Form 10-K filed on October 15, 2013).

10.10	Stock Option Agreement dated July 19, 2013 with Richard Allely (incorporated by reference to Exhibit 10.10 to Annual Report on Form 10-K filed on October 15, 2013).

10.11
Lease dated September 13, 2011 for Suites 101A and 101B, Level 6, 97-103 Pacific Highway, North Sydney, Australia (incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-K filed on October 15, 2013).

10.12	Lease dated July 25, 2013 for Suite 8, 842 Albany Highway, Victoria Park, Australia (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K filed on October 15, 2013).

10.13	Escrow Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on July 5, 2013).

10.14	Letter Agreement dated May 28, 2013 with Hugh Evans concerning Series B Preferred Stock (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on June 5, 2013).

10.15
Service Agreement dated April 19, 2013 by and among Source, WikiTechnologies and 24 Seven Technologies, Inc. (incorporated by reference to Exhibit 10.15 to Annual Report on Form 10-K filed on October 15, 2013).

10.16	Consulting Agreement between Source and Market Street Investor Relations LLC, dated July 9, 2013 (incorporated by reference to Exhibit 10.16 to Annual report on Form 10-K filed on October 15, 2013).

10.17	Note Purchase Agreement with Robert Pearson dated October 31, 2012 (incorporated by reference to Exhibit 10.2 to Annual Report on Form 10-K filed on May 1, 2013).

10.18	Note Cancellation Agreement dated November 15, 2012 (incorporated by reference to Exhibit 10.3 to Annual Report on Form 10-K filed on May 1, 2013).

10.19	Separation Agreement dated February 11, 2014 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on February 18, 2014).

10.20	Australian Financial Services License (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K/A filed on May 1, 2014).

10.21	Distributor Program Agreement between mPayments Pty Limited and Hubbed Pty Limited(incorporated by reference to Exhibit 10.21 to Annual Report on Form 10-K/A filed on May 1, 2014).

10.22	Referral Agreement dated April 30, 2013 between Hubbed Pty Limited and Moneytech Services Pty Limited (incorporated by reference to Exhibit 10.22 to Annual Report on Form 10-K/A filed on May 1, 2014).

10.23
Letter dated March 13, 2014 from Westpac extending and amending the Westpac Receivables Purchase Agreement (incorporated by reference to Exhibit 10.23 to Annual Report on Form 10-K/A filed on May 1, 2014).

10.24
Tripartite Agreement dated January 13, 2013 by and among Moneytech Limited, Moneytech Services Pty Limited and 360 Markets Pty Limited (incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K/A filed on May 1, 2014).

10.25
Authorised Representative Agreement dated September 3, 2012 between Moneytech Limited and 360 Pty Limited (incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K/A filed on May 1, 2014).

10.26	Employment Agreement dated April 7, 2014 between Moneytech Services Pty Limited and David Frost.

10.27	Euler Hermes Insurance Policy.

10.28	Form of Lock-Up Letter (see Exhibit A to Exhibit 1.1).

14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to Form 10-K/A filed on May 1, 2014).

16.1	Letter from P.S. Stephenson & Co. (incorporated by reference to Exhibit 16.1 to Current Report on Form 8-K/A filed on September 27, 2013).

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K/A filed on May 1, 2014).

23.1	Consent of Lichter, Yu and Associates*

23.2	Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement as filed on May 23, 2014).

*	Filed with this amendment.

(b)	Financial Statement Schedules: None.

Item 17. Undertakings.

* (f)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

* (h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

* (i)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Sydney, Australia on August 4, 2014.

Source Financial, Inc.

By:	/s/ Hugh Evans
Hugh Evans
President and Chief Executive Officer

By:	/s/ Brian Pullar
Brian M. Pullar
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on August 4, 2014 in the capacities indicated:

Signature	Title

/s/ Hugh Evans	President, Chief Executive Officer and a Director
Hugh Evans	(Principal Executive Officer)

/s/ Brian Pullar	Chief Financial Officer (Principal Financial and
Brian M. Pullar	Accounting Officer)

*	Chairman of the Board and a Director
Klaus Selinger

*	Director
John Wolfgang

*	Director
Richard Allely

*By:	/s/ Hugh Evans
Attorney-in-fact